Dodge & Cox Global Stock Fund

Q2 2009

Summary of Transactions

	New Purchases	Description	Sales	Description
Consumer Discretionary			Honda Motor Co.	Maker of automobiles and largest maker of motorcycles.
Consumer Staples	Avon Products	Number one direct seller of beauty products worldwide.	Tesco	Dominant retailer in the UK and several developing markets.
			Wal-Mart Stores	Largest retailer in the world.
Health Care	Roche Holding	Develops and manufactures pharmaceutical and diagnostic products.		
	Thermo Fisher Scientific	The largest instrumentation company in the world.		
Finance	Bank of New York Mellon	Largest custody bank globally.	American International Group	World's 3rd largest insurance company.
	State Street	3rd Largest custody bank globally.	Citigroup	Before recent declines in market cap, Citigroup was the largest bank in the U.S.
Industrials	Eaton	Diversified industrial manufacturer with focus on electrical distribution products.		
Information Technology	Symantec	4th Largest software company globally.		
Materials	Lanxess	Spun off from Bayer, Lanxess is the 6th largest chemical company in Europe.	Siam Cement	The leading conglomerate in Thailand.

The above is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent an account's entire holdings; holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Summary of Transactions

January 1, 2009 – June 30, 2009

Dodge & Cox Stock Fund

	New Purchases	Sales
Industrials	CATERPILLAR INC	
Consumer Discretionary	TIME WARNER CABLE	SHERWIN-WILLIAMS CO/THE THOMSON (EX-TMM)-SPON ADR
Consumer Staples	AVON PRODUCTS INC	
Health Care	MERCK & CO. INC. THERMO FISHER SCIENTIFIC INC	
Financials	BB&T CORP BANK OF NEW YORK MELLON CORP STATE STREET CORP	AMERICAN INTERNATIONAL GROUP CITIGROUP INC
Information Technology	ADOBE SYSTEMS INC SYMANTEC CORP	SUN MICROSYSTEMS INC

This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Summary of Transactions

April 1, 2009 – June 30, 2009

Dodge & Cox Stock Fund

	New Purchases	Sales
Industrials	CATERPILLAR INC	
Consumer Discretionary		SHERWIN-WILLIAMS CO/THE
Consumer Staples	AVON PRODUCTS INC	
Health Care	THERMO FISHER SCIENTIFIC INC	
Financials	BANK OF NEW YORK MELLON CORP STATE STREET CORP	AMERICAN INTERNATIONAL GROUP CITIGROUP INC
Information Technology	ADOBE SYSTEMS INC SYMANTEC CORP	SUN MICROSYSTEMS INC

This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Common Holdings

June 30, 2009

Dodge & Cox Stock Fund and International Stock Fund

Company Name	Stock Fund % Holding	Int'l Stock Fund % Holding	Country of Domicile
Schlumberger Ltd.	4.0%	2.5%	United States
Novartis AG	3.2%	3.1%	Switzerland
GlaxoSmithKline PLC	2.9%	2.2%	United Kingdom
News Corp.	2.5%	1.3%	United States
Sony Corp.	2.0%	1.6%	Japan
Sanofi-Aventis	1.7%	1.6%	France
Panasonic Corp.	1.4%	1.4%	Japan
Tyco Electronics, Ltd.	1.1%	0.5%	Switzerland
HSBC Holdings PLC	0.8%	2.4%	United Kingdom
Royal Dutch Shell PLC	0.8%	1.7%	United Kingdom
Tyco International, Ltd.	0.8%	0.8%	Switzerland
Covidien PLC	0.6%	0.9%	Ireland
Credit Suisse Group AG	0.6%	2.3%	Switzerland
Hitachi Ltd.	0.6%	0.3%	Japan
Aegon N.V.	0.5%	0.9%	Netherlands
Ericsson LM	0.5%	1.0%	Sweden
Cemex SAB de CV	0.4%	1.1%	Mexico
Koninklijke Philips Electronics NV	0.1%	1.7%	Netherlands
Kyocera Corp.	0.1%	2.0%	Japan
Liberty Global Inc.	0.1%	0.4%	United States
Total	**24.7%**	**29.7%**	

Combined Ownership of Commonly Held Companies	
90% Domestic / 10% International	25.2%
80% Domestic / 20% International	25.7%
70% Domestic / 30% International	26.2%

1) Position weights differ due to different opportunity sets
2) Both funds make independent buy & sell recommendations

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. Opinions expressed are subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent an account's entire holdings; holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Commodities

Outlook

- In the long-term, we expect industrialization and urbanization of the emerging markets to drive continued growth in commodity consumption.
- Until recently, commodity prices boomed on the back of developing world demand and a limited supply response.
- Increases in supply may not match demand growth due to long lead times in capacity expansion and higher operating and capital costs.
- We have responded opportunistically to fluctuations in investor sentiment.

Commodities Consumption in Relation to GDP per capita


2007 Population Distribution
Expenditure per capita US$ (2007 terms)
World average income per capita
2007
2022
Aluminium
Copper
Iron ore
Hard coking coal
Nickel
GDP per capita (in 2000 US$)

Source: Global Insight for population distribution; Rio Tinto estimates for commodity expenditure profiles.

Commodity Price vs. Valuation


Price
Cyclically Adjusted P/E
CRB Commodity Index Price
Cyclically Adjusted P/E* (RHS)

Portfolio Weight of Energy and Materials Companies#


% of Portfolio
ISF Weight
MSCI EAFE Weight

**Uses ten-year inflation adjusted average earnings, and weighted average P/E of the energy and material sectors in the MSCI EAFE Index. Source: Sanford Bernstein.*
 # ISF and EAFE weights in Metals & Mining, Fertilizers & Agricultural Chemicals, Construction Materials, Energy Equipment & Services, and Oil Gas & Consumable Fuels. Source: MSCI; Dodge&Cox

The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Commodities

Outlook

- In the long-term, we expect industrialization and urbanization of the emerging markets to drive continued growth in commodity consumption.
- Until recently, commodity prices boomed on the back of developing world demand and a limited supply response.
- Increases in supply may not match demand growth due to long lead times in capacity expansion and higher operating and capital costs.
- We have responded opportunistically to fluctuations in investor sentiment.

Commodities Consumption in Relation to GDP per capita


2007 Population Distribution
Expenditure per capita US$ (2007 terms)
World average income per capita
2007
2022
Aluminium
Copper
Iron ore
Hard coking coa
Nickel
GDP per capita (in 2000 US$)

Source: Global Insight for population distribution; Rio Tinto estimates for commodity expenditure profiles.

Commodity Price vs. Valuation


Price
Cyclically Adjusted P/E
Dec-99
Dec-00
Dec-01
Dec-02
Dec-03
Dec-04
Dec-05
Dec-06
Dec-07
Dec-08
Jun-09
CRB Commodity Index Price
Cyclically Adjusted P/E* (RHS)

Portfolio Weight of Energy and Materials Companies#


% of Portfolio
9.9%
19.8%
14.2%
15.9%
15.5%
12.6%
16.4%
16.5%
16.4%
17.5%
Jun-08
Sep-08
Dec-08
Mar-09
Jun-09
GSF Weight
MSCI World Weight

*Uses ten-year inflation adjusted average earnings, and weighted average P/E of the energy and material sectors in the MSCI EAFE Index. Source: Sanford Bernstein.

#GSF and MSCI World weights in Metals & Mining, Fertilizers & Agricultural Chemicals, Construction Materials, Energy Equipment & Services, and Oil Gas & Consumable Fuels. Source: MSCI; Dodge&Cox

The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Dodge & Cox International Stock Fund Characteristics

June 30, 2009

Portfolio Characteristics	International Stock Fund	MSCI EAFE	ACWI EX-US
# of Companies	91 securities	957 securities	1,796 securities
# of Countries	27 (Developed & Emerging)	21 (Developed)	44 (Developed & Emerging)
Annual Turnover	25%	N/A	N/A
Market Capitalization			
Weighted Average	$40 billion	$42 billion	$38 billion
Median	$11 billion	$5 billion	$4 billion
Valuation Characteristics			
Price-to-Sales (a)	0.6x	0.6x	0.7x
Price-to-Earnings (forward) (b)	12.1x	14.1 x	N/A
Price-to-Earnings (trailing) (b)	11.8x	16.6x	15.8x
Price-to-Book Value (trailing)	1.2x	1.4x	1.5x
Dividend Yield (trailing)	2.7%	3.8%	3.5%
30-Day SEC Yield	1.7%	N/A	N/A

Standard Average Annual Returns for DODFX as of 6/30/09: 1 Year -30.0%; 5 Years 4.5%; Since Inception* 6.3%.

**International Stock Fund inception date was May 1, 2001.*
For illustrative purposes only.
(a) Price-to-sales ratio excludes financial services and utilities.
(b) International Stock Fund price-to-earnings ratio excludes extraordinary items and negative earnings. MSCI figures include extraordinary items and negative earnings.
Sources: Dodge & Cox, MSCI, FactSet, Bloomberg.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Dodge & Cox Global Stock Fund Characteristics

as of June 30, 2009

Portfolio Characteristics	Global Stock Fund	MSCI World	MSCI ACWI
# of Companies	91 securities	1656 securities	2397 securities
# of Countries	22 (Developed & Emerging)	23 (Developed)	45 (Developed & Emerging)
Turnover (1/1/09 to 6/30/09, Unannualized)	15%	N/A	N/A
Market Capitalization			
Weighted Average	$41 billion	$53 billion	$50 billion
Median	$17 billion	$5 billion	$5 billion
Valuation Characteristics			
Price-to-Sales (a)	0.6x	0.8x	0.8x
Price-to-Earnings (forward) (b)	12.0x	13.9x	N/A
Price-to-Earnings (trailing) (b)	10.6x	17.1x	16.7x
Price-to-Book Value (trailing)	1.1x	1.7x	1.7x
Dividend Yield (trailing)	2.7%	3.0%	3.0%
30-Day SEC Yield	1.34%	N/A	N/A

Total Return Since Inception*: -39.0%.

Standardized Average Annual Returns for DODWX as of 6/30/2009: -34.50%

For illustrative purposes only.
** Global Stock Fund inception date was May 1, 2008.*
(a) Price-to-sales ratio excludes financial services and utilities.
(b) Price-to-earnings ratio excludes extraordinary items and negative earnings.
Sources: Dodge & Cox, MSCI, FactSet, Bloomberg LP

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Below Investment Grade Holdings

June 30, 2009

Dodge & Cox Income Fund

Issuer[a]	Ratings			Percent of Portfolio (%)
	Moody's	S & P	Fitch	
Bank of America Capital Securities [b]	Baa3	B	BB-	0.50
Boston Scientific Corp.	Ba1	BB+	BB+	0.90
Dillard's, Inc.	B3	B-	BB-	0.31
Ford Motor Credit Company[b]	Caa1	CCC+	B-	2.92
GMAC LLC[c]	Ca	CCC	CC	2.83
HCA, Inc.	Caa1	B-	CCC	2.01
Health Net, Inc.	Ba3	BB	BB+	0.23
Kaupthing Bank hf [d]	C	NR	NR	0.00
Liberty Media Corp.	Ba2	BB+	BB-	0.19
Macy's Inc.	Ba2	BB	BBB-	1.50
Sprint Nextel Corp.	Ba2	BB	BB	0.70
SLM Corp.	Ba1	BBB-	BBB	0.71
Unum Group	Ba1	BBB-	BBB-	0.39

Total Portfolio Weightings (%):

Highest (Moody's/S&P/Fitch) =	10.09
Middle (Moody's/S&P/Fitch) =	12.09
Lowest (Moody's/S&P/Fitch) =	13.19

[a]Except as noted, investments grouped by parent company. Actual securities may be issued by the listed parent company or one of its subsidiaries. [b]Subsidiary. [c]Includes cumulative preferred stock of "Preferred Blocker, Inc." a subsidiary of GMAC LLC. [d] Currently in default.

Below Investment Grade Holdings

June 30, 2009

Dodge & Cox Balanced Fund – Bond Portion Only

Issuer[a]	Ratings			Percent of
	Moody's	S & P	Fitch	Portfolio (%)
Bank of America Capital Securities [b]	Baa3	B	BB-	1.31
Boston Scientific Corp.	Ba1	BB+	BB+	0.99
Dillard's, Inc.	B3	B-	BB-	0.77
Ford Motor Credit Company[b]	Caa1	CCC+	B-	3.25
GMAC LLC[c]	Ca	CCC	CC	3.38
HCA, Inc.	Caa1	B-	CCC	1.98
Health Net, Inc.	Ba3	BB	BB+	0.36
Kaupthing Bank hf [d]	C	NR	NR	0.00
Liberty Media Corp.	Ba2	BB+	BB-	0.30
Macy's, Inc.	Ba2	BB	BBB-	1.75
SLM Corp.	Ba1	BBB-	BBB	1.08
Sprint Nextel Corp.	Ba2	BB	BB	0.71
Unum Group	Ba1	BBB-	BBB-	0.95

Total Portfolio Weightings (%):

Highest (Moody's/S&P/Fitch) =	11.74
Middle (Moody's/S&P/Fitch) =	14.80
Lowest (Moody's/S&P/Fitch) =	16.83

[a]Except as noted, investments grouped by parent company. Actual securities may be issued by the listed parent company or one of its subsidiaries. [b]Subsidiary. [c]Includes cumulative preferred stock of "Preferred Blocker, Inc." a subsidiary of GMAC LLC. [d]Currently in default.

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. Holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Bank Holdings by Capital Structure

June 30, 2009

Dodge & Cox Income Fund Bank Holdings (8.42% of total portfolio)

Simplified Bank Capital Structure

Bank Level Unsecured Debt (portfolio holdings)

Senior Bank

Subordinated Bank (1.10%)
Bank of America NA 5.3% due 3/15/17 (0.59%)
Wachovia Bank NA[a] (WFC) 6.0% due 11/15/17 (0.51%)
Kaupthing Bank[b] 7.125% due 5/19/16 (0.00%)

Holding Company Unsecured Debt (portfolio holdings)

Senior Holdco (5.70%)
Bank of America 7.375% due 5/15/14 (0.51%)
Bank of America 7.625% due 6/1/19 (0.25%)
Capital One 7.375% due 5/23/14 (0.22%)
Capital One 6.75% due 9/15/17 (0.84%)
Citigroup Inc. 6.125% due 11/21/17 (0.45%)
Citigroup Inc. FRN due 5/15/18 (0.84%)
Wells Fargo & Co. FRN due 4/23/12 (0.97%)
Wells Fargo & Co. FRN due 5/1/13 (1.07%)
Wells Fargo & Co. 5.75% due 2/1/18 (0.55%)

Subordinated Holdco (0.77%)
HSBC 6.5% due 5/2/36 (0.27%)
HSBC 6.5% due 9/15/37 (0.50%)

Junior Subordinated →

Trust Preferred (0.85%)
Bank of America 8.0% due 12/15/26 (0.08%)
Bank of America 5.625% due 3/8/35 (0.09%)
Bank of America 6.625% due 5/23/36 (0.32%)
JP Morgan 8.75% due 9/1/30 (0.17%)
JP Morgan 5.875 due 3/15/35 (0.08%)
JP Morgan 5.85% due 8/1/35 (0.11%)

Other Hybrids

Preferred Stock

Common Stock

[a] *Wachovia Bank NA is a wholly-owned subsidiary of Wells Fargo & Co.* [b] *Currently in default.*

The above is not a complete analysis of every material fact concerning the securities described. The information provided is historical, does not predict future results or profitability and is subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. Holdings are subject to change at any time without notice.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Comparative Investment Results

January 1, 2009 – June 30, 2009

2009 Year-to-Date Total Return (Dodge & Cox Stock Fund vs. S&P 500)



6%
4%
2%
0%
4.8%
3.2%
Stock Fund
S&P 500

Stock Fund Standardized Average Annual Total Returns as of June 30, 2009: 1 Year -29.4%; 5 Years -2.8%; 10 Years 3.2%.

Key Contributors to Results

- Returns from holdings in the **Energy** sector (+12% vs. -2% for the Index sector) contributed. Schlumberger (+29%) and Occidental Petroleum (+11%) were strong.
- Sprint Nextel was a standout performer (+163%) in relation to the **Telecommunication Services** Index sector return of -4%.
- A lower weighting in the **Consumer Staples** sector (2% vs. 13% for the Index sector) was beneficial, as the sector was weak.
- Individual contributors included Motorola (+50%), Maxim Integrated Products (+41%), Wyeth (+23%, being acquired by Pfizer), WellPoint (+21%), and Sony (+19%).

Key Detractors from Results

- Weak returns from holdings in the **Financials** sector (-13% vs. -2% for the Index sector) detracted. Citigroup (-45% to date of sale) and Capital One (-29%) were weak.
- A higher weighting in the **Health Care** sector (28% vs. 15% for the Index sector) hurt relative results, as the sector was weak. Novartis (-15%) and Amgen (-8%) lagged.
- Individual detractors included General Electric (-25%), Xerox (-17%), Comcast (-14%), and FedEx (-13%).

Source: FactSet portfolio analysis, Dodge & Cox, S&P 500. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent the Fund's entire holdings; holdings are subject to change at any time without notice. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Comparative Investment Results

April 1, 2009 – June 30, 2009

Q2 2009 Total Return (Dodge & Cox Stock Fund vs. S&P 500)



25%
20%
15%
10%
5%
0%
23.1%
15.9%
Stock Fund
S&P 500

Stock Fund Standardized Average Annual Total Returns as of June 30, 2009: 1 Year -29.4%; 5 Years -2.8%; 10 Years 3.2%.

Key Contributors to Results

- Returns from holdings in the **Information Technology** sector (+28% vs. +20% for the Index sector) contributed. Tyco Electronics (+70%) and Motorola (+57%) were strong performers.
- Relative returns from holdings in the **Energy** sector (+21% vs. +11% for the Index sector) also contributed. Oil service was particularly strong, with Schlumberger up 34% and Baker Hughes up 28%.
- A higher weighting in the **Consumer Discretionary** sector (19% vs. 9% for the Index sector), combined with good relative returns (+22% vs. +18% for the Index sector) had a positive impact. Media companies News Corp. (+38%) and Time Warner (+32%) were strong performers.
- Individual contributors included Dow Chemical (+93%), Capital One (+79%), Wells Fargo (+71%), and WellPoint (+34%).

Key Detractors from Results

- A modestly lower weighting in the **Industrials** sector (7% vs. 10% for the Index sector) detracted. Caterpillar (-10% from date of purchase) and Pitney Bowes (-4%) lagged.
- Individual detractors included Wal-Mart (-7%), Synopsys (-6%), and Chevron (-1%).

Source: FactSet portfolio analysis, Dodge & Cox, S&P 500. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent the Fund's entire holdings; holdings are subject to change at any time without notice. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Dodge & Cox Income Fund

		Average Annual Total Returns for Periods Ended June 30, 2009				
	YTD	1 Year	3 Years	5 Years	10 Years	20 Years
Income Fund	7.75%	7.19%	5.77%	4.65%	6.07%	7.24%
Comparative Index						
Barclays Cap. Agg. Bond Index (BCAG)	1.91%	6.06%	6.43%	5.02%	5.98%	7.06%

Client name: *Income Fund Account Since Inception Return (_ to June 30, 2009): _% vs. _% Barclays Cap. Agg. Bond Index (BCAG).*

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Barclays Capital Aggregate Bond Index (BCAG, formerly the Lehman Brothers Aggregate Bond Index) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Dodge & Cox Global Stock Fund

	Total Returns for Periods Ended June 30, 2009	
	YTD	Since Inception*
Global Stock Fund	13.48%	-34.50%
Comparative Index		
MSCI WORLD Index	6.35%	-30.08%

Client name: *Global Stock Fund Account Since Inception Return (_ to June 30, 2009): _% vs. _% MSCI WORLD Index.*

* Fund Inception Date: May 1, 2008

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. The Morgan Stanley Capital International World Index (MSCI World) is a broad-based, unmanaged index aggregated from 23 developed market country indices. Index returns include interest and dividend income and, unlike Fund returns, do not reflect fees or expenses.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Dodge & Cox Global Stock Fund

	Total Returns for Periods Ended June 30, 2009	
	YTD	Since Inception*
Global Stock Fund	13.48%	-34.50%
Comparative Index		
MSCI WORLD Index	6.35%	-30.08%
MSCI ACWI Index	9.17%	-30.08%

Client name: *Global Stock Fund Account Since Inception Return (_ to June 30, 2009): _% vs. _% MSCI WORLD Index vs. _% MSCI ACWI Index.*

* Fund Inception Date: May 1, 2008

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. The Morgan Stanley Capital International World Index (MSCI World) is a broad-based, unmanaged index aggregated from 23 developed market country indices. The Morgan Stanley Capital International All-Country World Index (MSCI ACWI) is a broad-based, unmanaged index aggregated from 48 developed and emerging market country indices. Index returns include interest and dividend income and, unlike Fund returns, do not reflect fees or expenses.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Dodge & Cox Balanced Fund

		Average Annual Total Returns for Periods Ended June 30, 2009				
	YTD	1 Year	3 Years	5 Years	10 Years	20 Years
Balanced Fund	6.62%	-20.13%	-7.63%	-1.02%	4.16%	9.03%
Comparative Index						
Combined Index	3.06%	-13.91%	-2.20%	0.89%	1.33%	7.77%

Client name: *Balanced Fund Account Since Inception Return (_ to June 30, 2009): _% vs. _% Combined Index.*

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the BCAG. The Barclays Capital Aggregate Bond Index (BCAG, formerly the Lehman Brothers Aggregate Bond Index) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Dodge & Cox Stock Fund

	3 Months Ended 6/30/09	YTD 6/30/09	Average Annual Total Returns for Periods Ended June 30, 2009				
			1 Year	3 Years	5 Years	10 Years	20 Years
Stock Fund	23.10%	4.80%	-29.38%	-12.75%	-2.82%	3.16%	9.87%
Comparative Index							
S & P 500 Index	15.93%	3.16%	-26.22%	-8.21%	-2.24%	-2.22%	7.77%

Client name: *Stock Fund Account Since Inception Return (_ to June 30, 2009): _% vs. _% S&P 500.*

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor's 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Dodge & Cox Stock Fund

			Average Annual Total Returns for Periods Ended June 30, 2009				
	3 Months Ended 6/30/09	YTD 6/30/09	1 Year	3 Years	5 Years	10 Years	20 Years
Stock Fund	23.10%	4.80%	-29.38%	-12.75%	-2.82%	3.16%	9.87%
Comparative Indices							
S & P 500 Index	15.93%	3.16%	-26.22%	-8.21%	-2.24%	-2.22%	7.77%
Russell 1000 Value Index	16.69%	-2.87%	-29.02%	-11.11%	-2.13%	-0.15%	8.12%

Client name: *Stock Fund Account Since Inception Return (_ to June 30, 2009): _% vs. _% S&P 500 vs. _% Russell 1000 Value.*

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor's 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Russell 1000 Value Index measures the performance of those Russell 1000 companies with lower price-to-book ratios and lower forecasted growth values.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Dodge & Cox International Stock Fund

Average Annual Total Returns for Periods Ended June 30, 2009

	3 Months Ended 6/30/09	YTD 6/30/09	1 Year	3 Years	5 Years	Since Inception*
International Stock Fund	33.37%	16.07%	-30.04%	-7.34%	4.46%	6.33%
Comparative Index						
MSCI EAFE Index	25.43%	7.95%	-31.36%	-7.98%	2.31%	1.86%

Client name: *International Stock Fund Account Since Inception Return (_ to June 30, 2009): _% vs. _% MSCI EAFE Index.*

* Fund Inception Date: May 1, 2001

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include interest and dividend income and, unlike Fund returns, do not reflect fees or expenses. The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is a broad-based, unmanaged index aggregated from 21 developed market country indices in Europe Australasia and the Far East.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Dodge & Cox International Stock Fund

			Average Annual Total Returns for Periods Ended June 30, 2009			
	3 Months Ended 6/30/09	YTD 6/30/09	1 Year	3 Years	5 Years	Since Inception*
International Stock Fund	33.37%	16.07%	-30.04%	-7.34%	4.46%	6.33%
Comparative Indices						
MSCI EAFE Index	25.43%	7.95%	-31.36%	-7.98%	2.31%	1.86%
MSCI ACWI ex US Index	27.60%	13.93%	-30.91%	-5.79%	4.49%	3.66%

Client name: *International Stock Fund Account Since Inception Return (_ to June 30, 2009): _% vs. _% MSCI EAFE Index vs. _% MSCI ACWI ex US Index.*

* Fund Inception Date: May 1, 2001

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include interest and dividend income and, unlike Fund returns, do not reflect fees or expenses. The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is a broad-based, unmanaged index aggregated from 21 developed market country indices in Europe Australasia and the Far East. The Morgan Stanley Capital International All-Country World excluding United States Index (MSCI ACWI ex US) is a broad-based, unmanaged index aggregated from 47 developed and emerging market country indices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Dodge & Cox Income Fund

	Average Annual Total Returns for Periods Ended June 30, 2009						
	3 Months Ended 6/30/09	YTD 6/30/09	1 Year	3 Years	5 Years	10 Years	20 Years
Income Fund	7.48%	7.75%	7.19%	5.77%	4.65%	6.07%	7.24%
Comparative Index							
Barclays Cap. Agg. Bond Index (BCAG)	1.79%	1.91%	6.06%	6.43%	5.02%	5.98%	7.06%

Client name: *Income Fund Account Since Inception Return (_ to June 30, 2009): _% vs. _% Barclays Cap. Agg. Bond Index (BCAG).*

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Barclays Capital Aggregate Bond Index (BCAG, formerly the Lehman Brothers Aggregate Bond Index) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Dodge & Cox Global Stock Fund

	3 Months Ended 6/30/09	YTD 6/30/09	Since Inception*
		Total Returns for Periods Ended June 30, 2009	
Global Stock Fund	33.48%	13.48%	-34.50%
Comparative Index			
MSCI WORLD Index	20.75%	6.35%	-30.08%
MSCI ACWI Index	22.25%	9.17%	-30.08%

Client name: *Global Stock Fund Account Since Inception Return (_ to June 30, 2009): _% vs. _% MSCI WORLD Index vs. _% MSCI ACWI Index.*

* Fund Inception Date: May 1, 2008

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. The Morgan Stanley Capital International World Index (MSCI World) is a broad-based, unmanaged index aggregated from 23 developed market country indices. The Morgan Stanley Capital International All-Country World Index (MSCI ACWI) is a broad-based, unmanaged index aggregated from 48 developed and emerging market country indices. Index returns include interest and dividend income and, unlike Fund returns, do not reflect fees or expenses.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Dodge & Cox Global Stock Fund

	Total Returns for Periods Ended June 30, 2009		
	3 Months Ended 6/30/09	YTD 6/30/09	Since Inception*
Global Stock Fund	33.48%	13.48%	-34.50%
Comparative Index			
MSCI WORLD Index	20.75%	6.35%	-30.08%

Client name: *Global Stock Fund Account Since Inception Return (_ to June 30, 2009): _% vs. _% MSCI WORLD Index.*

* Fund Inception Date: May 1, 2008

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. The Morgan Stanley Capital International World Index (MSCI World) is a broad-based, unmanaged index aggregated from 23 developed market country indices. Index returns include interest and dividend income and, unlike Fund returns, do not reflect fees or expenses.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Dodge & Cox Balanced Fund

	3 Months Ended 6/30/09	YTD 6/30/09	Average Annual Total Returns for Periods Ended June 30, 2009				
			1 Year	3 Years	5 Years	10 Years	20 Years
Balanced Fund	18.94%	6.62%	-20.13%	-7.63%	-1.02%	4.16%	9.03%
Comparative Index							
Combined Index	10.18%	3.06%	-13.91%	-2.20%	0.89%	1.33%	7.77%

Client name: *Balanced Fund Account Since Inception Return (_ to June 30, 2009): _% vs. _% Combined Index.*

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the BCAG. The Barclays Capital Aggregate Bond Index (BCAG, formerly the Lehman Brothers Aggregate Bond Index) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities. The Balanced Fund may, however, invest up to 75% of its total assets in stocks.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Fund Overview

as of June 30, 2009

Dodge & Cox Income Fund

Key Characteristics Shared by Dodge & Cox Funds

- Objective: High and stable rate of current income, consistent with long-term preservation of capital
- Low expenses
- Stable and experienced investment team
- Consistent investment approach
- Team decision-making process
- Low turnover resulting from long-term view

Income Fund Characteristics

- Diversified portfolio
- Long-term investment horizon
- High average quality: A1[(a)]
- Moderate relative interest rate exposure
  - Weighted average maturity of 6.5 years
  - Effective duration of 3.7 years
- Seek above-average yield to maturity
- Gradual portfolio shifts

Dodge & Cox Income Fund

- Total Net Assets: $15.0 Billion
- Net Asset Value Per Share: $12.33
- Expense Ratio: 0.44%


Fixed Income Securities 95.9%(b)
Cash 4.1%

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing. [(a)] The Fund's credit quality ratings are from Moody's Investor Services. If no Moody's rating is available, the Standard & Poor's or Fitch rating is reported. If unrated, the investment manager determines a comparable rating. In calculating average quality, the investment manager assigns ratings to U.S. Government and Government Related securities that are higher than the ratings assigned to securities rated Aaa. The credit quality of the investments in the portfolio does not apply to the stability or safety of the Fund or its shares. [(b)] Includes preferred stock (Preferred Blocker, Inc., a subsidiary of GMAC, LLC), representing 0.3% of the Fund's net assets.

Fund Overview

as of June 30, 2009

Dodge & Cox Balanced Fund

Key Characteristics Shared by Dodge & Cox Funds

- Objective: Regular income, conservation of principal, and an opportunity for long-term growth of principal and income
- Low expenses
- Stable and experienced investment team
- Consistent investment approach
- Team decision-making process
- Low turnover resulting from long-term view

Equity Portfolio Characteristics

- Diversified portfolio of 81 securities
- Long-term investment horizon
- Well-established companies:
  - Weighted average market capitalization of $48 billion
- Below-average valuations
  - Price to earnings ratio of 9.9x [a]
  - Price to book value of 1.4x
- Gradual portfolio changes

Dodge & Cox Balanced Fund

- Total net assets: $14.1 billion
- Net asset value per share: $53.75
- Expense ratio: 0.54%



Fixed Income Securities[b]
27.7%
Common Stocks
70.5%
Cash Equivalents
1.8%

Fixed Income Portfolio Characteristics

- Diversified portfolio
- Long-term investment horizon
- High average quality: A1 [c]
- Moderate relative interest rate exposure
  - Weighted average maturity of 6.7 years
  - Effective duration of 4.0 years
- Seek above-average yield to maturity
- Gradual portfolio changes

[a] Trailing P/E calculation excludes negative earners. [b] Includes cumulative preferred stock (Preferred Blocker, Inc., a subsidiary of GMAC, LLC) representing 0.1% of the Fund's net assets.
[c] Credit quality ratings are from Moody's Investor Services. If no Moody's rating is available, the Standard & Poor's or Fitch rating is used. If unrated, the investment manager determines a comparable rating. In calculating average quality, the investment manager assigns ratings to U.S. Government and Government Related securities that are higher than the ratings assigned to other securities rated Aaa. The credit quality of the investments in the portfolio does not apply to the stability or safety of the Fund or its shares.
Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Fund Overview

as of June 30, 2009

Dodge & Cox Income Fund

[Company Name]

- Income Fund Account(s) Value: $0.0 million
  (as of June 30, 2009)
- Client Inception Date: [Month Year]

Income Fund Characteristics

- Diversified portfolio
- Long-term investment horizon
- High average quality: A1[a]
- Moderate relative interest rate exposure
  - Weighted average maturity of 6.5 years
  - Effective duration of 3.7 years
- Seek above-average yield to maturity
- Gradual portfolio shifts

Dodge & Cox Income Fund

- Total Net Assets: $15.0 Billion
- Net Asset Value Per Share: $12.33
- Expense Ratio: 0.44%



Fixed Income Securities 95.9%[b]
Cash 4.1%

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing. [a] The Fund's credit quality ratings are from Moody's Investor Services. If no Moody's rating is available, the Standard & Poor's or Fitch rating is reported. If unrated, the investment manager determines a comparable rating. In calculating average quality, the investment manager assigns ratings to U.S. Government and Government Related securities that are higher than the ratings assigned to securities rated Aaa. The credit quality of the investments in the portfolio does not apply to the stability or safety of the Fund or its shares. [b] Includes preferred stock (Preferred Blocker, Inc., a subsidiary of GMAC, LLC), representing 0.3% of the Fund's net assets.

Fund Overview

as of June 30, 2009

Dodge & Cox Balanced Fund

[Company Name]

- Balanced Fund account(s) value: $0.0 million *(as of June 30, 2009)*
- Client inception date: [Month, year]

Equity Portfolio Characteristics

- Diversified portfolio of 81 securities
- Long-term investment horizon
- Well-established companies:
  - Weighted average market capitalization of $48 billion
- Below-average valuations
  - Price to earnings ratio of 9.9x [(a)]
  - Price to book value of 1.4x
- Gradual portfolio changes

Dodge & Cox Balanced Fund

- Total net assets: $14.1 billion
- Net asset value per share: $53.75
- Expense ratio: 0.54%



Common Stocks
70.5%
Fixed Income Securities(b)
27.7%
Cash Equivalents
1.8%

Fixed Income Portfolio Characteristics

- Diversified portfolio
- Long-term investment horizon
- High average quality: A1 [(c)]
- Moderate relative interest rate exposure
  - Weighted average maturity of 6.7 years
  - Effective duration of 4.0 years
- Seek above-average yield to maturity
- Gradual portfolio changes

[(a)] Trailing P/E calculation excludes negative earners. [(b)] Includes cumulative preferred stock (Preferred Blocker, Inc., a subsidiary of GMAC, LLC) representing 0.1% of the Fund's net assets. [(c)] Credit quality ratings are from Moody's Investor Services. If no Moody's rating is available, the Standard & Poor's or Fitch rating is used. If unrated, the investment manager determines a comparable rating. In calculating average quality, the investment manager assigns ratings to U.S. Government and Government Related securities that are higher than the ratings assigned to other securities rated Aaa. The credit quality of the investments in the portfolio does not apply to the stability or safety of the Fund or its shares.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Foreign Currency Hedging Policy

June 30, 2009

*The Dodge & Cox International Stock Fund (ISF) invests primarily in securities of foreign companies. A decline in the value of foreign currencies relative to the US-Dollar would reduce the un-hedged value of securities in those currencies.**

What we can do

- The Prospectus allows the ISF to use currency forward and futures contracts to manage currency exposure.
- The ISF will only enter into currency forward or futures contracts for hedging and not for purposes of speculation.
- International Investment Policy Committee periodically evaluates whether hedging foreign currency exposure is in the best interest of the long-term shareholders.

What we have done

- To settle purchases or sales in the Fund, the ISF has used currency forward contracts to "lock-in" the US-Dollar price of a security.
- The ISF hedged a portion of its Euro and GBP exposure from December 2007 to October 2008. Looking at measures of purchasing power parity (PPP), the Euro and GBP came down from the extremes of their historical valuation bands against the USD, and are now close to their fair values.

Instruments

- Forward currency contracts are agreements to buy or sell a currency at a specified price set at the time of the contract.
- Futures currency contracts are bilateral agreements pursuant to which one party agrees to make, and the other agrees to accept, delivery of a specified currency at a specified future time and at a specified price. Although some futures contracts by their terms call for actual delivery or acceptance of currency, in many cases the contracts are settled with a cash payment without the making or taking of delivery of the specified currency.

* Please note, the risks, including counterparty and adverse currency movement risks, associated with investing in forward currency and futures currency contracts are described in the Fund's Prospectus.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Foreign Currency Hedging Policy*

as of June 30, 2009

The Dodge & Cox Global Stock Fund (GSF) invests primarily in securities of foreign companies. A decline in the value of foreign currencies relative to the US-Dollar would reduce the un-hedged value of securities in those currencies.

What we can do

- The Prospectus allows the GSF to use currency forward and futures contracts to manage currency exposure.
- The Global Stock Fund will only enter into currency forward or futures contracts for hedging and not for purposes of speculation.
- Global Investment Policy Committee periodically evaluates whether hedging foreign currency exposure is in the best interest of the long-term shareholders.

What we have done

- To settle purchases or sales in the Fund, the GSF has used currency forward contracts to "lock-in" the US-Dollar price of a security.
- Global Investment Policy Committee, with approval of the Board, entered into forward contracts to hedge a portion of the Fund's Euro exposure.

Instruments

- Forward currency contracts are agreements to buy or sell a currency at a specified price set at the time of the contract.
- Futures currency contracts are bilateral agreements pursuant to which one party agrees to make, and the other agrees to accept, delivery of a specified currency at a specified future time and at a specified price. Although some futures contracts by their terms call for actual delivery or acceptance of currency, in many cases the contracts are settled with a cash payment without the making or taking of delivery of the specified currency.

* Please note, the risks, including counterparty and adverse currency movement risks, associated with investing in forward currency and futures currency contracts are described in the Fund's Prospectus.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Financial Services: Weights By Region

as of June 30, 2009

Global Stock Fund vs. MSCI World

Long-term Opportunities

- Low valuations: European and U.S. financials are near decade-plus valuation lows amidst concerns about asset quality resulting from mark-to-market write-downs. We have been maintaining our exposure.
- Opportunity for long-term earnings growth as developing world consumers become wealthier and increase their consumption of financial products and services.

Current Concerns

- Economic slowdown resulting in increasing losses in loan portfolios (accrual account assets).
- Continued deterioration and additional write-downs on assets reported under mark-to-market accounting.
- Balance sheet exposure to complex financial instruments and inconsistent disclosure.
- Dilution to equity holders from capital-raising, and government interventions.

	US		Europe / UK		Japan		Other Developed		Emerging Markets*		Total	
	GSF	MSCI World	GSF	MSCI World	GSF	MSCI World	GSF	MSCI World	GSF	MSCI World	GSF	MSCI World
Banks	1.6	1.1	2.6	2.9	0.0	1.1	0.0	2.3	5.5	1.0	9.7	8.5
Capital Markets & Other	4.0	3.4	1.3	1.3	0.0	0.3	0.0	0.3	0.6	0.0	5.9	5.2
Insurance	0.0	1.5	3.6	1.5	0.4	0.3	0.0	0.6	0.0	0.0	4.0	3.9
Real Estate	0.0	0.6	0.0	0.2	0.0	0.4	1.3	0.8	0.0	0.0	1.3	2.1
Total (6/30/09)	**5.6**	**6.6**	7.5	5.9	**0.4**	**2.1**	**1.3**	**4.1**	6.1	1.0	**20.9**	**19.7**

Selected Overweights

Source: Dodge & Cox; MSCI

**HSBC Holdings and Standard Chartered were included in Emerging Markets due to their significant exposure to this region.*

The Morgan Stanley Capital International World Index (MSCI World) is a broad-based, unmanaged index aggregated from 23 developed market country indices. Index returns include interest and dividend income and, unlike Fund returns, do not reflect fees or expenses.

The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Opinions expressed are subject to change without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Financial Services

as of June 30, 2009

Dodge & Cox International Stock Fund

Long-term Opportunities

- Opportunity for long-term earnings growth as developing world consumers become wealthier and increase their consumption of financial products and services.
- Valuations reflect low expectations.
- Profitability improvements from internal reorganization, a normalization of credit losses, or reduced competition.

Current Concerns

- Continued economic weakness and credit losses.
- Increased regulation to make system "safer" and less profitable.
- Deleveraging.

	Japan		Europe / UK		Other Developed		Emerging Markets*		Total	
	ISF	EAFE	ISF	EAFE	ISF	EAFE	ISF	EAFE	ISF	EAFE
Banks	1.2	2.3	3.0	6.3	0.0	2.7	11.1	2.2	**15.3**	**13.5**
Capital Markets & Other	0.0	0.6	2.3	2.7	0.0	0.4	0.8	0.0	**3.1**	**3.7**
Insurance	0.3	0.6	2.8	3.2	0.0	0.5	0.0	0.0	**3.1**	**4.3**
Real Estate	0.0	0.9	0.0	0.5	1.9	1.7	0.0	0.0	**1.9**	**3.0**
Total (6/30/09)	**1.5**	**4.4**	**8.1**	**12.7**	**1.9**	**5.3**	**11.9**	**2.2**	**23.4**	**24.6**
Total (9/30/07)	*5.1*	*3.8*	*6.3*	*16.8*	*1.7*	*4.8*	*9.6*	*1.5*	*22.8*	*26.8*

Selected Overweights

Source: Dodge & Cox; MSCI

**HSBC Holdings and Standard Chartered were included in Emerging Markets due to their significant exposure to this region.*

The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is a broad-based, unmanaged index aggregated from 21 developed market country indices in Europe Australasia and the Far East.

Financial Services

as of June 30, 2009

Dodge & Cox International Stock Fund

Long-term Opportunities

- Opportunity for long-term earnings growth as developing world consumers become wealthier and increase their consumption of financial products and services.
- Valuations reflect low expectations.
- Profitability improvements from internal reorganization, a normalization of credit losses, or reduced competition.

Current Concerns

- Continued economic weakness and credit losses.
- Increased regulation to make system "safer" and less profitable.
- Deleveraging.

	Japan		Europe / UK		Other Developed		Emerging Markets*		Total	
	ISF	ACWI	ISF	ACWI	ISF	ACWI	ISF	ACWI	ISF	ACWI
Banks	1.2	1.7	3.0	4.5	0.0	3.6	11.1	5.1	**15.3**	**14.8**
Capital Markets & Other	0.0	0.4	2.3	2.0	0.0	0.4	0.8	0.5	**3.1**	**3.3**
Insurance	0.3	0.5	2.8	2.3	0.0	1.0	0.0	0.5	**3.1**	**4.3**
Real Estate	0.0	0.6	0.0	0.4	1.9	1.3	0.0	0.4	**1.9**	**2.7**
Total (6/30/09)	**1.5**	**3.2**	**8.1**	**9.1**	**1.9**	**6.3**	**11.9**	**6.6**	**23.4**	**25.1**
Total (9/30/07)	*5.1*	*2.8*	*6.3*	*12.7*	*1.7*	*5.6*	*9.6*	*5.0*	*22.8*	*26.2*

Selected Overweights

Source: Dodge & Cox; MSCI

**HSBC Holdings and Standard Chartered were included in Emerging Markets due to their significant exposure to this region.*

The Morgan Stanley Capital International All-Country World excluding United States Index (MSCI ACWI ex US) is a broad-based, unmanaged index aggregated from 47 developed and emerging market country indices.

The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Opinions expressed are subject to change without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Financial Services: Weights By Region

as of June 30, 2009

Global Stock Fund vs. MSCI ACWI

Long-term Opportunities

- Low valuations: European and U.S. financials are near decade-plus valuation lows amidst concerns about asset quality resulting from mark-to-market write-downs. We have been maintaining our exposure.
- Opportunity for long-term earnings growth as developing world consumers become wealthier and increase their consumption of financial products and services.

Current Concerns

- Economic slowdown resulting in increasing losses in loan portfolios (accrual account assets).
- Continued deterioration and additional write-downs on assets reported under mark-to-market accounting.
- Balance sheet exposure to complex financial instruments and inconsistent disclosure.
- Dilution to equity holders from capital-raising, and government interventions.

	US		Europe / UK		Japan		Other Developed		Emerging Markets*		Total	
	GSF	MSCI ACWI	GSF	MSCI ACWI	GSF	MSCI ACWI	GSF	MSCI ACWI	GSF	MSCI ACWI	GSF	MSCI ACWI
Banks	1.6	1.0	2.6	2.6	0.0	1.0	0.0	2.0	5.5	2.9	**9.7**	**9.5**
Capital Markets & Other	4.0	3.0	1.3	1.1	0.0	0.2	0.0	0.2	0.6	0.4	**5.9**	**5.0**
Insurance	0.0	1.3	3.6	1.3	0.4	0.3	0.0	0.6	0.0	0.3	**4.0**	**3.7**
Real Estate	0.0	0.5	0.0	0.2	0.0	0.4	1.3	0.7	0.0	0.2	**1.3**	**2.1**
Total (6/30/09)	**5.6**	**5.8**	7.5	5.2	**0.4**	**1.8**	**1.3**	**3.6**	6.1	3.8	**20.9**	**20.2**

Selected Overweights

Source: Dodge & Cox; MSCI

**HSBC Holdings and Standard Chartered were included in Emerging Markets due to their significant exposure to this region.*
he Morgan Stanley Capital International All-Country World Index (MSCI ACWI) is a broad-based, unmanaged index aggregated from 46 developed and emerging market country indices. Index returns include interest and dividend income and, unlike Fund returns, do not reflect fees or expenses.
The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Opinions expressed are subject to change without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Fixed Income – Finance Holdings

Dodge & Cox Income Fund

Sector[a]	as of 06/30/2009 portfolio weight %	Weighted Average duration	Weighted Average yield	Weighted Average quality[b]	Barclays Capital Aggregate Bond Index weight (%)	as of 6/30/07 portfolio weight (%)
Banks	8.4	4.8	6.2	A-	4.4	3.8
Bank of America Corp.	1.9	6.7	7.9	A3/BBB+/A-		1.3
Capital One Financial Corp	1.1	5.7	7.5	Baa1/BBB/A-		0.0
Citigroup, Inc	1.3	1.7	6.3	A3/A/A+		0.0
HSBC Holdings PLC	0.8	12.4	6.8	A1/A+/AA-		0.3
JP Morgan Chase & Co.	0.4	10.2	8.6	A1/BBB+/A+		0.5
Kaupthing Bank hf[c]	0.0	NA	NA	C/NR/NR		0.8
Wells Fargo & Co.	3.1	2.2	4.2	A1/AA-/AA		0.9
Finance	3.7	3.5	12.9	CCC+	0.9	2.2
General Electric Co.	0.2	4.2	5.3	Aa2/AA+/NR		0.0
GMAC LLC[d]	2.8	2.8	13.8	Ca/CCC/CC		2.2
SLM CORP	0.7	6.0	11.0	Ba1/BBB-/BBB		0.0
Insurance	4.3	5.4	7.9	BBB	0.9	4.0
American International Group, Inc.	0.3	5.0	17.7	A3/A-/BBB		0.0
CIGNA Corp.	1.0	6.5	7.7	Baa2/BBB/BBB		0.9
Health Net, Inc	0.2	5.8	11.1	Ba3/BB/BB+		0.2
Liberty Mutual Group, Inc.	0.2	1.6	9.8	Baa2/BBB-/BBB-		0.2
Travelers Cos., Inc.	0.9	4.9	4.7	A2/A-/A		0.9
Unum Group	0.4	5.9	10.6	Ba1/BBB-/BBB-		0.9
WellPoint, Inc.	1.2	5.5	6.2	Baa1/A-/A-		1.0
REITs	1.0	3.6	6.9	BBB	0.3	0.7
Boston Properties, Inc.	1.0	3.6	6.9	Baa2/A-/BBB		0.7
Other (e.g., Brokers)	0.0				0.1	0.0
Ford Motor Credit Company[e, f]	2.9	1.6	14.2	Caa1/CCC+/B-		2.6
Total/Weighted Average	20.3	4.2	9.0	BB+	6.5	13.4

[a]Except as noted, investments grouped by parent company. Actual securities may be issued by the listed parent company or one of its subsidiaries. [b] Calculated using the lower of Moody's and Standard & Poor's. [c] Currently in default. [d]Includes cumulative Preferred Blocker, Inc. preferred stock, a subsidiary of GMAC LLC [e]Subsidiary . [f]Barclays Capital and Dodge & Cox categorize as "Industrial-Auto."

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. Holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Fixed Income – Finance Holdings

Dodge & Cox Balanced Fund – Bond Portion Only

	as of 06/30/2009					as of 6/30/07
		Weighted Average			Barclays Capital Aggregate Bond Index	portfolio
Sector[a]	portfolio weight %	duration	yield	quality[b]	weight (%)	weight (%)
Banks	**9.5**	**6.5**	**6.7**	**A-**	**4.4**	**4.7**
Bank of America Corp.	2.2	8.3	8.8	Baa1/BB+/BBB-		1.3
Citigroup, Inc.	0.8	6.4	8.0	A3/A/A+		0.0
Capital One Financial Corp.	1.1	6.1	7.8	Baa1/BBB/A-		0.0
HSBC Holdings PLC	1.4	12.4	6.8	A1/A+/AA-		0.3
JP Morgan Chase & Co.	0.8	9.3	9.2	A1/BBB+/A+		0.4
Kaupthing Bank hf[c]	0.0	NA	NA	C/NR/NR		0.7
Wells Fargo & Co.	3.3	2.2	4.1	A1/AA-/AA		2.0
Finance	**8.8**	**1.5**	**8.6**	**BB+**	**0.9**	**4.1**
General Electric Co.	4.3	0.1	3.9	Aa2/AA+/NR		2.0
GMAC LLC[d]	3.4	2.0	13.8	Ca/CCC/CC		2.2
SLM Corp.	1.1	6.0	11.0	Ba1/BBB-/BBB		0.0
Insurance	**4.9**	**5.6**	**9.0**	**BBB**	**0.9**	**4.1**
American International Group, Inc.	0.4	5.0	17.7	A3/A-/BBB		0.0
CIGNA Corp.	1.0	8.4	9.2	Baa2/BBB/BBB		0.8
Health Net, Inc.	0.4	5.8	11.1	Ba3/BB/BB+		0.2
Liberty Mutual Group, Inc.	0.4	0.5	8.2	Baa2/BBB-/BBB-		0.3
Travelers Cos., Inc.	0.5	4.6	5.0	A2/A-/A		0.9
Unum Group	1.0	6.0	10.6	Ba1/BBB-/BBB-		1.0
WellPoint, Inc.	1.3	5.2	6.0	Baa1/A-/A-		0.9
REITs	**1.3**	**4.1**	**6.8**	**BBB**	**0.3**	**0.9**
Boston Properties, Inc.	1.3	4.1	6.8	Baa2/A-/BBB		0.9
Other (e.g., Brokers)	**0.0**				**0.1**	**0.0**
Ford Motor Credit Company[e,f]	3.3	1.4	14.3	Caa1/CCC+/B-		2.6
Total/Weighted Average	**27.7**	**4.0**	**8.6**	**BBB-**	**6.5**	**16.4**

Barclays Capital Aggregate Bond Index.

[a]Except as noted, investments grouped by parent company. Actual securities may be issued by the listed parent company or one of its subsidiaries. [b]Calculated using the lower of Moody's and Standard & Poor's. [c]Currently in default. [d]Includes cumulative preferred stock of "Preferred Blocker, Inc." a subsidiary of GMAC LLC. [e]Subsidiary. [f]Barclays Capital and Dodge & Cox categorize as "Industrial-Auto."

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. Holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Expense Information

as of June 30, 2009

Dodge & Cox Stock Fund

Shareholder Transaction Expenses	
Sales Load Imposed on Purchases	None
Sales Load Imposed on Reinvested Distributions	None
Deferred Sales Load	None
Redemption Fees	None
Exchange Fee	None

Annual Fund Operating Expenses	*(as a percentage of average net assets)*
Management Fees	.50%
Distribution Fees	None
Other Expenses	.03%
Total Fund Operating Expenses	.53%

Example: A shareholder would pay the following expenses on a $10,000 investment, assuming (1) 5% annual return and (2) redemption at the end of each time period:

Time Period	*1 Year*	*3 Years*	*5 Years*	*10 Years*
Expenses	$54	$170	$296	$665

This example should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Expense Information

as of June 30, 2009

Dodge & Cox International Stock Fund

Shareholder Transaction Expenses	
Sales Load Imposed on Purchases	None
Sales Load Imposed on Reinvested Distributions	None
Deferred Sales Load	None
Redemption Fees	None
Exchange Fee	None

Annual Fund Operating Expenses	*(as a percentage of average net assets)*
Management Fees	.60%
12b-1 Fees	None
Other Expenses	0.06%
Total Fund Operating Expenses	0.66%

Example: A shareholder would pay the following expenses on a $10,000 investment, assuming (1) 5% annual return, and (2) redemption at the end of each time period:

Time Period	*1 Year*	*3 Years*	*5 Years*	*10 Years*
Expenses	$67	$211	$368	$822

This example should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Expense Information

as of June 30, 2009

Dodge & Cox Global Stock Fund

Shareholder Transaction Expenses	
Sales Load Imposed on Purchases	None
Sales Load Imposed on Reinvested Distributions	None
Deferred Sales Load	None
Redemption Fees	None
Exchange Fee	None

Annual Fund Operating Expenses	
Management Fees	.60%
12b-1 Fees	None
Other Expenses	0.22%
Total Fund Operating Expenses	0.82%

Example: A shareholder would pay the following expenses on a $10,000 investment, assuming (1) 5% annual return, and (2) redemption at the end of each time period:

Time Period	*1 Year*	*3 Years*
Expenses	$83.71	$261.79

This example should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Expense Information

as of June 30, 2009

Dodge & Cox Balanced Fund

Shareholder Transaction Expenses	
Sales Load Imposed on Purchases	None
Sales Load Imposed on Reinvested Distributions	None
Deferred Sales Load	None
Redemption Fees	None
Exchange Fee	None

Annual Fund Operating Expenses	*(as a percentage of average net assets)*
Management Fees	.50%
Distribution Fees	None
Other Expenses	.04%
Total Fund Operating Expenses	.54%

Example: A shareholder would pay the following expenses on a $10,000 investment, assuming (1) 5% annual return and (2) redemption at the end of each time period:

Time Period	*1 Year*	*3 Years*	*5 Years*	*10 Years*
Expenses	$55	$173	$302	$677

This example should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Summary of Transactions

January 1, 2009 – June 30, 2009

Dodge & Cox Balanced Fund – Equity Portion Only

	New Purchases	Sales
Industrials	CATERPILLAR INC	
Consumer Discretionary	TIME WARNER CABLE	SHERWIN-WILLIAMS CO/THE THOMSON (EX-TMM)-SPON ADR
Consumer Staples	AVON PRODUCTS INC	
Health Care	MERCK & CO. INC. THERMO FISHER SCIENTIFIC INC	
Financials	BB&T CORP BANK OF NEW YORK MELLON CORP STATE STREET CORP	AMERICAN INTERNATIONAL GROUP CITIGROUP INC
Information Technology	ADOBE SYSTEMS INC SYMANTEC CORP	SUN MICROSYSTEMS INC

This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Summary of Transactions

April 1, 2009 – June 30, 2009

Dodge & Cox Balanced Fund – Equity Portion Only

	New Purchases	Sales
Industrials	CATERPILLAR INC	
Consumer Discretionary		SHERWIN-WILLIAMS CO/THE
Consumer Staples	AVON PRODUCTS INC	
Health Care	THERMO FISHER SCIENTIFIC INC	
Financials	BANK OF NEW YORK MELLON CORP STATE STREET CORP	AMERICAN INTERNATIONAL GROUP CITIGROUP INC
Information Technology	ADOBE SYSTEMS INC SYMANTEC CORP	SUN MICROSYSTEMS INC

This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Portfolio Holdings

as of June 30, 2009

Dodge & Cox Balanced Fund – Equity Portion Only

Technology, Media and Telecommunications 36.5%

CONSUMER ELECTRONICS 3.5%

Panasonic Corp. (ADS)
Sony Corp. (ADS)

ELECTRONIC MEDIA 10.8%

Comcast Corp. (Cl A)
DISH Network Corp. (Cl A)
Liberty Global Class C
Liberty Global Inc. (Cl A)
Liberty Media Entertainment Series A
News Corp. (Cl A)
Time Warner Cable Inc.
Time Warner Inc.

TECHNOLOGY 20.2%

Adobe Systems Inc.
Autodesk Inc.
BMC Software Inc.
Cadence Design Systems Inc.
Citrix Systems Inc.
Computer Sciences Corp.
Compuware Corp.
eBay Inc.
Ericsson ADR
Hewlett-Packard Co.
Hitachi Ltd. (ADS)
Kyocera Corp. (ADS)
Maxim Integrated Products Inc.
Molex Inc.
Molex Inc. (Cl A)
Motorola Inc.
Pitney Bowes Inc.
Symantec Corp.
Synopsys Inc.
Tyco Electronics Ltd.
Xerox Corp.

TELECOM 1.9%

Sprint Nextel Corp.

Health Care 27.6%

HEALTH CARE SERVICES 6.9%

Cardinal Health Inc.
Health Management Associates Inc. (Cl A)
UnitedHealth Group Inc.
WellPoint Inc.

MEDICAL DEVICES 2.4%

Boston Scientific Corp.
Covidien PLC
Thermo Fisher Scientific Inc.

PHARMACEUTICALS 18.3%

Amgen Inc.
GlaxoSmithKline PLC (ADS)
Merck & Co. Inc.
Novartis AG (ADS)
Pfizer Inc.
Sanofi-Aventis S.A. (ADS)
Wyeth

Finance 11.5%

BANKS 5.1%

BB&T Corp.
HSBC Holdings PLC (ADS)
Wells Fargo & Co.

FINANCIAL SERVICES 4.7%

Bank of New York Mellon Corp.
Capital One Financial Corp.
Credit Suisse Group (ADS)
Legg Mason Inc.
SLM Corp.
State Street Corp.

INSURANCE 1.7%

Aegon N.V. (ADS)
Genworth Financial Inc. (Cl A)
Loews Corp.
Travelers Cos. Inc.

Industrials / Energy 19.0%

ENERGY 10.8%

Baker Hughes Inc.
Chevron Corp.
Occidental Petroleum Corp.
Royal Dutch Shell PLC (ADS)
Schlumberger Ltd.

GENERAL INDUSTRIAL 4.1%

Caterpillar Inc.
Eaton Corp.
General Electric Co.
Koninklijke Philips Electronics N.V. (ADS)
Tyco International Ltd.

INDUSTRIAL COMMODITIES 2.1%

Cemex S.A.B. de C.V. (ADS)
Domtar Corp.
Dow Chemical Co.
Vulcan Materials Co.

TRANSPORTATION 2.0%

FedEx Corp.

Consumer 5.4%

CONSUMER PRODUCTS 0.2%

Avon Products Inc.

PUB/LEISURE 0.4%

Interpublic Group of Cos.

RETAIL & DISTRIBUTION 4.9%

CarMax Inc.
Genuine Parts Co.
Home Depot Inc.
Liberty Media Interactive Series A
Macy's Inc.
Wal-Mart Stores Inc.
Walgreen Co.

This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Energy and Materials Portfolio Sector Positioning

as of June 30, 2009

Global Stock Fund: 21.3% versus MSCI World: 18.2%

Bottom-up company analysis, not macro themes, has led to investments with exposure to a diverse range of products and end markets.

Earnings Drivers				
Commodity Prices	Commodity Prices	Commodity Prices	Commodity Prices	Construction Activity
% of GSF/ % of MSCI World				
Energy (11.5% / 11.4%)	Chemicals (3.3% / 2.5%)	Metals & Mining (1.4% / 3.6%)	Paper Products (1.5% / 0.3%)	Construction Materials (3.6% / 0.4%)
Investments:				
Integrated Oils Chevron *(United States)* Lukoil *(Russia)* Occidental Petroleum*(United States)* Royal Dutch *(United Kingdom)* Total *(France)* Petrobras *(Brazil)* Oil Service Baker Hughes *(United States)* Schlumberger *(United States)* Ultrapar Participacoes *(Brazil)*	Akzo Nobel *(Netherlands)*: Largest chemicals and coatings company Arkema *(France)*: Total Spin-Off. Manufactures a wide range of both generic and brand name chemicals Dow Chemical *(United States)*: Second largest chemical company in the U.S. Lanxess *(Germany)*: Producer of performance and commodity chemicals	Norsk Hydro *(Norway)*: Aluminum Supplier	Domtar *(United States)*: Largest uncoated free-sheet producer in North America	Cemex *(Mexico)*: Third-largest cement company in the world. Lafarge *(France)*: Largest building materials producer in the world

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. Opinions expressed are subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent an account's entire holdings; holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Energy and Materials Portfolio Sector Positioning

June 30, 2009

International Stock Fund: 19.1% versus MSCI EAFE: 18.0%

Bottom-up company analysis, not macro themes, has led to investments with exposure to a diverse range of products and end markets.

	Energy	Commodity & Diversified Chemicals	Metals & Mining	Specialty Chemicals, Fertilizers	Construction Materials
Earnings Drivers	Commodity Prices	Commodity Prices	Commodity Prices	Industrial Agriculture	Construction Activity
% of ISF / % of EAFE	10.1% / 8.7%	2.4% / 1.3%	2.0% / 5.4%	0.2% / 1.6%	4.4% / 0.7%
Investments	Integrated Oils Royal Dutch *(United Kingdom)* Total *(France)* Lukoil *(Russia)* Petrobras *(Brazil)* StatOil *(Netherlands)* Oil Service Schlumberger *(United States)*	Akzo Nobel *(Netherlands)*: Large chemicals and coatings company Arkema *(France)*: Total Spin-Off. Manufactures a wide range of both generic and brand name chemicals. Lanxess *(Germany)*: Producer of performance and commodity chemicals	BHP Billiton *(United Kingdom)*: World's largest mining company; beneficiary of the China-driven commodities "super cycle" Norsk Hydro *(Norway)*: Aluminum supplier	MA Industries *(Israel)*: Largest maker of generic agricultural chemicals.	Cemex *(Mexico)*: Third-largest cement company in the world and one of the most successful multi-national corporations from Latin America Lafarge *(France)*: Largest building materials producer in the world

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. Opinions expressed are subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent an account's entire holdings; holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Energy and Materials Portfolio Sector Positioning

June 30, 2009

International Stock Fund: 19.1% versus MSCI ACWI ex US: 22.4%

Bottom-up company analysis, not macro themes, has led to investments with exposure to a diverse range of products and end markets.

Earnings Drivers

Commodity Prices			Industrial Agriculture	Construction Activity

% of ISF / % of ACWI ex US

Energy (10.1% / 11.5%)	Commodity & Diversified Chemicals (2.4% / 1.2%)	Metals & Mining (2.0% / 6.9%)	Specialty Chemicals, Fertilizers (0.2% / 1.6%)	Construction Materials (4.4% / 0.7%)

Investments

Energy	Commodity & Diversified Chemicals	Metals & Mining	Specialty Chemicals, Fertilizers	Construction Materials
Integrated Oils Royal Dutch *(United Kingdom)* Total *(France)* Lukoil *(Russia)* Petrobras *(Brazil)* StatOil *(Netherlands)* Oil Service Schlumberger *(United States)*	Akzo Nobel *(Netherlands)*: Large chemicals and coatings company Arkema *(France)*: Total Spin-Off. Manufactures a wide range of both generic and brand name chemicals. Lanxess *(Germany)*: Producer of performance and commodity chemicals	BHP Billiton *(United Kingdom)*: World's largest mining company; beneficiary of the China-driven commodities "super cycle" Norsk Hydro *(Norway)*: Aluminum supplier	MA Industries *(Israel)*: Largest maker of generic agricultural chemicals.	Cemex *(Mexico)*: Third-largest cement company in the world and one of the most successful multi-national corporations from Latin America Lafarge *(France)*: Largest building materials producer in the world

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. Opinions expressed are subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent an account's entire holdings; holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Energy and Materials Portfolio Sector Positioning

as of June 30, 2009

Global Stock Fund: 21.3% versus MSCI ACWI: 19.6%

Bottom-up company analysis, not macro themes, has led to investments with exposure to a diverse range of products and end markets.

Earnings Drivers

Commodity Prices				Construction Activity
% of GSF/ % of MSCI ACWI				
Energy (11.5% / 12.0%)	Chemicals (3.3% / 2.5%)	Metals & Mining (1.4% / 4.3%)	Paper Products (1.5% / 0.4%)	Construction Materials (3.6% / 0.4%)
Investments:				
Integrated Oils Chevron *(United States)* Lukoil *(Russia)* Occidental Petroleum*(United States)* Royal Dutch *(United Kingdom)* Total *(France)* Petrobras *(Brazil)* Oil Service Baker Hughes *(United States)* Schlumberger *(United States)* Ultrapar Participacoes *(Brazil)*	Akzo Nobel *(Netherlands)*: Largest chemicals and coatings company Arkema *(France)*: Total Spin-Off. Manufactures a wide range of both generic and brand name chemicals Dow Chemical *(United States)*: Second largest chemical company in the U.S. Lanxess (*Germany*): Producer of performance and commodity chemicals	Norsk Hydro *(Norway)*: Aluminum Supplier	Domtar *(United States)*: Largest uncoated free-sheet producer in North America	Cemex *(Mexico)*: Third-largest cement company in the world. Lafarge *(France)*: Largest building materials producer in the world

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. Opinions expressed are subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent an account's entire holdings; holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

MSCI EAFE Index Returns: 1970–2008

as of December 31, 2008


Year with decline greater than 20%
2008
2001
1990
1974
2002
2000
1992
1973
1970
1982
1981
1997
1996
1994
1984
1979
1976
2007
2005
1995
1991
1989
1977
2006
2004
1999
1998
1988
1987
1983
1980
1971
2003
1993
1978
1975
1972
1985
1986
-60%
-50%
-40%
-30%
-20%
-10%
0%
+10%
+20%
+30%
+40%
+50%
+60%

What Has Followed the Weakest Years?


1974
18%
18%
-23%
Index Decline
Next 3 Years Annualized Return
Next 5 Years Annualized Return
1990
9%
9%
-23%
Index Decline
Next 3 Years Annualized Return
Next 5 Years Annualized Return
2001
12%
15%
-21%
Index Decline
Next 3 Years Annualized Return
Next 5 Years Annualized Return
2008
???
???
-43%
Index Decline
Next 3 Years Annualized Return
Next 5 Years Annualized Return

Source: MSCI. Returns include reinvestment of dividends. The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Opinions expressed are subject to change without notice. The information provided is historical, does not predict future results or profitability and is subject to change without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

MBS Example: Fannie Mae Multifamily Securities

June 30, 2009

FNMA DUS Multifamily Pass-Through Securities (DUS: Delegated Underwriting and Servicing)

FNMA DUS Pool 545209, 6.130% Due 10/1/11

Dodge & Cox Income Fund
Total Holding: 2.1%

Collateral

- Loans on income-producing multifamily properties (5 or more units)
- $1 million to $50 million assumable first lien mortgages
- Substantial penalty for prepayment throughout most of bond's life

Underwriting

- 28 DUS lenders selected by FNMA to underwrite multifamily mortgage loans
- Strict FNMA underwriting guidelines
- Loss-sharing agreement between underwriters and FNMA

Structure

- "Pass-through" security
- Loans typically have 30 year amortization term with balloon payment in year 7 or 10
- FNMA guarantees timely payment of principal and interest
- Investors receive a portion of any prepayment penalty paid by the borrower

Risks

- FNMA does not guarantee the prepayment penalty
- Typically one or two loans per pool

Role In Portfolio

- Stable expected cash flow with no extension risk
- Attractive yield premium
- Dodge & Cox focus on "Mega" DUS pools provides diversification of prepayment/default risk



FNMA guarantee
Multifamily Borrower
DUS Underwriter and Servicer
Investors
Monthly Payment
Loan payment less servicing fee

Direct Investments in Emerging Markets

as of June 30, 2009

International Stock Fund Investments Include a Diversified Group of 23 Companies in 10 Countries

	% Of Total	Company Description
Brazil	**2.9%**	
Petrobras	1.4%	Integrated energy company
Net Servicos	0.8%	Largest cable TV provider in Latin America, with operations in 44 Brazilian cities
Ultrapar	0.7%	Chemical and LPG distributor in Brazil
India	**1.3%**	
ICICI Bank	1.3%	Largest private sector bank in India
Indonesia	**1.1%**	
Telekomunik Indonesia	1.1%	Dominant telecom operator in Indonesia; owns 65% of Telkomsel, the #1 cellular operator in Indonesia
Israel	**0.3%**	
MA Industries	0.2%	Largest maker of generic agriculture chemicals.
Bezeq	0.1%	Dominant telecommunications group in Israel
Mexico	**4.0%**	
Grupo Televisa	1.9%	Largest producer of Spanish-language television content in the world
Cemex	1.1%	Third largest cement company in the world and a successful Latin Multinational
Banorte	0.5%	Fourth largest bank in Mexico and the only bank still locally held
Corporation Geo	0.3%	Homebuilder in Mexico
Consorcio Ara	0.2%	Homebuilder in Mexico
Russia	**1.8%**	
Lukoil	1.8%	One of the world's leading vertically-integrated oil and gas companies
South Africa	**6.2%**	
Naspers	3.3%	Leading pay-tv provider, newspaper and magazine publisher, and Internet service provider in South Africa
Standard Bank	2.3%	Leading bank with operations throughout Sub-Saharan Africa
Tiger Brands	0.5%	Largest food company in South Africa
Adcock Ingram	0.1%	Pharmaceutical unit spun off from Tiger Brands
South Korea	**0.6%**	
LG Electronics	0.6%	Largest footwear brand owner/distributor/retailer and a top 3 sportswear distributor in China
Thailand	**1.3%**	
Kasikornbank	0.8%	Third largest bank in Thailand and the leading lender to small businesses
Bangkok Bank	0.5%	Largest commerical bank in Thailand by loans, deposits, and shareholder's equity
Turkey	**2.5%**	
Anadolu Efes	0.9%	Largest beer bottler (80% share) and soft drinks bottler (66% share) in Turkey
Sabanci Holdings	0.8%	One of Turkey's leading industrial and financial conglomerates- composed of 66 companies
Yapi Kredi	0.8%	Fifth largest bank in Turkey by deposits and loans
TOTAL	**22.0%**	

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. Opinions expressed are subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent an account's entire holdings; holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Direct Investments in Emerging Markets

as of June 30, 2009

Global Stock Fund Investments Include a Diversified Group of 13 Companies in 8 Countries

	% Of Fund	Company Description
Brazil	**2.8%**	
Net Servicos	1.1%	Largest cable TV provider in Latin America, with operations in 44 Brazilian cities
Ultrapar	0.9%	Chemical and LPG distributor in Brazil
Petrobras	0.8%	Integrated energy company
India	**1.0%**	
ICICI Bank	1.0%	Largest private sector bank in India
Indonesia	**0.8%**	
Telekomunik Indonesia	0.8%	Dominant telecom operator in Indonesia; owns 65% of Telkomsel, the #1 cellular operator in Indonesia
Mexico	**2.0%**	
Cemex	1.4%	Third largest cement company in the world and a successful Latin Multinational
Grupo Televisa	0.6%	Largest producer of Spanish-language television content in the world
Russia	**1.2%**	
Lukoil	1.2%	Russia's largest holder of oil reserves and largest independent holder of gas reserves
South Africa	**2.6%**	
Naspers	2.1%	Leading pay-tv provider, newspaper and magazine publisher, and Internet service provider in South Africa
Standard Bank	0.6%	Leading bank with operations throughout Sub-Saharan Africa
Thailand	**0.7%**	
Kasikornbank	0.7%	Third largest bank in Thailand and the leading lender to small businesses
Turkey	**2.1%**	
Anadolu Efes	1.5%	Largest beer bottler (80% share) and soft drinks bottler (66% share) in Turkey
Sabanci Holdings	0.6%	One of Turkey's leading industrial and financial conglomerates- composed of 66 companies
TOTAL	**13.2%**	

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. Opinions expressed are subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent an account's entire holdings; holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Development of Dodge & Cox International Stock Fund

- Originally conceived to develop a global research perspective
- Launched after years of research and due diligence

International Fund Timeline

Mid 80s	Late 80s	Mid 90s	1997	1999	May 2001	June 2009
Recognized need to develop global research expertise for existing clients.	*Ramped up global research efforts. Invested in select international companies in "domestic" portfolios.*	*Decided to explore an international-only portfolio.*	*Formed International Investment Policy Committee to review international research ideas.*	*International seed portfolio established.*	*DODFX launched*	*DODFX: $27.9 B in assets.*

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Development of Dodge & Cox Global Stock Fund

- Dodge & Cox has been building up its global research capabilities since the late 1980s
- Global Stock Fund allows investors to benefit from Dodge & Cox's investment expertise with minimal geographic restrictions[1]

Global Fund Timeline

Mid 80s	Late 80s	Mid 90s	May 2001	May 2008
Recognized need to develop global research expertise for existing clients.	*Ramped up global research efforts. Invested in select international companies in "domestic" portfolios.*	*Decided to explore global and international-only portfolios.*	*DODFX launched*	*DODWX launched*

[1] Under normal circumstances at least 40% of the Global Stock Fund will be invested in non-U.S. stocks.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Current Valuations for MSCI World

as of June 30, 2009

Current P/E


P/E Ratio
40x
30x
20x
10x
0x
1996
1998
2000
2002
2004
2006
2008
6/30/2009
21x
17x

Normalized 5-Year P/E*


Normalized 5-Year P/E Ratio
40x
30x
20x
10x
0x
2000
2001
2002
2003
2004
2005
2006
2007
2008
25x
12x

Current Dividend Yield


Dividend Yield
5%
4%
3%
2%
1%
0%
1996
1998
2000
2002
2004
2006
2008
6/30/2009
3.0%
2.2%

Observation

- Valuations—whether they are measured by Current P/E, Normalized 5-Year P/E or Dividend Yield—are attractive in relation to historical averages.

Sources: MSCI, Bloomberg LP ■ = Historical Average ■ = Current

Normalized 5-Year P/E is calculated based on a five-year normalized earnings figure.

This illustration does not reflect the current or future performance of any Dodge & Cox fund and is for illustrative purposes only. The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Current Valuations for MSCI EAFE

as of June 30, 2009

Current P/E



50x
40x
30x
20x
10x
0x
P/E Ratio
1970
1974
1978
1982
1986
1990
1994
1998
2002
2006
Jun-09
19x
18x

Normalized 5-Year P/E



50x
40x
30x
20x
10x
0x
Normalized 5-Year P/E Ratio
1977
1979
1981
1983
1985
1987
1989
1991
1993
1995
1997
1999
2001
2003
2005
2007
Jun-09
26x
11x

Current Dividend Yield



6%
5%
4%
3%
2%
1%
0%
Dividend Yield
1970
1974
1978
1982
1986
1990
1994
1998
2002
2006
Jun-09
3.8%
2.9%

Sources: MSCI, Leuthold ■ = Historical Average ■ = Current

Observation

- Valuations—whether they are measured by Current P/E, Normalized 5-Year P/E or Dividend Yield—are attractive in relation to historical averages.

Normalized 5-Year P/E is calculated based on a five-year normalized earnings figure.

This illustration does not reflect the current or future performance of any Dodge & Cox fund and is for illustrative purposes only. The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Common Issuers – Corporate Bonds & Equities

as of June 30, 2009

Dodge & Cox Income Fund – Corporate Issuers Summary

- Corporate bonds represented 49.4% of Income Fund assets as of 6/30/09
  - 46 corporate issuers
  - 24 issuers, representing 26.4% of Income Fund assets, were also represented in either the Dodge & Cox Stock, Dodge & Cox International Stock, or Dodge & Cox Global Stock Funds
  - Issuers representing 53.5% of the Income Fund's corporate exposure were also held in one or more Dodge & Cox equity mutual funds

- Individual issuers held in the Income Fund and one or more Dodge & Cox equity mutual funds[a]

BHP Billiton Limited
Boston Scientific Corp.
Capital One Financial Corp.
Comcast Corp.
Covidien Ltd.
Dow Chemical Co.
FedEx Corp.
General Electric Co.
Hewlett-Packard Co.
HSBC Holdings PLC
Lafarge SA
Liberty Media Corp.
Macy's, Inc.
Pfizer, Inc.
Roche Holding Ltd.
SLM Corp.
Sprint Nextel Corp.
Time Warner Cable, Inc.
Time Warner, Inc.
Travelers Cos., Inc.
WellPoint, Inc.
Wells Fargo & Co.
Wyeth
Xerox Corp.

- Individual issuers held in the Income Fund but not held in any Dodge & Cox equity mutual fund[a]

American International Group, Inc.
AT&T, Inc.
Bank of America Corp.
Boston Properties, Inc.
Burlington Northern Santa Fe Corp.
CIGNA Corp.
Citigroup, Inc.
Cox Communications, Inc.
CSX Corp.
Dillard's, Inc.
Ford Motor Credit Company [b]
GMAC LLC [c]
HCA, Inc.
Health Net, Inc.
JPMorgan Chase & Co.
Kaupthing Bank hf
Liberty Mutual Group, Inc.
Nordstrom, Inc.
Norfolk Southern Corp.
Reed Elsevier Group PLC
Roche Holding Ltd.
Union Pacific Corp.
Unum Group

[a]Except as noted, investments grouped by parent company. Actual securities may be issued by the listed parent company or one of its subsidiaries. [b]Subsidiary. [c]Includes cumulative preferred stock of "Preferred Blocker, Inc." a subsidiary of GMAC LLC.

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. Holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Contribution to Yield (by Sector)

June 30, 2009

Dodge & Cox Balanced Fund - Bond Portion Only



Contribution to Yield, Years
7
6
5
4
3
2
1
-
Dodge & Cox Balanced Fund - Bond Portion Only
Barclays Capital Aggregate Bond Index
6%
20%
24%
40%
70%
40%
100%
100%
Government
Mortgage
Credit
Total

	Government		Mortgage		Credit		Total	
Weight (%)	6.73	35.27	37.30	38.09	55.98	26.64	100.00	100.00
Yield to Maturity	5.18	2.36	4.04	4.34	7.84	6.14	6.24	4.12
Contribution to Yield [(a)]	*0.35*	*0.83*	*1.51*	*1.65*	*4.39*	*1.64*	*6.24*	*4.12*

Source: Barclays Capital POINT System.

[(a)]Includes cumulative preferred stock of "Preferred Blocker, Inc." a subsidiary of GMAC LLC. [(b)]Contribution to Yield = Portfolio weightings (%) x Yield to Maturity (Years). The above information is not a complete analysis of every material fact concerning any market, industry or investment.

The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Contribution to Yield (by Sector)

June 30, 2009

Dodge & Cox Income Fund



Contribution to Yield (%)
Dodge & Cox Income Fund
Barclays Capital Aggregate Bond Index
0.2%
0%
4%
20%
26%
40%
70%
40%
100%
100%
Cash
Government
Mortgage
Credit[a]
Total

	Cash		Government		Mortgage		Credit[a]		Total	
Weight (%)	4.12	0.00	7.41	35.27	37.36	38.09	51.10	26.64	100.00	100.00
Yield to Maturity	0.29	0.00	3.24	2.36	3.79	4.34	7.41	6.14	5.45	4.12
Contribution to Yield [b]	*0.01*	*0.00*	*0.24*	*0.83*	*1.42*	*1.65*	*3.79*	*1.64*	*5.45*	*4.12*

Source: Barclays Capital POINT System.

[a]Includes cumulative preferred stock of "Preferred Blocker, Inc." a subsidiary of GMAC LLC. [b]Contribution to Yield = Portfolio weightings (%) x Yield to Maturity (Years). The above information is not a complete analysis of every material fact concerning any market, industry or investment.
The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Contribution to Duration (by Sector)

June 30, 2009

Dodge & Cox Income Fund



Contribution to Duration, Years
5
4
3
2
1
Dodge & Cox Income Fund
Barclays Capital Aggregate Bond Index
7%
39%
23%
26%
70%
35%
100%
100%
Government
Mortgage
Credit (a)
Total (b)

	Government		Mortgage		Credit		Total	
Weight (%)	7.41	35.27	37.36	38.09	51.10	26.64	100.00	100.00
Duration (Years)	3.73	4.71	2.32	2.95	5.04	5.69	3.72	4.30
Contribution to Duration [c]	0.28	1.66	0.87	1.12	2.58	1.52	3.72	4.30

Source: Barclays Capital POINT System. [a]Includes cumulative preferred stock of "Preferred Blocker, Inc." a subsidiary of GMAC LLC. [b]Portfolio cash weight = 4.12% (not shown in chart). Contribution to duration from cash is zero. [c] Contribution to Duration = Portfolio weightings (%) x Duration (Years)

The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Contribution to Duration (by Sector)

Dodge & Cox Balanced Fund – Bond Portion Only


Contribution to Duration, Years
5
4
3
2
1
-
Dodge & Cox Balanced Fund - Bond Portion Only
Barclays Capital Aggregate Bond Index
9%
39%
24%
26%
67%
35%
100%
100%
Government
Mortgage
Credit[a]
Total[b]

	Government		Mortgage		Credit[a]		Total[b]	
Weight (%)	6.73	35.27	37.30	38.09	55.98	26.64	100.00	100.00
Duration (Years)	5.60	4.71	2.52	2.95	4.75	5.69	3.98	4.30
Contribution to Duration[c]	0.38	*1.66*	0.94	*1.12*	2.66	*1.52*	3.98	*4.30*

Source: Barclays Capital POINT System. [a]Includes cumulative preferred stock of "Preferred Blocker, Inc." a subsidiary of GMAC LLC. [b]Portfolio cash weight = 0.0% (not shown in chart). Contribution to duration from cash is zero. [c]Contribution to Duration = Portfolio weightings (%) x Duration (Years)

The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Serving Consumers in the Developing World

as of June 30, 2009

Long-Term Growth + Low Valuation = Investment Opportunity

	Description	Companies
Consumer Goods	*Branded products and retail / convenience as time becomes more valuable and consumers aspire to higher living standards*	Anadolu Efes, Belle International, Hang Lung, Link REIT, Tiger Brands
Healthcare	*As per capita income grows, healthcare becomes a greater priority, increasing opportunities for global suppliers of pharmaceuticals.*	Adcock Ingram, Bayer, GlaxoSmithKline, Novartis, Roche Holding, Sanofi-Aventis
Homeownership	*As consumers become wealthier, they build new homes and renovate existing residences.*	Cemex, Consorcio Ara, Corporation Geo, Wienerberger
Leisure and Entertainment	*Increased time spent on leisure activities & consumption of localized entertainment content*	Grupo Televisa, Liberty Global, Naspers, Net Servicos, News Corp, Sony, Television Broadcasts Ltd.
Personal Credit	*Banks introducing consumer credit through credit cards, mortgage lending*	Bangkok Bank, Banorte, HSBC Holdings, ICICI Bank, Kasikorn, Sabanci Holdings, Standard Bank, Standard Chartered, Unicredit, Yapi Kredi
Personal Transportation	*Car and/or motorcycle manufacturers with leading positions in Emerging Markets*	BMW, Honda, Yamaha Motor
Technology and Telecommunications	*Access to communications networks and content*	▪ Bezeq, Millicom, PT Telekom, Telefonica (Communications Networks) ▪ Alcatel-Lucent, Ericsson, LG Electronics, Nokia, Panasonic, Tyco Electronics, Sony (Electronic Equipment)

Serving Consumers in the Developing World

as of June 30, 2009

Long-Term Growth + Low Valuation = Investment Opportunity

	Description	Companies
Consumer Goods	Branded products and retail / convenience as time becomes more valuable and consumers aspire to higher living standards	Anadolu Efes, eBay
Healthcare	As per capita income grows, healthcare becomes a greater priority, increasing opportunities for global suppliers of pharmaceuticals.	GlaxoSmithKline, Novartis, Sanofi-Aventis
Homeownership	As consumers become wealthier, they build new homes and renovate existing residences.	Cemex, Lafarge, Wienerberger
Leisure and Entertainment	Increased time spent on leisure activities & consumption of localized entertainment content	Grupo Televisa, Naspers, News Corp, Net Servicos, Sony
Personal Credit	Banks introducing consumer credit through credit cards, mortgage lending	HSBC Holdings, Sabanci Holdings, Standard Bank, ICICI Bank
Personal Transportation	Car and/or motorcycle manufacturers with leading positions in Emerging Markets	BMW, Yamaha Motor
Technology and Telecommunications	Access to communications networks and content	PT Telecom, Telefonica (Communications networks) Alcatel-Lucent, Panasonic, Motorola, Nokia, Sony, Hewlett-Packard (Electronic Equipment)

Portfolio Structure vs. Benchmark

Market Sector	Dodge & Cox Income Fund	Barclays Capital Aggregate Bond Index[a]
Cash	4.1 %	0.0 %
U.S. Treasury	3.3	25.7
Federal Agency	4.1	9.6
Mortgage Pass-Through[b]	34.3	38.1
Coll. Mtge Obligation	3.1	0.0
Asset Backed/CMBS	1.7	3.8
Finance[c]	17.4	6.5
Industrial	28.1	10.0
Transportation	3.9	0.0
Utility	0.0	2.2
Non-Corporate	0.0	4.1
Total:	**100.0 %**	**100.0 %**

Quality		
Cash	4.1 %	0.0 %
U.S. Treasury	3.3	25.7
Federal Agency	39.9	47.6
Aaa	2.4	5.8
Aa	7.5	3.8
A	15.2	9.5
Baa	17.5	7.6
Ba	2.3	0.0
B	0.0	0.0
Below B	7.8	0.0
Total:	**100.0 %**	**100.0 %**

Maturity	Dodge & Cox Income Fund	Barclays Captial Aggregate Bond Index[a]
0-1 Years	9.1 %	0.0 %
1-5	50.5	49.4
5-10	29.2	37.8
10-15	1.2	4.9
15-20	1.3	1.9
20-25	5.1	1.9
25 & Over	3.6	4.1
Total:	**100.0 %**	**100.0 %**

Weighted-Average Characteristics[d]		
Average Maturity	6.5 Yrs	6.7 Yrs
Effective Duration	3.7 Yrs	4.3 Yrs
Quality[e]	A1	Aa1
Average Coupon	5.8 %	4.9 %
Yield - to - Maturity[d]	5.45 %	4.12 %

The SEC yield calculated for June 30, 2009 was 5.85%[f]

SEC Standardized Average Annual Total Returns for Income Fund as of 6/30/09 1 Year 7.19%; 5 Years 4.65%; 10 Years 6.07%

[a]Source: Barclays Capital Point System. [b]These mortgages are all pass-through securities guaranteed by Federal Agencies. [c]Includes cumulative preferred stock of "Preferred Blocker, Inc." a subsidiary of GMAC LLC. [d]Yield and Principal value fluctuate with market conditions. [e] The Fund's quality distribution and average quality are calculated using ratings from Moody's Investor Services. If no Moody's rating is available, the Standard & Poor's or Fitch rating is used. If unrated, the investment manager determines a comparable rating. In calculating average quality, the investment manager assigns ratings to U.S. Treasuries and Government Related securities that are higher than the ratings assigned to other securities rated AAA. The BCAG's credit quality ratings reference Moody's, Standard & Poor's, and Fitch ratings. The BCAG's methodology for calculating average credit quality differs from that used by the Fund. Applying the BCAG methodology, the Fund's average credit quality would be A1. The credit quality of the investments in the portfolio does not apply to the stability or safety of the Fund or its shares. [f]The SEC yield is an annualization of the Fund's total net investment income per share for the 30-day period ended on the last day of the month.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Portfolio Structure vs. Benchmark

Market Sectors	Dodge & Cox Balanced Fund Bond Portion Only	Barclays Capital Aggregate Bond Index[a]
U.S. Treasury	0.0 %	25.7 %
Federal Agency	6.7	9.6
Mortgage Pass-Through[b]	28.1	38.1
Coll. Mtge Obligation	9.2	0.0
Asset Backed/CMBS	0.3	3.8
Finance[c]	24.9	6.5
Industrial	24.9	10.0
Transportation	5.9	0.0
Utility	0.0	2.2
Non-Corporate	0.0	4.1
Total:	100.0 %	100.0 %

Quality	Dodge & Cox Balanced Fund Bond Portion Only	Barclays Capital Aggregate Bond Index[a]
U.S. Treasury	0.0 %	25.7 %
Federal Agency	42.3	47.6
Aaa	0.4	5.8
Aa	13.5	3.8
A	11.4	9.5
Baa	20.4	7.6
Ba	3.2	0.0
B	0.2	0.0
Below B	8.6	0.0
Total:	100.0 %	100.0 %

Maturity	Dodge & Cox Balanced Fund Bond Portion Only	Barclays Capital Aggregate Bond Index[a]
0-1 Years	1.9 %	0.0 %
1-5	59.0	49.4
5-10	25.9	37.8
10-15	1.9	4.9
15-20	1.9	1.9
20-25	5.5	1.9
25 & Over	3.9	4.1
Total:	100.0 %	100.0 %

Weighted-Average Characteristics[d]	Dodge & Cox Balanced Fund Bond Portion Only	Barclays Capital Aggregate Bond Index[a]
Average Maturity	6.7 Yrs	6.7 Yrs
Effective Duration	4.0 Yrs	4.3 Yrs
Quality[e]	A1	Aa1
Average Coupon	6.2 %	4.9 %
Yield-to-Maturity[d]	6.24 %	4.12 %

The Fund's SEC yield for June 30. 2009 was 2.80%[f]

SEC Standardized Average Annual Total Returns as of 6/30/09: Balanced Fund: 1 Year -20.13%; 5 Years -1.02%; 10 Years 4.16%.

[a]Source: Barclays Capital POINT System. [b]These mortgages are all pass-through securities guaranteed by Federal Agencies. [c]Includes cumulative preferred stock of "Preferred Blocker, Inc." a subsidiary of GMAC LLC. [d]Yield and Principal value fluctuate with market conditions. [e] The Fund's quality distribution and average quality are calculated using ratings from Moody's Investor Services. If no Moody's rating is available, the Standard & Poor's or Fitch rating is used. If unrated, the investment manager determines a comparable rating. In calculating average quality, the investment manager assigns ratings to U.S. Treasuries and Government Related securities that are higher than the ratings assigned to other securities rated Aaa. The BCAG's credit quality ratings reference Moody's, Standard & Poor's, and Fitch ratings. The BCAG's methodology for calculating average credit quality differs from that used by the Fund. Applying the BCAG methodology, the Fund's average credit quality would be A2. The credit quality of the investments in the portfolio does not apply to the stability or safety of the Fund or its shares. [f]The SEC yield is an annualization of the Fund's total net investment income per share for the 30-day period ended on the last day of the month.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risk and expenses. To obtain a Fund's prospectus which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Portfolio Holdings

as of June 30, 2009

Dodge & Cox Stock Fund

Technology, Media and Telecommunications 36.5%

CONSUMER ELECTRONICS 3.5%

Panasonic Corp. (ADS)
Sony Corp. (ADS)

ELECTRONIC MEDIA 10.5%

Comcast Corp. (Cl A)
DISH Network Corp. (Cl A)
Liberty Global Class C
Liberty Global Inc. (Cl A)
Liberty Media Corp. Entertainment Series A
News Corp. (Cl A)
Time Warner Cable Inc.
Time Warner Inc.

TECHNOLOGY 20.6%

Adobe Systems Inc.
Autodesk Inc.
BMC Software Inc.
Cadence Design Systems Inc.
Citrix Systems Inc.
Computer Sciences Corp.
Compuware Corp.
eBay Inc.
Ericsson ADR
Hewlett-Packard Co.
Hitachi Ltd. (ADS)
Kyocera Corp. (ADS)
Maxim Integrated Products Inc.
Molex Inc.
Molex Inc. (Cl A)
Motorola Inc.
Pitney Bowes Inc.
Symantec Corp.
Synopsys Inc.
Tyco Electronics Ltd.
Xerox Corp.

TELECOM 1.9%

Sprint Nextel Corp.

Health Care 27.3%

HEALTH CARE SERVICES 7.0%

Cardinal Health Inc.
Health Management Associates Inc. (Cl A)
UnitedHealth Group Inc.
WellPoint Inc.

MEDICAL DEVICES 2.2%

Boston Scientific Corp.
Covidien PLC
Thermo Fisher Scientific Inc.

PHARMACEUTICALS 18.1%

Amgen Inc.
GlaxoSmithKline PLC (ADS)
Merck & Co. Inc.
Novartis AG (ADS)
Pfizer Inc.
Sanofi-Aventis S.A. (ADS)
Wyeth

Finance 11.3%

BANKS 4.9%

BB&T Corp.
HSBC Holdings PLC (ADS)
Wells Fargo & Co.

FINANCIAL SERVICES 4.7%

Bank of New York Mellon Corp.
Capital One Financial Corp.
Credit Suisse Group (ADS)
Legg Mason Inc.
SLM Corp.
State Street Corp.

INSURANCE 1.8%

Aegon N.V. (ADS)
Genworth Financial Inc. (Cl A)
Loews Corp.
Travelers Cos. Inc.

Industrials / Energy 19.8%

ENERGY 11.1%

Baker Hughes Inc.
Chevron Corp.
Occidental Petroleum Corp.
Royal Dutch Shell PLC (ADS)
Schlumberger Ltd.

GENERAL INDUSTRIAL 4.4%

Caterpillar Inc.
Eaton Corp.
General Electric Co.
Koninklijke Philips Electronics N.V. (ADS)
Tyco International Ltd.

INDUSTRIAL COMMODITIES 2.2%

Cemex S.A.B. de C.V. (ADS)
Domtar Corp.
Dow Chemical Co.
Vulcan Materials Co.

TRANSPORTATION 2.0%

FedEx Corp.

Consumer 5.2%

CONSUMER PRODUCTS 0.2%

Avon Products Inc.

PUB/LEISURE 0.3%

Interpublic Group of Cos.

RETAIL & DISTRIBUTION 4.7%

CarMax Inc.
Genuine Parts Co.
Home Depot Inc.
Liberty Media Interactive Series A
Macy's Inc.
Wal-Mart Stores Inc.
Walgreen Co.

This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

International Stock Fund Holdings

June 30, 2009

	Developed Markets				Emerging Markets		
	UK	Europe	Japan	Other Developed	EM Asia	EM EMEA	EM Latin America
Consumer Discretionary 16.8%		Accor BMW	Honda Panasonic NGK Spark Plug Sony Yamaha Motor	Belle International Li & Fung Liberty Global News Corp Television Broadcasts Ltd.	LG Electronics	**Naspers**	Consorcio Ara Corporation Geo Grupo Televisa Net Servicos Ultrapar
Consumer Staples 1.5%			Aderans			Tiger Brands Anadolu Efes	
Energy 10.1%	Royal Dutch Shell	StatOil Hydro Total		**Schlumberger**		Lukoil	Petrobras
Financials 23.4%	**HSBC Holdings** RBOS **Standard Chartered**	Aegon **Credit Suisse** Swiss Life Swiss Re Unicredit	Bank of Yokohama Mitsubishi UFJ Tokio Marine Holdings	Hang Lung Group Hang Lung Properties Link REIT	Bangkok Bank ICICI Bank Kasikorn Bank	Haci Omer Sabanci **Standard Bank** Yapi ve Kredi Bankasi	Grupo Banorte
Healthcare 11.6%	GlaxoSmithKline	Bayer Covidien **Novartis** Roche Holding Sanofi-Aventis	Mediceo Paltac			Adcock Ingram	
Industrials 9.2%	Experian	Nexans Philips Electronics **Schneider Electric** Tyco International TNT Volvo Wienerberger	Mitsubishi Electric TOTO				
Information Technology 11.8%		Alcatel-Lucent Ericsson Infineon **Nokia** Tyco Electronics	Brother Industries Fujifilm Holdings Fujitsu Hitachi Kyocera Murata Manufacturing		Chartered Semiconductor		
Materials 9.0%	BHP Billiton	Akzo Nobel Arkema **Lafarge** Lanxess Norsk Hydro				MA Industries	Cemex
Telecom Services 3.4%		Millicom Intl Cellular Telefonica			Telekomunik Indonesia	Bezeq	
Utilities 0%							
Equity Sum = 96.8%	11.0%	45.6%	15.0%	7.5%	4.3%	10.8%	6.9%
Cash = 3.2%							

*Companies in bold are International Fund's 10 largest holdings.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Global Stock Fund Holdings

as of June 30, 2009

	Developed Markets					Emerging Markets		
	US	UK	Europe	Japan	Other Developed	EM Asia	EM EMEA	EM Latin America
Consumer Discretionary 12.9%	Comcast Liberty Interactive Macy's News Corp Time Warner Time Warner Cable		BMW	Panasonic Sony Yamaha Motor	Television Broadcasts		**Naspers**	Grupo Televisa Net Servicos Ultrapar Participacoes
Consumer Staples 1.6%	Avon Products						Anadolu Efes	
Energy 11.5%	Baker Hughes Chevron Occidental Petroleum **Schlumberger**	Royal Dutch Shell	Total				Lukoil	Petrobras
Financials 20.9%	Bank of NY Mellon **Capital One** Legg Mason State Street Wells Fargo	HSBC Holdings RBOS Standard Chartered	Aegon Credit Suisse **Swiss Re** **Unicredit**	Tokio Marine	Hang Lung Group Hang Lung Properties	Kasikornbank ICICI Bank	Haci Omer Sabanci Standard Bank	
Healthcare 14.7%	Amgen **Merck** Thermo Fisher UnitedHealth WellPoint Wyeth	GlaxoSmithKline	Bayer Covidien **Novartis** Roche Sanofi-Aventis					
Industrials 9.5%	Eaton FedEx General Electric		Philips Electronics **Schneider Electric** Tyco International Wienerberger	Mitsubishi Electric				
Information Technology 13.7%	Cadence Design Systems Computer Sciences Compuware eBay **Hewlett-Packard** Maxim Integrated Motorola Symantec Synopsys Tyco Electronics Xerox		Alcatel-Lucent Ericsson Infineon Nokia	Kyocera				
Materials 9.8%	Domtar Dow Chemical		Akzo Nobel Arkema **Lafarge** Lanxess Norsk Hydro					Cemex
Telecom Services 3.3%	Sprint		Telefonica			Telekomunik Indonesia		
Utilites 0%								
Equity Sum = 97.9%	38.6%	7.0%	32.8%	4.6%	1.6%	2.5%	6.0%	4.8%
Cash = 2.1%								

*Companies in bold are Global Stock Fund's 10 largest holdings.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Finding Investment Value in Pharmaceutical Stocks

as of June 30, 2009

Dodge & Cox International Stock Fund

Opportunities

- Valuations have declined significantly.
- Strong balance sheets and high free cash flow provide downside protection.
- Research product pipelines offer potential growth.
- Abundant cost-cutting opportunities exist, and are being acted on by management at many companies.
- Investments include: Adcock Ingram, Bayer, GlaxoSmithKline, Novartis, Roche Holding, and Sanofi-Aventis.

Risks

- Slower industry growth is due in part to falling R&D productivity.
- High profit margins are vulnerable to patent expirations and pricing restrictions.
- Private payers and governments outside the U.S. are increasing their control over prescribing decisions, along with the risk that the U.S. government may follow.

Pharmaceutical Industry Characteristics

Declining Valuations



MSCI EAFE Pharmaceutical Industry
Price-to-Earnings Ratio (x)
35.0
30.0
25.0
20.0
15.0
10.0
2000
2001
2002
2003
2004
2005
2006
2007
2008
6/30/2009

Source: FactSet

Potential Growth Opportunities from Increasing Drug Development



# of Drugs In Clinical Development
1,800
1,650
1,500
1,350
1,200
1,050
900
750
600
450
300
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
Phase I
Phase II
Phase III

Source: Merrill Lynch

We Have Increased Our Pharmaceutical Portfolio Weighting Over Time



14%
12%
10%
8%
6%
4%
2%
0%
MSCI EAFE
Dodge & Cox ISF
2001
2002
2003
2004
2005
2006
2007
2008
6/30/2009

Source: FactSet, Dodge & Cox

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. Opinions expressed are subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent an account's entire holdings; holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Finding Investment Value in Pharmaceutical Stocks

as of June 30, 2009

Current Pharmaceutical Investments Include: *Bayer, GlaxoSmithKline, Merck & Co., Novartis, Roche, Sanofi-Aventis and Wyeth.*

Opportunities

- Valuations have declined significantly.
- Conservative balance sheets, high free cash flow, and share repurchases at many companies provide strategic options.
- Strong product pipelines offer future growth opportunities.
- Abundant cost-cutting opportunities.

Risks

- Industry growth slowing because of falling R&D productivity, patent expirations, and international sales constraints.
- High profit margins vulnerable to pricing pressure by government and private payers.
- Increasing regulatory scrutiny of the drug industry.

Pharmaceutical Industry Characteristics

Declining Valuations



MSCI World Pharmaceutical Industry
Price-to-Earnings ratio (x)
35.0
30.0
25.0
20.0
15.0
10.0
2001
2002
2003
2004
2005
2006
2007
2008
Mar-09
Jun-09

Source: FactSet

Potential Growth Opportunities from Increasing Drug Development



# of Drugs In Clinical Development
1,800
1,650
1,500
1,350
1,200
1,050
900
750
600
450
300
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
Phase I
Phase II
Phase III

Source: Merrill Lynch

We Have Increased Our Pharmaceutical Portfolio Weighting Over Time



12%
10%
8%
6%
4%
2%
0%
Dodge & Cox GSF
MSCI World
Jun-08
Sep-08
Dec-08
Mar-09
Jun-09

Source: FactSet, Dodge & Cox

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. Opinions expressed are subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent an account's entire holdings; holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Fixed Income Performance

Dodge & Cox Income Fund

Dodge & Cox Income Fund: *7.48%*
Barclays Capital Aggregate Bond Index: *1.79%*

Market Changes

- U.S. Treasury yields rose, the yield curve steepened, and corporate bond yield premiums narrowed during the quarter amid signs of financial sector stabilization. U.S. government programs appeared to gain traction, including a lending program aimed at recovery of the securitization market. Though the U.S. economic recession continues, emergent signs of stabilization offered optimism to investors.
- Yields of 2-year Treasuries rose by 31 bps to 1.11%, 5-year Treasuries rose by 90 bps to 2.56%, 10-year Treasuries rose by 87 bps to 3.53%, and 30-year Treasuries rose by 80 bps to 4.33%. Reflecting this rise in rates, the Barclays Capital Treasury Index returned -3.0% for Q2.
- The Barclays Capital Corporate Index returned 10.4% for the quarter and outperformed comparable-duration Treasuries by an unprecedented 13.6%, with financials staging a significant rally (14.7% quarterly return) as greater clarity emerged about potential government actions with the completion of bank stress tests in May.
- The Barclays Capital MBS Index returned 0.7% for the quarter and outperformed comparable-duration Treasuries by 1.2%.

Dodge & Cox – Relative Return Factors

- The Fund's *corporate sector overweight* added significantly to relative returns given the strong outperformance of the corporate sector (and the financial sector in particular). We added approximately three percentage points to the Fund's corporate weighting during Q2 which further benefited relative returns.
- *Issue-specific corporate performance* was positive, with notably strong performance from GMAC, SLM Corp., Ford Motor Credit, Citigroup, Bank of America cumulative capital securities, Dow Chemical, Macy's, and Dillard's.
- The Fund's *Treasury underweight* (both on a market value and contribution-to-duration basis) contributed positively to relative returns given that Treasuries underperformed other market sectors in Q2.
- The Fund's *nominal yield advantage* significantly benefited relative returns.
- *Issue-specific* MBS performance and the MBS *sector overweight* were both positive for the period.

SEC Standardized Average Annual Total Returns for Income Fund as of 6/30/09 1 Year 7.19%; 5 Years 4.65%; 10 Years 6.07%

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Fixed Income Performance

Dodge & Cox Balanced Fund

Market Changes

- U.S. Treasury yields rose, the yield curve steepened, and corporate bond yield premiums narrowed during the quarter amid signs of financial sector stabilization. U.S. government programs appeared to gain traction, including a lending program aimed at recovery of the securitization market. Though the U.S. economic recession continues, emergent signs of stabilization offered optimism to investors.
- Yields of 2-year Treasuries rose by 31 bps to 1.11%, 5-year Treasuries rose by 90 bps to 2.56%, 10-year Treasuries rose by 87 bps to 3.53%, and 30-year Treasuries rose by 80 bps to 4.33%. Reflecting this rise in rates, the Barclays Capital Treasury Index returned -3.0% for Q2.
- The Barclays Capital Corporate Index returned 10.4% for the quarter and outperformed comparable-duration Treasuries by an unprecedented 13.6%, with financials staging a significant rally (14.7% quarterly return) as greater clarity emerged about potential government actions with the completion of bank stress tests in May.
- The Barclays Capital MBS Index returned 0.7% for the quarter and outperformed comparable-duration Treasuries by 1.2%.

Dodge & Cox – Relative Return Factors

- The Fund's *corporate sector overweight* added significantly to relative returns given the strong outperformance of the corporate sector (and the financial sector in particular). We added approximately three percentage points to the Fund's corporate weighting during Q2 which further benefited relative returns.
- *Issue-specific corporate performance* was positive, with notably strong performance from GMAC, SLM Corp., Ford Motor Credit, Citigroup, Bank of America cumulative capital securities, Dow Chemical, Macy's, and Dillard's.
- The Fund's lack of *Treasury holdings* contributed positively to relative returns given that Treasuries underperformed other market sectors in Q2.
- The Fund's *nominal yield advantage* significantly benefited relative returns.
- *Issue-specific* MBS performance and the MBS *sector overweight* were both positive for the period.

SEC Standardized Average Annual Total Returns as of 6/30/09 Balanced Fund: 1 Year -20.13%; 5 Years -1.02%; 10 Years 4.16%.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Fixed Income Performance

Dodge & Cox Income Fund

Dodge & Cox Income Fund: 7.19%
Barclays Capital Aggregate Bond Index: 6.06%

Market Changes

- U.S. Treasury yields declined, the yield curve steepened, and corporate bond yield premiums increased to record levels amid difficult capital market conditions, unprecedented interventionist U.S. government actions, and a significant slowdown in U.S. and global economic activity. In the second quarter of 2009, non-Treasury sectors staged a significant rally.
- Yields of 2-year Treasuries declined by 151 bps to 1.11%, 5-year Treasuries declined by 77bps to 2.56%, 10-year Treasuries declined by 44bps to 3.53%, and 30-year Treasuries declined by 19bps to 4.33%. The Barclays Capital Treasury Index returned 6.5% for the year.
- The Barclays Capital Corporate Index returned 3.8% for the year and underperformed comparable-duration Treasuries by 3.1%. Financial sector holdings fared far worse than non-financial holdings: the Financial Institutions Index returned -1.5% for the year, compared to 7.7% for Industrials and 8.6% for Utilities.
- The Barclays Capital MBS Index returned 9.4% for the year and outperformed comparable-duration Treasuries by 1.1%.

Dodge & Cox – Relative Return Factors

- The Fund's *nominal yield advantage* significantly benefited relative returns.
- *Issue-specific* MBS performance and the MBS *sector overweight* were both positive for the year.
- The Fund's *corporate sector overweight* detracted from relative returns for part of the year given the underperformance of the corporate sector as a whole and the financial sector in particular. Later, this overweight added significantly to relative returns with the recovery of this sector in Q2. We added approximately ten percentage points to the Fund's corporate weighting year-over-year.
- *Certain corporate holdings* performed poorly including Kaupthing Bank, AIG, Bank of America cumulative capital securities, and Unum Group, offset largely by good performance from Ford Motor Credit, GMAC, and Comcast, among others.
- The Fund's *Treasury underweight* (both on a market value and contribution-to-duration basis) hampered relative returns given the Treasury rally over this period when compared to corporates.

SEC Standardized Average Annual Total Returns for Income Fund as of 6/30/09 1 Year 7.19%; 5 Years 4.65%; 10 Years 6.07%

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Fixed Income Performance

Dodge & Cox Balanced Fund

Market Changes

- U.S. Treasury yields declined, the yield curve steepened, and corporate bond yield premiums increased to record levels amid difficult capital market conditions, unprecedented interventionist U.S. government actions, and a significant slowdown in U.S. and global economic activity. In the second quarter of 2009, non-Treasury sectors staged a significant rally.
- Yields of 2-year Treasuries declined by 151 bps to 1.11%, 5-year Treasuries declined by 77bps to 2.56%, 10-year Treasuries declined by 44bps to 3.53%, and 30-year Treasuries declined by 19bps to 4.33%. The Barclays Capital Treasury Index returned 6.5% for the year.
- The Barclays Capital Corporate Index returned 3.8% for the year and underperformed comparable-duration Treasuries by 3.1%. Financial sector holdings fared far worse than non-financial holdings: the Financial Institutions Index returned -1.5% for the year, compared to 7.7% for Industrials and 8.6% for Utilities.
- The Barclays Capital MBS Index returned 9.4% for the year and outperformed comparable-duration Treasuries by 1.1%.

Dodge & Cox – Relative Return Factors

- The Fund's *nominal yield advantage* significantly benefited relative returns.
- *Issue-specific* MBS performance and the MBS *sector overweight* were both positive for the year.
- The Fund's *corporate sector overweight* detracted from relative returns for part of the year given the underperformance of the corporate sector as a whole and the financial sector in particular. Later, this overweight added significantly to relative returns with the recovery of this sector in Q2. We added approximately ten percentage points to the Fund's corporate weighting year-over-year.
- *Certain corporate holdings* performed poorly including Kaupthing Bank, AIG, Bank of America cumulative capital securities, and Unum Group, offset largely by good performance from Ford Motor Credit, GMAC, and Comcast, among others.
- The absence of *Treasury holdings* hampered relative returns during part of the period given the Treasury rally; later, it was additive to relative returns with the significant recovery of corporates and selloff of Treasuries.

SEC Standardized Average Annual Total Returns as of 6/30/09 Balanced Fund: 1 Year -20.13%; 5 Years -1.02%; 10 Years 4.16%.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

for periods ending June 30, 2009

Dodge & Cox Stock Fund

	YTD	1 Year	3 Years	5 Years	10 Years	20 Years
Stock Fund	4.80%	-29.38%	-12.75%	-2.82%	3.16%	9.87%
Comparative Indices						
S & P 500 Index	3.16%	-26.22%	-8.21%	-2.24%	-2.22%	7.77%
Russell 1000 Value Index	-2.87%	-29.02%	-11.11%	-2.13%	-0.15%	8.12%

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor's 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Russell 1000 Value Index measures the performance of those Russell 1000 companies with lower price-to-book ratios and lower forecasted growth values.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

E-864-071009-041409

Performance Results

Annual Returns for Periods Ending June 30, 2009

	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009
Dodge & Cox Income Fund	2.69%	3.99%	12.55%	9.22%	10.90%	1.38%	5.63%	0.40%	6.47%	3.69%	7.19%
Barclays Capital Aggregate Bond Index	3.13%	4.56%	11.23%	8.63%	10.40%	0.33%	6.81%	-0.81%	6.11%	7.13%	6.06%

Total Average Annual Rates of Return

Periods Ending June 30, 2009



Dodge & Cox Income Fund
Barclays Capital Aggregate Bond Index
Total Returns
8%
7%
6%
5%
4%
3%
2%
1%
6.07%
5.98%
4.65%
5.02%
5.77%
6.43%
7.19%
6.06%
10 Years Annualized
5 Years Annualized
3 Years Annualized
1 Year

Fund total returns are net of expenses and include reinvestment of dividends and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. The Barclays Capital Aggregate Bond Index is a broad-based, unmanaged index composed of investment-grade fixed income securities. Index returns include interest income and, unlike Fund returns, do not reflect fees or expenses.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Annual Returns for Periods Ending June 30, 2009

	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2nd Q 2009[a]
Dodge & Cox Income Fund	2.69%	3.99%	12.55%	9.22%	10.90%	1.38%	5.63%	0.40%	6.47%	3.69%	7.19%	7.48%
Barclays Capital Aggregate Bond Index	3.13%	4.56%	11.23%	8.63%	10.40%	0.33%	6.81%	-0.81%	6.11%	7.13%	6.06%	1.79%

Total Average Annual Rates of Return

Periods Ending June 30, 2009



Dodge & Cox Income Fund
Barclays Capital Aggregate Bond Index
Total Returns
8%
7%
6%
5%
4%
3%
2%
1%
6.07%
5.98%
10 Years Annualized
4.65%
5.02%
5 Years Annualized
5.77%
6.43%
3 Years Annualized
7.19%
6.06%
1 Year
7.75%
1.91%
YTD(a)

[a]Unannualized rate of return. Fund total returns are net of expenses and include reinvestment of dividends and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. The Barclays Capital Aggregate Bond Index is a broad-based, unmanaged index composed of investment-grade fixed income securities. Index returns include interest income and, unlike Fund returns, do not reflect fees or expenses.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Dodge & Cox Funds Performance Results

	YTD	Average Annual Total Returns for periods ending May 31, 2009				
		1 Year	3 Years	5 Years	10 Years	20 Years
Stock Fund	4.83%	-37.08%	-12.72%	-2.33%	3.62%	9.81%
International Stock Fund	17.35%	-35.55%	-7.12%	5.61%	N.A.*	N.A.
Global Stock Fund	14.42%	-37.27%	N.A.**	N.A.	N.A.	N.A.
Balanced Fund	6.03%	-27.33%	-7.79%	-0.78%	4.39%	9.02%
Income Fund	6.20%	4.54%	5.29%	4.43%	5.87%	7.33%
Comparative Indices						
S & P 500	2.95%	-32.56%	-8.24%	-1.90%	-1.71%	7.73%
Russell 1000 Value Index	-2.15%	-35.34%	-10.70%	-1.53%	0.21%	8.14%
MSCI EAFE Index	8.57%	-36.61%	-7.81%	2.87%	N.A.*	N.A.
MSCI World Index	6.83%	-34.82%	N.A.**	N.A.	N.A.	N.A.
Combined Index	2.70%	-18.57%	-2.26%	1.10%	1.61%	7.80%
Barclays Cap. Agg. Bond Index (BCAG)	1.33%	5.37%	6.30%	5.02%	5.88%	7.19%

SEC Standardized Average Annual Total Returns as of 3/31/09
Stock Fund: 1 Year -45.20%; 5 Years -6.59%; 10 Years 2.60%
International Stock Fund: 1 Year -47.99%; 5 Years -0.96%;
Since Inception 5/1/01 – 3/31/09: 2.73%
Balanced Fund: 1 Year -35.24%; 5 Years -4.34%; 10 Years 3.35%;
Income Fund: 1 Year -0.59%; 5 Years 2.72%; 10 Years 5.21%;
Global Fund: Since Inception 5/1/08 – 3/31/09: -54.27%

*Since International Stock Fund's inception on May 1, 2001 through May 31, 2009: 6.54% compared to 1.95% for the MSCI EAFE Index.
**Since Global Stock Fund's inception on May 1, 2008 through May 31, 2009: -36.12% compared to -31.69% for the MSCI World Index.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor's 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Russell 1000 Value Index measures the performance of those Russell 1000 companies with lower price-to-book ratios and lower forecasted growth values. The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is an unmanaged index of the world's stock markets, excluding the United States. The Morgan Stanley Capital International World Index (MSCI World) is a broad-based, unmanaged index aggregated from 23 developed market country indices. The Combined Index reflects an unmanaged portfolio of 60% of the S&P 500 and 40% of the BCAG. The Balanced Fund may, however, invest up to 75% of its total assets in stocks. The Barclays Capital Aggregate Bond Index (BCAG, formerly the Lehman Brothers Aggregate Bond Index) is a widely recognized, unmanaged index of U.S. dollar-denominated investment-grade fixed-income securities.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Fund Overview

as of June 30, 2009

Dodge & Cox Stock Fund

Key Characteristics Shared by Dodge & Cox Funds

- Objective: Long-term growth of principal and income
- Low expenses
- Stable and experienced investment team
- Consistent investment approach
- Team decision-making process
- Historically low turnover resulting from long-term view

Stock Fund Portfolio Characteristics

- Diversified portfolio of 81 securities
- Long-term investment horizon
- Well-established companies:
  - Weighted average market capitalization of $48 billion
- Below-average valuations
  - Price-to-earnings ratio of 9.8x [a]
  - Price-to-book ratio of 1.4x
- Gradual portfolio changes

Dodge & Cox Stock Fund

- Total net assets: $33.5 billion
- Net asset value per share: $77.13
- Expense ratio: 0.53%


Stocks
98.5%
Cash
Equivalents
1.5%

[a] *Trailing P/E calculation excludes negative earners.*

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Fund Overview

as of June 30, 2009

Dodge & Cox International Stock Fund

Key Characteristics Shared by Dodge & Cox Funds

- Objective: Long-Term Growth of Principal and Income
- Low Expenses
- Stable and Experienced Investment Team
- Consistent Investment Approach
- Team Decision-Making Process
- Historically Low Turnover Resulting from Long-Term View

International Stock Fund Portfolio Characteristics

- Diversified Portfolio by Sector & Region
- Long-Term Investment Horizon
- Well-Established Companies:
  - Wtd. Average Market Cap. of $40 Billion
  - Median Market Cap. of $11 Billion
- Below-Average Valuations:
  - Price to earnings ratio (forward) [(a)] of 12.1x
  - Price to sales ratio [(b)] of 0.6x
  - Price to book value of 1.2x
- Gradual Portfolio Shifts

International Stock Fund

- Total Net Assets: $27.9 Billion
- Net Asset Value Per Share: $25.42
- Expense Ratio: 0.66% (as of 6/30/2009)



Equity
96.8%
Cash
3.2%

(a) Price-to-earnings ratio excludes extraordinary items and negative earnings.
(b) Price-to-sales ratio excludes financial services and utilities.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

E-885-072009-071009 |

Fund Overview

as of June 30, 2009

Dodge & Cox Global Stock Fund

Key Characteristics Shared by Dodge & Cox Funds

- Objective: Long-Term Growth of Principal and Income
- Low Expenses
- Stable and Experienced Investment Team
- Consistent Investment Approach
- Team Decision-Making Process
- Low Turnover Resulting from Long-Term View

Portfolio Overview

- Diversified Portfolio by Sector & Region
- Long-Term Investment Horizon
- Well-Established Companies:
  - Wtd. Average Market Cap. of $41 Billion
  - Median Market Cap. of $17 Billion
- Below-Average Valuations:
  - Price to earnings ratio (forward) of 12.0x
  - Price to sales ratio[a] of 0.6x
  - Price to book value of 1.1x
- Gradual Portfolio Shifts

Global Stock Fund

- Total Net Assets: $515.4million
- Net Asset Value Per Share: $6.06
- Expense Ratio (as of 6/30/2009): 0.82%



Equity, 98%
Cash, 2%

(a) Price-to-sales ratio excludes financial services and utilities.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Fund Overview

as of June 30, 2009

Dodge & Cox Stock Fund

[Company Name]

- Stock Fund account(s) value: $0.0 million *(as of June 30, 2009)*
- Client inception date: [Month Year]

Stock Fund Portfolio Characteristics

- Diversified portfolio of 81 securities
- Long-term investment horizon
- Well-established companies:
  - Weighted average market capitalization of $48 billion
- Below-average valuations
  - Price-to-earnings ratio of 9.8x [a]
  - Price-to-book ratio of 1.4x
- Gradual portfolio changes

Dodge & Cox Stock Fund

- Total net assets: $33.5 billion
- Net asset value per share: $77.13
- Expense ratio: 0.53%


Stocks
98.5%
Cash
Equivalents
1.5%

[a] *Trailing P/E calculation excludes negative earners.*

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Fund Overview

as of June 30, 2009

Dodge & Cox International Stock Fund

[Company Name]

- International Stock Fund Account(s) Value: $0.0 million *(as of 6/30/09)*
- Client Inception Date: [Month Year]

International Stock Fund Portfolio Characteristics

- Diversified Portfolio by Sector & Region
- Long-Term Investment Horizon
- Well-Established Companies:
  - Wtd. Average Market Cap. of $40 Billion
  - Median Market Cap. of $11 Billion
- Below-Average Valuations:
  - Price to earnings ratio (forward)[a] of 12.1x
  - Price to sales ratio[b] of 0.6x
  - Price to book value of 1.2x
- Gradual Portfolio Shifts

International Stock Fund

- Total Net Assets: $27.9 Billion
- Net Asset Value Per Share: $25.42
- Expense Ratio: 0.66% (as of 6/30/2009)



Equity
96.8%
Cash
3.2%

(a) Price-to-earnings ratio excludes extraordinary items and negative earnings.
(b) Price-to-sales ratio excludes financial services and utilities.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Fund Overview

as of June 30, 2009

Dodge & Cox Global Stock Fund

[Company Name]

Global Stock Fund Account(s) Value: $0.0 million
(as of June 30, 2009)
Client Inception Date: [Month Year]

Portfolio Overview

- Diversified Portfolio by Sector & Region
- Long-Term Investment Horizon
- Well-Established Companies:
  - Wtd. Average Market Cap. of $41 Billion
  - Median Market Cap. of $17 Billion
- Below-Average Valuations:
  - Price to earnings ratio (forward) of 12.0x
  - Price to sales ratio[a] of 0.6x
  - Price to book value of 1.1x
- Gradual Portfolio Shifts

Global Stock Fund

- Total Net Assets: $515.4 million
- Net Asset Value Per Share: $6.06
- Expense Ratio (as of 6/30/2009): 0.82%


Equity, 98%
Cash, 2%

(a) Price-to-sales ratio excludes financial services and utilities.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

The Number of Securities in the International Stock Fund

June 30, 2009

- The total number of holdings is the result of our bottom-up investment process.
- The number of holdings has increased as we have found new growth opportunities in the Emerging Markets, where market caps are generally smaller, and valuation opportunities in large cap stocks in developed markets.



Developed Markets
Emerging Markets +19
Corporate Actions -4
>$20B +6
$10-20B +9
<$10B -6
Number of Holdings
Number of Holdings
67
+34
-15
+9
-13
+21
-15
+16
-7
+16
-22
91
New Purchases
Sales
12/31/2004 Net Assets: $4B
6/30/2009 Net Assets: $28B

Source: Dodge & Cox

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

MSCI World Index Returns: 1970–2008

as of December 31, 2008



Year with decline greater than 15%
2008
1974
1973
1990
2001
2002
2000
1992
1970
1981
1977
1984
1982
1994
2005
2007
1976
1979
1996
2004
1971
1978
1987
1989
1991
1997
1972
1980
1983
1988
1993
1995
1998
1999
2006
1975
2003
1985
1986
-50%
-40%
-30%
-20%
-15%
-10%
-5%
0%
+5%
+10%
+15%
+20%
+30%
+40%
+50%

What Has Followed the Weakest Years?

Year	Index Decline	Average Annual Return Next Three Years	Average Annual Return Next Five Years
1973	-15%	+4%	+6%
1974	-25%	+15%	+14%
1990	-17%	+11%	+12%
2001	-17%	+7%	+10%
2002	-20%	+19%	+17%
2008	-41%	??	??

Source: MSCI. Returns include reinvestment of dividends. The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Opinions expressed are subject to change without notice. The information provided is historical, does not predict future results or profitability and is subject to change without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Finding Investment Value in Media

as of June 30, 2009

Media Company Valuations Have Fallen and Dividend Yields Have Increased


MSCI EAFE Media Stocks
Price to Cash Earnings
27.0x
24.0x
21.0x
18.0x
15.0x
12.0x
9.0x
6.0x
3.0x
0.0x
Dividend Yield
6%
5%
4%
3%
2%
1%
0%
2000 2001 2002 2003 2004 2005 2006 2007 2008 Jun-09
Price to Cash Earnings
Dividend Yield

We Have Increased Our Weighting In Media


Media Weight
10%
8%
6%
4%
2%
0%
2001 2002 2003 2004 2005 2006 2007 2008 Jun-09
Dodge & Cox
MSCI EAFE

Investment Characteristics of our Media Holdings

International Stock Fund Media Investments

- Grupo Televisa, Liberty Global, Naspers, Net Servicos, News Corp., and Television Broadcasts, Ltd.

Long-term Opportunities of Owning Media Companies

- Growth Opportunities: Media is an attractive play on the growing demand for communications and entertainment in markets around the world. While pay-tv and broadband penetrations are high in Western European markets, these penetrations are low in Eastern Europe, Asia, Latin America, and Africa.
- Broad exposure to content and distribution franchises
- Reasonable valuations and stable financial conditions

Source: FactSet

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. Opinions expressed are subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent an account's entire holdings; holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Finding Investment Value in Media

as of June 30, 2009

Media Company Valuations Have Fallen and Dividend Yields Have Increased



MSCI World Media Stocks
Price-to-Cash Earnings
32.0x
28.0x
24.0x
20.0x
16.0x
12.0x
8.0x
4.0x
0.0x
Dividend Yield
3.5%
3.0%
2.5%
2.0%
1.5%
1.0%
0.5%
Dec-01
Dec-02
Dec-03
Dec-04
Dec-05
Dec-06
Dec-07
Dec-08
Mar-09
Jun-09
Price-to-Cash Earnings
Dividend Yield

Source: FactSet

Investment Characteristics of Our Media Holdings

Global Stock Fund Media Investments: Comcast Corp., Grupo Televisa, Naspers, News Corp., Net Servicos, Television Broadcasts, Time Warner Cable, and Time Warner.

Long-term Opportunities of Owning Media Companies:

- Growth Opportunities: Media is an attractive play on the growing demand for communications and entertainment in markets around the world. While pay-tv and broadband penetrations are high in Western European markets, these penetrations are low in Eastern Europe, Asia, Latin America, and Africa.
- Broad exposure to content and distribution franchises.
- Reasonable valuations and stable financial conditions.

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. Opinions expressed are subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent an account's entire holdings; holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Mortgage-Backed Securities Strategy

Major Elements of our MBS Strategy

- A focused approach to MBS investing, utilizing fundamental research on borrower, loan, and program characteristics to identify attractive opportunities.
- Incorporating a significant amount of non-Index Agency mortgage securities.
- Portfolio weighting based on relative value, incorporating dynamic scenario analysis of potential total returns vs. similar-duration alternatives.

Dodge & Cox Income Fund MBS Portfolio (37.4% of Total Portfolio)



15-year Pass-Throughs 37%(c)
30-year Pass-Throughs 22%
"Vendees" 1%
FNMA 'DUS' 6%
"Reperforming" 6%
PACS & Other CMOs 2%
Hybrid ARMs 17%
30-year Pass - Throughs (Non-Standard: "10/20") 9%

Barclays Capital MBS Index[(a)] (38.1% of Index)



Seasoned 30-year Pass-Throughs 56%
Unseasoned 30-year Pass-Throughs 23%(b)
15-year Pass-Throughs 15%(c)
Hybrid ARMs 6%

[(a)]Source: Barclays Capital POINT System. [(b)] > 340 months to weighted-average maturity [(c)] Includes 20-Year Pass-Throughs

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. Holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Mortgage-Backed Securities Strategy

June 30, 2009

Major Elements of our MBS Strategy

- A focused approach to MBS investing, utilizing fundamental research on borrower, loan, and program characteristics to identify attractive opportunities.
- Incorporating a significant amount of non-Index Agency mortgage securities.
- Portfolio weighting based on relative value, incorporating dynamic scenario analysis of potential total returns vs. similar-duration alternatives.

Dodge & Cox Balanced Fund – Bond Portion Only MBS Portfolio (37.3% of Total Portfolio)



15-year Pass-Throughs 25% (c)
30-year Pass-Throughs 21%
30-year Pass - Throughs (Non-Standard "10/20") 16%
Hybrid ARMs 4%
PACS & Other CMOs 11%
"Reperforming" 14%
FNMA 'DUS' 9%

Barclays Capital MBS Index[a] (38.1% of Index)



Seasoned 30-year Pass-Throughs 56%
Unseasoned 30-year Pass-Throughs 23% (b)
Hybrid ARMs 6%
15-year Pass-Throughs 15% (c)

[a]Source: Barclays Capital POINT System. [b] > 340 months to weighted-average maturity [c]Includes 20-Year Pass-Throughs

The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Emerging Markets Countries

as of June 30, 2009

Asia	Latin America	Europe, Middle East, and Africa
China	Argentina	Czech Republic
India	**Brazil**	Egypt
Indonesia	Chile	Hungary
Korea	Colombia	**Israel**
Malaysia	**Mexico**	Jordan
Pakistan	Panama	Morocco
Philippines	Peru	Poland
Sri Lanka	Venezuela	**Russia**
Taiwan		**South Africa**
Thailand		**Turkey**

Bold indicates country in which the International Stock Fund currently invests.

Source: MSCI

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Emerging Markets Countries

as of June 30, 2009

Asia	Latin America	Europe, Middle East, and Africa
China	**Brazil**	Czech Republic
India	Chile	Egypt
Indonesia	Colombia	Hungary
Korea	**Mexico**	Israel
Malaysia	Peru	Morocco
Philippines		Poland
Taiwan		**Russia**
Thailand		**South Africa**
		Turkey

Bold indicates country in which the Global Stock Fund currently invests.

Source: MSCI

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Japan Holdings

as of June 30, 2009

Bottom-up selection of individual companies based on long-term fundamentals and valuation

		Globally Focused	% of ISF	Domestically Focused	% of ISF
Industry Leaders · Market leaders · Technological innovation · Strong competitive position	10.8%	Kyocera	2.0%	Mitsubishi UFJ	0.6%
		Fujifilm Holdings	1.6%	Bank of Yokohama	0.6%
		Mitsubishi Electric	**1.3%**	Mediceo Paltac	0.5%
		Honda	1.0%	TOTO	0.4%
		Yamaha Motor	0.9%	Tokio Marine Holdings	0.3%
		Brother Industries	0.7%	Nippon Yusen	-
		NGK Spark Plug	0.6%	Chugai Pharmaceutical	-
		Murata Manufacturing	**0.3%**		
		Hirose Electric	-		
Restructuring / Turnaround	4.2%	Sony	1.6%	Aderans	0.1%
		Panasonic	1.4%	Shinsei Bank	-
		Fujitsu	0.8%	Central Japan Railway	-
		Hitachi	0.3%		
		Seiko Epson	-		
		Yamaha	-		
ISF	15.0%		12.5%		2.5%
MSCI EAFE	24.1%		8.3%		15.8%

Bold: holdings bought since 2008. Lighter Shade: sold since 2008.

Global sectors/industries are Information Technology, Consumer Electronics, Auto Components, Automobiles, Machinery, and Electrical Equipment.
Domestically focused sectors/industries are Media, Telecommunications, Health Care, Financials, Consumer Discretionary (excluding Auto Components and Automobiles), Consumer Staples, Energy, Industrials (excluding Machinery and Electrical Equipment), Materials, and Utilities.

Industry Leaders Exposed to Global Growth

- Leading market positions with growth potential from emerging markets
- Strong balance sheets provide staying power and flexibility to return capital to shareholders.
- Low valuations typically associated with low margins vis-à-vis global peers

Individual Holdings with Restructuring Potential

- Large opportunities to improve profitability and capital allocation
- Low valuations reflect concerns about pace of change and management urgency

Investments in the "Emerging Markets"

as of June 30, 2009

ISF Historical Emerging Markets Weight



25.00%
20.00%
15.00%
10.00%
5.00%
0.00%
22.0%
Jun-01
Dec-01
Jun-02
Dec-02
Jun-03
Dec-03
Jun-04
Dec-04
Jun-05
Dec-05
Jun-06
Dec-06
Jun-07
Dec-07
Jun-08
Dec-08
Jun-09

ISF Emerging Markets Investments:

23 Companies / 10 Countries

	% of Total
Brazil	**2.9%**
Petrobras	1.4%
Net Servicos	0.8%
Ultrapar	0.7%
India	**1.3%**
ICICI Bank	1.3%
Indonesia	**1.1%**
Telekomunik Indonesia	1.1%
Israel	**0.3%**
MA Industries	0.2%
Bezeq	0.1%
Mexico	**4.0%**
Grupo Televisa	1.9%
Cemex	1.1%
Banorte	0.5%
Corporation Geo	0.3%
Consorcio Ara	0.2%

	% of Total
Russia	**1.8%**
Lukoil	1.8%
South Africa	**6.2%**
Naspers	3.3%
Standard Bank	2.3%
Tiger Brands	0.5%
Adcock Ingram	0.1%
South Korea	**0.6%**
LG Electronics	0.6%
Thailand	**1.3%**
Kasikornbank	0.8%
Bangkok Bank	0.5%
Turkey	**2.5%**
Anadolu Efes	0.9%
Sabanci Holdings	0.8%
Yapi Kredi	0.8%
Total	**22.0%**

MSCI Emerging Markets Universe:

741 Companies / 22 Countries

Asia	Latin America	Africa	Europe	Middle East
▪ China	▪ Brazil*	▪ Morocco	▪ Czech Republic	▪ Egypt
▪ India*	▪ Chile	▪ South Africa*	▪ Hungary	▪ Israel*
▪ Indonesia*	▪ Colombia		▪ Poland	
▪ South Korea*	▪ Mexico*		▪ Russia*	
▪ Malaysia	▪ Peru		▪ Turkey*	
▪ Philippines				
▪ Taiwan				
▪ Thailand*				

* *Countries where the Fund is currently invested.*

Observations

- We believe that the developing world will continue to play an important role in global GDP growth.
- We rigorously assess the long-term prospects and governance of each company, arriving at the Fund's emerging markets weight on a bottom up basis.
- Emerging market countries have a wide range of economies, political systems and legal & regulatory regimes.

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. Opinions expressed are subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent an account's entire holdings; holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Investments in the "Emerging Markets"

as of June 30, 2009

Emerging Markets Weights


16.0%
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
13.2%
11.8%
Global Stock Fund
MSCI ACWI

Global Stock Fund Emerging Markets Investments:

13 Companies / 8 Countries

	% of Total		% of Total
Brazil	**2.8%**	**Russia**	**1.2%**
Net Servicos	1.1%	Lukoil	1.2%
Ultrapar Participacoes	0.9%		
Petrobras	0.8%		
India	**1.0%**	**South Africa**	**2.6%**
ICICI Bank	1.0%	Naspers	2.1%
		Standard Bank	0.6%
Indonesia	**0.8%**	**Thailand**	**0.7%**
Telekomunik Indonesia	0.8%	Kasikornbank	0.7%
Mexico	**2.0%**	**Turkey**	**2.1%**
Cemex	1.4%	Anadolu Efes	1.5%
Grupo Televisa	0.6%	Sabanci Holdings	0.6%
		Total	**13.2%**

MSCI Emerging Markets Universe:

741 Companies / 22 Countries

Asia	Latin America	Africa	Europe	Middle East
▪ China	▪ Brazil*	▪ Morocco	▪ Czech Republic	▪ Egypt
▪ India*	▪ Chile	▪ South Africa*	▪ Hungary	▪ Israel
▪ Indonesia*	▪ Colombia		▪ Poland	
▪ South Korea	▪ Mexico*		▪ Russia*	
▪ Malaysia	▪ Peru		▪ Turkey*	
▪ Philippines				
▪ Taiwan				
▪ Thailand*				

** Countries where the Global Stock Fund is currently invested.*

Observations

- We believe that the developing world will continue to play an important role in global GDP growth.
- We rigorously assess the long-term prospects and governance of each company, arriving at the Fund's emerging markets weight on a bottom up basis.
- Emerging market countries have a wide range of economies, political systems and legal & regulatory regimes.

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. Opinions expressed are subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent an account's entire holdings; holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Dodge & Cox Investment Process

Deliberate and Focused Team Approach to Investing

Investment Research by Global Industry Analysts

Idea Generation:
Identify investment action items within area of industry expertise

- Meet management teams, customers, and suppliers
- Monitor company financial reports
- Attend industry conferences and field trips
- Monitor industry news
- Review valuation screens

Due Diligence:
Develop 360-degree assessment of company and prospects

- Interview management, competitors, and industry experts
- Analyze financial statements, filings, and news
- Evaluate governance
- Develop financial model with 3-5 year forecasts
- Collaborate with other members of research staff

Investment Advocacy

→

Written report and oral presentation

Investment Decision-Making by International Investment Policy Committee

Portfolio Construction:
Construct a diversified portfolio on a bottom-up basis

- Review investment recommendations by analysts
- Approve buy/sell list with target weightings
- Review industry and regional weightings
- Maintain diversification by sector and geography
- Develop agenda for review

Sell Discipline

- We continually monitor the valuation of individual securities. When it appears that the price of a company's stock reflects a very optimistic set of expectations regarding the company's future prospects, we consider the sale of the security.
- We also consider the sale of a security when we determine that there has been a significant change in our assessment of a company's long-term fundamentals, even if valuation has not changed significantly.
- All-cash exercise: We frequently review how would we invest an all-cash portfolio. We then compare the resulting portfolio to our established portfolios. This exercise typically generates both purchase and sale candidates, which are subject to thorough review.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Dodge & Cox Investment Process

Deliberate and Focused Team Approach to Investing

Investment research by Global industry analysts

Idea Generation

- Identify investment action items within area of industry expertise
- Meet management teams, customers, and suppliers
- Monitor company financial reports
- Attend industry conferences and field trips
- Monitor industry news
- Review valuation screens

Due Diligence

- Develop 360-degree assessment of company and prospects
- Interview management, competitors, and industry experts
- Analyze financial statements, filings, and news
- Evaluate governance
- Develop financial model with 3-5 year forecasts
- Collaborate with other members of research staff

Investment Advocacy

→

Written report and oral presentation

Investment Decision-Making By Global Investment Policy Committee

Portfolio Construction

- Review investment recommendations by analysts
- Approve buy/sell list with target weightings
- Review industry and regional weightings
- Maintain diversification by sector and geography
- Develop agenda for review

International Equity Investment Approach

Strategy

To build a diversified portfolio of primarily medium-to-large well-established non-U.S. companies in at least three countries, including emerging markets, where the company's earnings and cash flow prospects are not adequately reflected in the current valuation.

Research Intensive

- Ongoing analysis of each company's valuation, corporate governance, growth opportunities, business strategies, and financial returns
- Individual security selection

Price Discipline

- Focus on valuation

Long-Term View

- Three- to five-year investment horizon
- Fully invested portfolio

Analyze Risk

- Diversify portfolio across sectors and regions
- Investigate financial "staying power"
- Evaluate political and economic environment

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Total Returns: Selected Barclays Capital Bond Market Sectors

Dodge & Cox Income Fund

December 31, 2008 to June 30, 2009

Portfolio vs. Benchmark



Total Return (%)
20%
15%
10%
5%
0%
-5%
-10%
-15%
-20%
-25%
7.50%
1.91%
Dodge & Cox Income Fund (Net of Fees)
Barclays Capital Aggregate Bond Index

Intermediate (1-10 Years) by Broad Sector



Total Return(%)
20%
15%
10%
5%
0%
-5%
-10%
-15%
-20%
-25%
-2.42%
2.91%
7.53%
Treasury
Mtge
U.S. Credit

Long (10+ Years) by Sector



Total Return(%)
20%
15%
10%
5%
0%
-5%
-10%
-15%
-20%
-25%
-12.00%
7.80%
13.28%
-1.32%
-2.01%
Treasury
Industrial
Utility
Finance
Non-Corp

Long Credit (10+ Years) by Credit Rating



Total Return (%)
20%
15%
10%
5%
0%
-5%
-10%
-15%
-20%
-25%
-12.00%
-20.01%
-2.05%
3.28%
12.46%
Long Treasury
Long AAA
Long AA
Long A
Long BAA

Dodge & Cox Income Fund SEC Standardized Average Annual Total Returns as of 6/30/09: Income Fund: 1 Year 7.19%; 5 Years 4.65%; 10 Years 6.07%.

Source: Barclays Capital POINT System.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. The Barclays Capital Aggregate Bond Index is a broad-based, unmanaged index composed of investment-grade fixed-income securities. Index returns include interest and dividend income and, unlike Fund returns, do not reflect fees or expenses. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Total Returns: Selected Barclays Capital Bond Market Sectors

Dodge & Cox Income Fund

June 30, 2008 to June 30, 2009

Portfolio vs. Benchmark



Total Return (%)
12%
9%
6%
3%
0%
-3%
-6%
-9%
-12%
7.04%
6.06%
Dodge & Cox Income Fund (Net of Fees)
Barclays Capital Aggregate Bond Index

Intermediate (1-10 Years) by Broad Sector



Total Return(%)
6.12%
9.38%
4.28%
Treasury
Mtge
U.S. Credit

Long (10+ Years) by Sector



Total Return(%)
7.36%
7.61%
9.44%
-7.27%
1.69%
Treasury
Industrial
Utility
Finance
Non-Corp

Long Credit (10+ Years) by Credit Rating



Total Return (%)
7.36%
-7.77%
7.68%
1.43%
5.05%
Long Treasury
Long AAA
Long AA
Long A
Long BAA

Dodge & Cox Income Fund SEC Standardized Average Annual Total Returns as of 6/30/09: Income Fund: 1 Year 7.19%; 5 Years 4.65%; 10 Years 6.07%.

Source: Barclays Capital POINT System.

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. The Barclays Capital Aggregate Bond Index is a broad-based, unmanaged index composed of investment-grade fixed-income securities. Index returns include interest and dividend income and, unlike Fund returns, do not reflect fees or expenses. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Hybrid Adjustable-Rate Mortgage (ARM) Securities

June 30, 2009

Dodge & Cox Income Fund

- 6.4% as of 6/30/09

Overview

- **Description** – Federal Agency securities collateralized by mortgages that have a fixed rate for an initial period, after which the rate "floats" by resetting annually or semiannually at a fixed margin above a short-term market rate.
- **Market Growth** – Hybrid ARM securities have become very popular in recent years, surpassing the production of fixed rate loans for a period in 2005.

Borrower Profile

- **Shorter Expected Tenure** – Borrower expects to stay in residence for a fairly short time and seeks cheapest financing over that horizon.
- **Preference for Fixed Rate** – Borrower prefers certainty of fixed rate payments but wants purchasing power of lower rate Hybrid ARM.
- **Market View** – Borrower has a distinct view on direction of interest rates / future shape of yield curve and is expressing that through their choice of home financing.

Security Cash Flow Characteristics

- **Faster Baseline Prepayments** – a result of borrower's *shorter expected borrowing horizon.*
- **Refinancing Incentive** – Lower sensitivity than fixed-rate mortgages to refinancing opportunities. *The potential total interest savings is lower due to shorter fixed rate borrowing term of the Hybrid ARM.*
- **Prepayment Spike** – Predictable spike in prepayments just before and just after end of fixed-rate period. *Most borrowers want to avoid floating-rate debt.*

Investment Thesis	*Prepayment Expectations:*	Potential for incremental total return as a result of faster-than-consensus prepayments on a discount dollar price security.
	Tail Valuation:	Expected remaining cash flows after the initial reset date (when the security becomes floating-rate) appear to be undervalued.
	Relative Total Return:	A high quality, short duration investment with attractive total return prospects versus similar-duration alternatives over a wide range of interest rate scenarios.
Risks	*Prepayment Profile:*	Prepayment rates are slower than expected during the fixed-rate period, and then faster than expected after reset, resulting in lower total returns.
	Tail Valuation:	The size and/or valuation of the tail may be below our expectations.

Historical Returns for International Markets

as of June 30, 2009

Composition of Historical Investment Returns for MSCI EAFE (1970-Today)


12.0%
9.0%
6.0%
3.0%
0.0%
-3.0%
-0.2%
5.2%
2.8%
1.7%
9.1%
[(P/E Change x EPS Chang ¹) + Avg Yield] x Currency
Total Annualized Return

Source: MSCI

Rolling 10-Year Total Returns for MSCI EAFE


Rolling 10-Year Return Percentage
U.S. Dollar
Local Currency

Source: MSCI

Local Total Return = (P/E Change x EPS Change) + Yield

Total Annualized Return (USD Return) = (Local Total Return) x (Currency Impact)

This illustration does not reflect the current or future performance of any Dodge & Cox Fund and is for illustrative purposes only. The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Historical Returns for Global Markets

as of June 30, 2009

Composition of Historical Investment Returns for MSCI World (1998-Today)



20.0%
10.0%
0.0%
-10.0%
-20.0%
-4.9%
2.8%
2.1%
1.0%
0.0%
[(P/E Change x EPS Change [1]) + Avg Yield] x Currency
Total Annualized Return

Source: MSCI

Rolling 10-Year Total USD Returns for MSCI World



Rolling 10-Year USD Return Percentages
25.000
20.000
15.000
10.000
5.000
0.000
-5.000
Mar-80
Mar-82
Mar-84
Mar-86
Mar-88
Mar-90
Mar-92
Mar-94
Mar-96
Mar-98
Mar-00
Mar-02
Mar-04
Mar-06
Mar-08
Jun-09

Source: MSCI

Local Total Return = (P/E Change x EPS Change) + Yield

Total Annualized Return (USD Return) = (Local Total Return) x (Currency Impact)

This illustration does not reflect the current or future performance of any Dodge & Cox Fund and is for illustrative purposes only. The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Historical Market Returns

as of June 30, 2009

MSCI EAFE Annualized Total Returns (Rolling Monthly)



100%
75%
50%
25%
0%
-25%
-50%
1-Year
5-Year
10-Year
2.3%
1.2%
-31.4%
1970
1972
1974
1976
1978
1980
1982
1984
1986
1988
1990
1992
1994
1996
1998
2000
2002
2004
2006
2008

Frequency of Positive Returns Since 1970

Holding Period	Frequency of Positive Returns	Average of Annualized Returns
1-year	72%	11.9%
5-year	91%	10.9%
10-year	99%	11.1%
15-year	100%	11.9%
20-year	100%	11.6%

Observations

- Short-term fluctuations are difficult to predict.
- The frequency of positive returns has historically *increased* with longer holding periods.
- Return volatility has historically *decreased* with longer holding periods.

Source: Bloomberg & MSCI. Past market performance does not guarantee future results. Returns include reinvestment of dividends. The above information is not a complete analysis of every material fact concerning any market, industry, or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing. Past performance is no guarantee of future returns.

Global Equity Investment Approach

Strategy

To build a diversified portfolio of primarily medium-to-large, well-established companies in at least three countries, where the company's earnings and cash flow prospects are not adequately reflected in the current valuation.

Research Intensive

- Ongoing analysis of each company's valuation, corporate governance, growth opportunities, business strategies, and financial returns
- Individual security selection

Price Discipline

- Most of our holdings have below-average valuations

Long-Term View

- Three- to five-year investment horizon
- Fully invested portfolio

Analyze Risk

- Diversify portfolio across sectors
- Invest in countries whose economic and political systems appear more stable
- Investigate financial "staying power"

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Dodge & Cox Stock Fund

		Average Annual Total Returns for Periods Ended June 30, 2009				
	YTD	1 Year	3 Years	5 Years	10 Years	20 Years
Stock Fund	4.80%	-29.38%	-12.75%	-2.82%	3.16%	9.87%
Comparative Index						
S & P 500 Index	3.16%	-26.22%	-8.21%	-2.24%	-2.22%	7.77%

Client name: *Stock Fund Account Since Inception Return (_ to June 30, 2009): _% vs. _% S&P 500.*

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor's 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Dodge & Cox Stock Fund

	Average Annual Total Returns for Periods Ended June 30, 2009					
	YTD	1 Year	3 Years	5 Years	10 Years	20 Years
Stock Fund	4.80%	-29.38%	-12.75%	-2.82%	3.16%	9.87%
Comparative Indices						
S & P 500 Index	3.16%	-26.22%	-8.21%	-2.24%	-2.22%	7.77%
Russell 1000 Value Index	-2.87%	-29.02%	-11.11%	-2.13%	-0.15%	8.12%

Client name: *Stock Fund Account Since Inception Return (_ to June 30, 2009): _% vs. _% S&P 500 vs. _% Russell 1000 Value.*

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include dividends and/or interest income and, unlike Fund returns, do not reflect fees or expenses. The Standard & Poor's 500 Index (S&P 500) is a widely recognized, unmanaged index of common stock prices. The Russell 1000 Value Index measures the performance of those Russell 1000 companies with lower price-to-book ratios and lower forecasted growth values.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Dodge & Cox International Stock Fund

	Average Annual Total Returns for Periods Ended June 30, 2009				
	YTD	1 Year	3 Years	5 Years	Since Inception*
International Stock Fund	16.07%	-30.04%	-7.34%	4.46%	6.33%
Comparative Index					
MSCI EAFE Index	7.95%	-31.36%	-7.98%	2.31%	1.86%

Client name: *International Stock Fund Account Since Inception Return (_ to June 30, 2009): _% vs. _% MSCI EAFE Index.*

* Fund Inception Date: May 1, 2001

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include interest and dividend income and, unlike Fund returns, do not reflect fees or expenses. The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is a broad-based, unmanaged index aggregated from 21 developed market country indices in Europe Australasia and the Far East.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Performance Results

Dodge & Cox International Stock Fund

	YTD	Average Annual Total Returns for Periods Ended June 30, 2009			
		1 Year	3 Years	5 Years	Since Inception*
International Stock Fund	16.07%	-30.04%	-7.34%	4.46%	6.33%
Comparative Indices					
MSCI EAFE Index	7.95%	-31.36%	-7.98%	2.31%	1.86%
MSCI ACWI ex US Index	13.93%	-30.91%	-5.79%	4.49%	3.66%

Client name: *International Stock Fund Account Since Inception Return (_ to June 30, 2009): _% vs. _% MSCI EAFE Index vs. _% MSCI ACWI ex US Index.*

* Fund Inception Date: May 1, 2001

Fund total returns include the reinvestment of dividend and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. Index returns include interest and dividend income and, unlike Fund returns, do not reflect fees or expenses. The Morgan Stanley Capital International Europe, Australasia, Far East Index (MSCI EAFE) is a broad-based, unmanaged index aggregated from 21 developed market country indices in Europe Australasia and the Far East. The Morgan Stanley Capital International All-Country World excluding United States Index (MSCI ACWI ex US) is a broad-based, unmanaged index aggregated from 47 developed and emerging market country indices.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Comparative Investment Results

January 1, 2009 – June 30, 2009

2009 Year-to-Date Total Return (Dodge & Cox Stock Fund vs. Russell 1000 Value)


6%
4%
2%
0%
-2%
-4%
4.8%
-2.9%
Stock Fund
Russell 1000 Value

Stock Fund Standardized Average Annual Total Returns as of June 30, 2009: 1 Year -29.4%; 5 Years -2.8%; 10 Years 3.2%.

Key Contributors to Results

- A higher weighting in the **Information Technology** sector (20% vs. 3% for the Index sector) contributed significantly. Motorola (+50%) and Maxim Integrated Products (+41%) helped.
- Relative returns from holdings in the **Energy** sector (+12% vs. -7% for the Index sector) contributed. Schlumberger (+29%) and Occidental Petroleum (+11%) were strong performers.
- Sprint Nextel was a standout performer (+163%) in relation to the **Telecommunication Services** Index sector return of -4%.
- Individual contributors included Wyeth (+23%, being acquired by Pfizer), WellPoint (+21%), and Sony (+19%).

Key Detractors from Results

- Weak returns from holdings in the **Financials** sector (-13% vs. -6% for the Index sector) detracted. Citigroup (-45% to date of sale) and Capital One (-29%) were weak.
- Individual detractors included General Electric (-25%), Xerox (-17%), Novartis (-15%), Comcast (-14%), and FedEx (-13%).

Source: FactSet portfolio analysis, Dodge & Cox, Russell. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent the Fund's entire holdings; holdings are subject to change at any time without notice. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Comparative Investment Results

April 1, 2009 – June 30, 2009

Q2 2009 Total Return (Dodge & Cox Stock Fund vs. Russell 1000 Value)



25%
20%
15%
10%
5%
0%
23.1%
16.7%
Stock Fund
Russell 1000 Value

Stock Fund Standardized Average Annual Total Returns as of June 30, 2009: 1 Year -29.4%; 5 Years -2.8%; 10 Years 3.2%.

Key Contributors to Results

- Returns from holdings in the **Energy** sector (+21% vs. +7% for the Index sector) contributed. Oil service was particularly strong with Schlumberger up 34% and Baker Hughes up 28%.
- A higher weighting in the **Information Technology** sector (20% vs. 3% for the Index sector) contributed. Tyco Electronics (+70%) and Motorola (+57%) helped.
- Sprint Nextel was again a strong performer (+35%) in relation to the **Telecommunication Services** Index sector return of only +3%.
- Individual contributors included Dow Chemical (+93%), Capital One (+79%), Wells Fargo (+71%), News Corp. (+38%), and WellPoint (+34%).

Key Detractors from Results

- A higher weighting in the **Health Care** sector (26% vs. 13% for the Index sector) hurt relative results, as the sector lagged the market.
- Individual detractors included Wal-Mart (-7%), Synopsys (-6%), Pitney Bowes (-4%), and Chevron (-1%).

Source: FactSet portfolio analysis, Dodge & Cox, Russell. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent the Fund's entire holdings; holdings are subject to change at any time without notice. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Portfolio Composition by Theme

June 30, 2009

Dodge & Cox Balanced Fund – Bond Portion Only

Mortgage-Related Securities 37.3%

Seasoned Pass-Throughs	23.3 %	▪ *Provide Federal Agency quality*
Collateralized Mortgage Obligations	9.2 %	▪ *Add incremental yield to portfolio*
		▪ *Emphasize stable average-life investments*
Fannie Mae D.U.S. Multifamily	3.2 %	
		▪ *Provide defensive feature with seasoned pass-throughs*
"Hybrid" ARMs	1.6 %	

Federal Agency and International Agency Securities 6.7%

Arkansas Dev Fin Auth
California Taxable G.O.
Fannie Mae
Freddie Mac
Small Business Administration PC (504)

- *Adding incremental yield without incurring much greater credit risk*

Asset-Backed Securities 0.3%

SLM Student Loan Trust 2006-9 A2
SLM Student Loan Trust 2006-10 A2

- *Add yield without incurring significant credit risk*

Corporate Securities 55.7%[a]

Non-Callable and Call-Protected Securities

American International Group, Inc.
AT&T, Inc.
Bank of America Corp.
BHP Billiton Ltd.
Boston Properties, Inc.
Boston Scientific Corp.
Burlington Northern Santa Fe Corp.
Capital One Financial Corp.
CIGNA Corp.
Citigroup, Inc.
Comcast Corp.
Cox Communications, Inc.
CSX Corp.
Dillard's, Inc.
Dow Chemical Co.
FedEx Corp.
Ford Motor Credit Company[b]
General Electric Co.
GMAC LLC[c]
HCA, Inc.
Health Net, Inc.
Hewlett-Packard Co.
HSBC Holdings PLC
JPMorgan Chase & Co.
Kaupthing Bank hf[d]
Lafarge SA
Liberty Media Corp.
Liberty Mutual Group, Inc.
Macy's Inc.
Norfolk Southern Corp.
Reed Elsevier Group PLC
SLM Corp.
Sprint Nextel Corp.
Time Warner Cable, Inc.
Time Warner, Inc.
Travelers Cos., Inc.
Union Pacific Corp.
Unum Group
WellPoint, Inc.
Wells Fargo & Co.
Xerox Corp.

- *Seek stable-to-improving credits to build portfolio yield and enhance relative total return*
- *Capture relatively inexpensive call protection*

[a]Except as noted, investments grouped by parent company. Actual securities may be issued by the listed parent company or one of its subsidiaries. [b]Subsidiary. [c]Includes cumulative preferred stock of "Preferred Blocker, Inc." a subsidiary of GMAC LLC. [d]Currently in default.

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. Holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Summary Portfolio Characteristics

Dodge & Cox Balanced Fund – Bond Portion Only vs. Barclays Capital Aggregate Bond Index

Weighted-average Summary Characteristics[a]

	Dodge & Cox Balanced Fund - Bond Portion Only	Barclays Capital Aggregate Bond Index[b]
Yield-to-Maturity[a]	6.24%	4.12%
Quality[c]	A1	Aa1
Maturity	6.7 Yrs	6.7 Yrs
Effective Duration	4.0 Yrs	4.3 Yrs

The Fund's SEC yield for June 30, 2009 was 2.80%[d]

SEC Standardized Average Annual Total Returns as of 6/30/09 Balanced Fund: 1 Year –20.13%; 5 Years –1.02%; 10 Years 4.16%.

[a,c] Yield and principal value fluctuate with market conditions. [b]Source: Barclays Capital POINT System. [c] The Fund's quality distribution and average quality are calculated using ratings from Moody's Investor Services. If no Moody's rating is available, the Standard & Poor's or Fitch rating is used. If unrated, the investment manager determines a comparable rating. In calculating average quality, the investment manager assigns ratings to U.S. Treasuries and Government Related securities that are higher than the ratings assigned to other securities rated Aaa. The BCAG's credit quality ratings reference Moody's, Standard & Poor's, and Fitch ratings. The BCAG's methodology for calculating average credit quality differs from that used by the Fund. Applying the BCAG methodology, the Fund's average credit quality would be A2. The credit quality of the investments in the portfolio does not apply to the stability or safety of the Fund or its shares. [d]The SEC yield is an annualization of the Fund's total net investment income per share for the 30-day period ended on the last day of the month.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risk and expenses. To obtain a Fund's prospectus which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Market Sector Composition vs. Benchmark

June 30, 2009

Dodge & Cox Balanced Fund – Bond Portion Only



% Allocation
50
40
30
20
10
0
Dodge & Cox Balanced Fund Bond Portion Only
Barclays Capital Aggregate Bond Index
6.7
35.3
37.3
38.1
24.9
6.5
30.8
10.0
0
2.2
0
4.1
0.3
3.8
U.S. Treasury & Agency
Mortgage Related
Financial Institutions(a)
Industrial & Trans
Utility
Non-Corp. Credit
Asset-Backed/ CMBS

1. Employ an Active Style to Seek Greater Yield Relative to Market
   - Underweight lower yielding U.S. Treasury & Federal Agency securities
   - Overweight higher yielding mortgage and corporate securities
   - Maintain low cash position

2. Analyze Portfolio Risk
   - Research each investment thoroughly
   - Diversify by issuer, sector, and investment theme
   - Maintain high average quality

[a]Includes cumulative preferred stock of "Preferred Blocker, Inc." a subsidiary of GMAC LLC. Source: Statistics calculated using Barclays Capital POINT System.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Estimated Effects of Parallel Interest Rate Changes on Total Returns

Dodge & Cox Balanced Fund – Bond Portion Only vs. Barclays Capital Aggregate Bond Index

June 30, 2009



Total Return%
Yield Change (%)
Dodge & Cox Balanced Fund
BCAG

Simulated Annualized Total Returns
Three Year Horizon

Yield Change (%)	Dodge & Cox Balanced Fund (%)	Barclays Capital Aggregate Bond Index (BCAG) (%)
-3.0	9.16	6.67
-2.5	8.63	6.17
-2.0	8.14	5.72
-1.5	7.67	5.29
-1.0	7.23	4.88
-0.5	6.81	4.47
0.0	**6.39**	**4.01**
0.5	5.95	3.47
1.0	5.50	2.87
1.5	5.01	2.22
2.0	4.49	1.53
2.5	3.95	0.82
3.0	3.41	0.11

The Fund's SEC yield calculated for June 30, 2009 was 2.80%.[(a)]
Standardized Average Annual Total Returns as of 6/30/09: Balanced Fund: 1 Year -20.13%; 5 Years -1.02%; 10 Years 4.16%.

Key Assumptions

Starting portfolio yield is 6.24% and Benchmark is 3.93%. The analysis assumes instantaneous and parallel yield curve changes. The analysis does not show the potential effect of changes to the shape of the yield curve or to yield premiums. The analysis also assumes a static portfolio, no corporate defaults, and mortgage prepayments estimated by the CMS BondEdge Compare model. Horizon period cash flows are determined using the CMS BondEdge Compare model. In each yield change scenario, underlying security cash flows are instantaneously reinvested at the security's starting yield plus the given yield change. Underlying securities are not aged.

[(a)]The SEC yield is an annualization of the Fund's total net investment income per share for the 30-day period ended on the last day of the month.

This exhibit must be accompanied or preceded by the Dodge & Cox Funds prospectus. Simulated annualized total returns do not reflect the deduction of investment advisory fees and other expenses, which would reduce those returns. Simulated returns are not indicative of past returns and do not predict future returns. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Estimated Effects of Parallel Interest Rate Changes on Total Returns

Dodge & Cox Balanced Fund – Bond Portion Only vs. Barclays Capital Aggregate Bond Index

June 30, 2009


Dodge & Cox Balanced Fund
BCAG
Total Return %
Yield Change (%)
20
15
10
5
0
-5
-10
-15
-3
-2
-1
0
1
2
3

Simulated Annualized Total Returns
One Year Horizon

Yield Change (%)	Dodge & Cox Banlanced Fund (%)	Barclays Capital Aggregate Bond Index (BCAG) (%)
-3.0	18.02	15.17
-2.5	15.82	13.11
-2.0	13.76	11.19
-1.5	11.81	9.36
-1.0	9.95	7.60
-0.5	8.15	5.84
0.0	**6.36**	**3.99**
0.5	4.55	1.97
1.0	2.68	-0.19
1.5	0.75	-2.42
2.0	-1.22	-4.70
2.5	-3.21	-6.99
3.0	-5.20	-9.25

The Fund's SEC yield calculated for June 30, 2009 was 2.80%.[a]
Standardized Average Annual Total Returns as of 6/30/09: Balanced Fund: 1 Year -20.13%; 5 Years -1.02%; 10 Years 4.16%.

Key Assumptions

Starting portfolio yield is 6.24% and Benchmark is 3.93%. The analysis assumes instantaneous and parallel yield curve changes. The analysis does not show the potential effect of changes to the shape of the yield curve or to yield premiums. The analysis also assumes a static portfolio, no corporate defaults, and mortgage prepayments estimated by the CMS BondEdge Compare model. Horizon period cash flows are determined using the CMS BondEdge Compare model. In each yield change scenario, underlying security cash flows are instantaneously reinvested at the security's starting yield plus the given yield change. Underlying securities are not aged.

[a] *The SEC yield is an annualization of the Fund's total net investment income per share for the 30-day period ended on the last day of the month.*

This exhibit must be accompanied or preceded by the Dodge & Cox Funds prospectus. Simulated annualized total returns do not reflect the deduction of investment advisory fees and other expenses, which would reduce those returns. Simulated returns are not indicative of past returns and do not predict future returns. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Estimated Effects of Parallel Interest Rate Changes on Total Returns

Dodge & Cox Balanced Fund – Bond Portion Only

June 30, 2009



1 - Year Horizon
3 - Year Horizon
Total Return %
Yield Change (%)
20
15
10
5
0
-5
-10
-3
-2
-1
0
1
2
3

Simulated Annualized Total Returns

Yield Change (%)	1-Year Horizon (%)	3-Year Horizon (%)
-3.0	18.02	9.16
-2.5	15.82	8.63
-2.0	13.76	8.14
-1.5	11.81	7.67
-1.0	9.95	7.23
-0.5	8.15	6.81
0.0	**6.36**	**6.39**
0.5	4.55	5.95
1.0	2.68	5.50
1.5	0.75	5.01
2.0	-1.22	4.49
2.5	-3.21	3.95
3.0	-5.20	3.41

The Fund's SEC yield calculated for June 30, 2009 was 2.80%.[a]
Standardized Average Annual Total Returns as of 6/30/09: Balanced Fund: 1 Year -20.13%; 5 Years -1.02%; 10 Years 4.16%.

Key Assumptions

Starting portfolio yield is 6.24%. The analysis assumes instantaneous and parallel yield curve changes. The analysis does not show the potential effect of changes to the shape of the yield curve or to yield premiums. The analysis also assumes a static portfolio, no corporate defaults, and mortgage prepayments estimated by the CMS BondEdge Compare model. Horizon period cash flows are determined using the CMS BondEdge Compare model. In each yield change scenario, underlying security cash flows are instantaneously reinvested at the security's starting yield plus the given yield change. Underlying securities are not aged.

[a]The SEC yield is an annualization of the Fund's total net investment income per share for the 30-day period ended on the last day of the month.

This exhibit must be accompanied or preceded by the Dodge & Cox Funds prospectus. Simulated annualized total returns do not reflect the deduction of investment advisory fees and other expenses, which would reduce those returns. Simulated returns are not indicative of past returns and do not predict future returns. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Portfolio Positioning vs. Benchmark

Dodge & Cox Balanced Fund – Bond Portion Only

Market Sector Composition


% Allocation
60
55
50
45
40
35
30
25
20
15
10
5
0
U.S. Treasury & Govt. Related
Mortgage Related
Credit (a)
Dodge & Cox Balanced Fund Bond Portion Only
Barclays Capital Aggregate Bond Index

Quality Composition


% Allocation
60
55
50
45
40
35
30
25
20
15
10
5
0
U.S. Treasury
Govt. Related
AAA
AA
A
BAA
≤BA
Dodge & Cox Balanced Fund Bond Portion Only
Barclays Capital Aggregate Bond Index

Weighted-average Summary Characteristics[b]

	Dodge & Cox Balanced Fund Bond Portion Only	Barclays Capital Aggregate Bond Index[b]
Yield-to-Maturity[c]	6.24%	4.12%
Quality[d]	A1	Aa1
Maturity	6.7 Yrs	6.7 Yrs
Effective Duration	4.0 Yrs	4.3 Yrs

The Fund's SEC yield for June 30, 2009 was 2.80%[e]

SEC Standardized Average Annual Total Returns as of 6/30/09: Balanced Fund: 1 Year -20.13%; 5 Years -7.63%; 10 Years 4.16%.

[a]Includes cumulative preferred stock of "Preferred Blocker, Inc." a subsidiary of GMAC LLC. [b]Source: Barclays Capital POINT System. [c]Yield and principal value fluctuate with market conditions. [d] The Fund's quality distribution and average quality are calculated using ratings from Moody's Investor Services. If no Moody's rating is available, the Standard & Poor's or Fitch rating is used. If unrated, the investment manager determines a comparable rating. In calculating average quality, the investment manager assigns ratings to U.S. Treasuries and Government Related securities that are higher than the ratings assigned to other securities rated Aaa. The BCAG's credit quality ratings reference Moody's, Standard & Poor's, and Fitch ratings. The BCAG's methodology for calculating average credit quality differs from that used by the Fund. Applying the BCAG methodology, the Fund's average credit quality would be A2. The credit quality of the investments in the portfolio does not apply to the stability or safety of the Fund or its shares. [e]The SEC yield is an annualization of the Fund's total net investment income per share for the 30-day period ended on the last day of the month.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower or higher than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risk and expenses. To obtain a Fund's prospectus which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Portfolio Composition by Theme

June 30, 2009

Dodge & Cox Income Fund

U.S. Treasury Securities 3.3%

Various U.S. Treasury Notes	3.3 %	▪ *Generally maintain a lower-than-market weighting* ▪ *Control Portfolio duration and yield curve exposure* ▪ *Increase portfolio yield through holding off-the-run issues* ▪ *Provide call protection*

Mortgage-Related Securities 37.4%

Seasoned Pass-Throughs	25.8 %	▪ *Provide Federal Agency quality*
Collateralized Mortgage Obligations	3.1 %	▪ *Add incremental yield to portfolio* ▪ *Emphasize stable average-life investments*
Fannie Mae D.U.S. Multifamily	2.1 %	▪ *Provide defensive feature with seasoned pass-throughs*
"Hybrid" ARMs	6.4 %	

Federal Agency and International Agency Securities 4.1%

California Taxable G.O.
Small Business Administration PC (504)

▪ *Adding incremental yield without incurring much greater credit risk*

Cash & Cash Equivalents 4.1%

CIGNA Corp.	0.2 %

Corporate Securities 49.4%[a]

Non-Callable and Call-Protected Securities

American International Group, Inc.	HSBC Holdings PLC
AT&T, Inc.	JPMorgan Chase & Co.
Bank of America Corp.	Kaupthing Bank hf[d]
BHP Billiton Ltd.	Lafarge SA
Boston Properties, Inc.	Liberty Media Corp.
Boston Scientific Corp.	Liberty Mutual Group, Inc.
Burlington Northern Santa Fe Corp.	Macy's Inc.
Capital One Financial Corp.	Nordstrom, Inc.
CIGNA Corp.	Norfolk Southern Corp.
Citigroup, Inc.	Pfizer, Inc.
Comcast Corp.	Reed Elsevier Group PLC
Covidien Ltd.	Roche Holding Ltd.
Cox Communications, Inc.	SLM Corp.
CSX Corp.	Sprint Nextel Corp.
Dillard's, Inc.	Time Warner Cable, Inc.
Dow Chemical Co.	Time Warner, Inc.
FedEx Corp.	Travelers Cos., Inc.
Ford Motor Credit Company[b]	Union Pacific Corp.
General Electric Co.	Unum Group
GMAC LLC[c]	WellPoint, Inc.
HCA, Inc.	Wells Fargo & Co.
Health Net, Inc.	Wyeth
Hewlett-Packard Co.	Xerox Corp.

▪ *Seek stable-to-improving credits to build portfolio yield and enhance relative total return*

▪ *Capture relatively inexpensive call protection*

Asset-Backed Securities 1.7%

Various SLM Student Loan Trust Securities

▪ *Add yield without incurring significant credit risk*

[a]Except as noted, investments grouped by parent company. Actual securities may be issued by the listed parent company or one of its subsidiaries. [b]Subsidiary. [c]Includes cumulative preferred stock of "Preferred Blocker, Inc." a subsidiary of GMAC LLC. [d] Currently in default.

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. Holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Summary Portfolio Characteristics

June 30, 2009

Dodge & Cox Income Fund

Weighted-Average Summary Characteristics[a]

	Dodge & Cox Income Fund	Barclays Capital Aggregate Bond Index[b]
Yield-to-Maturity[a]	5.45 Yrs	4.12%
Quality[c]	A1	Aa1
Maturity	6.5 Yrs	6.7 Yrs
Effective Duration	3.7 Yrs	4.3 Yrs

The SEC yield calculated for June 30, 2009 was 5.85% [d]
SEC Standardized Average Annual Total Returns as of 6/30/09: Income Fund: 1 Year 7.19%; 5 Years 4.65%; 10 Years 6.07%.

[a]Yield and principal value fluctuate with market conditions. [b]Source: statistics calculated using Barclays Capital POINT System. [c] The Fund's quality distribution and average quality are calculated using ratings from Moody's Investor Services. If no Moody's rating is available, the Standard & Poor's or Fitch rating is used. If unrated, the investment manager determines a comparable rating. In calculating average quality, the investment manager assigns ratings to U.S. Treasuries and Government Related securities that are higher than the ratings assigned to other securities rated AAA. The BCAG's credit quality ratings reference Moody's, Standard & Poor's, and Fitch ratings. The BCAG's methodology for calculating average credit quality differs from that used by the Fund. Applying the BCAG methodology, the Fund's average credit quality would be A1. The credit quality of the investments in the portfolio does not apply to the stability or safety of the Fund or its shares. [d]The SEC yield is an annualization of the Fund's total net investment income per share for the 30-day period ended on the last day of the month.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Student Loan Asset-Backed Securities

June 30, 2009

Overview

- **Role in Portfolio** – *Employed as high-quality, higher-yielding substitutes for money market securities and short duration Treasuries.*
- **Collateral** – Student loans originated through the Federal Family Education Loan Program (FFELP). Students borrow at a low interest rate, subsidized by the U.S. Government. Borrower and subsidy payments are paid to bondholders.
- **Guarantee** – State and non-profit entities guarantee 97% of principal and accrued interest. U.S. Dept. of Education (ED) provides full faith and credit reinsurance of these guarantees.

Dodge & Cox Income Fund

- 1.7% as of 6/30/2009
- Various SLM Student Loan Trust Securities
- Aaa/AAA/AAA



Student Loan Borrowers
Guarantee and ED Reinsurance
Trust
Monthly Payments
Investors
Quarterly Payments

Structural Enhancements

- **Lender/Servicer Remote** – Securities issued from a bankruptcy-remote special purpose trust.
- **Subordinate Bonds** – Subordinate bonds equal 3% of the Trust, absorbing losses not covered by the guarantee.
- **Excess Spread** – Interest inflows to the Trust exceed interest outflows.
- **Supplemental Accounts** – Reserve Account and Capitalized Interest Account are funded with cash at issue.

Investment Thesis

High Quality: Combination of guarantee, reinsurance and subordination provides strong protection.

Excellent Liquidity: Active secondary market in student loan ABS results in narrow bid/ask spreads.

Incremental Yield: Higher than short duration Treasuries with very little incremental risk.

Risks

Guarantee Viability: Guarantee/reinsurance may be voided for a loan if it is not properly serviced, exposing investors to the credit risk of underlying borrowers. *Servicer must repurchase such loans if more than 1% are affected.*

Average Life Uncertainty: Securities could be longer or shorter than expected due to deferments, forbearance, delinquencies, defaults and/or prepayments. *Floating rate coupon mitigates impact of average life changes.*

Spread Risk: Regulatory changes and/or lender/servicer problems could cause yield premiums to increase (and prices to decline). *Price impact mitigated by our focus on shorter average life securities (up to 3 years).*

Basis Risk: Trust receives payments based on three-month commercial paper rates but pays bondholders based on LIBOR, which could lead to cash shortfalls. *Trust income exceeds expenses, providing a cushion.*

Market Sector Composition vs. Benchmark

June 30, 2009

Dodge & Cox Income Fund



% Allocation
50
40
30
20
10
0
Dodge & Cox Income Fund
Barclays Capital Aggregate Bond Index
7.4
35.3
37.4
38.1
17.4
6.5
32.0
10.0
0.0
2.2
0.0
4.1
1.7
3.8
4.1
0.0
U.S. Treasury & Agency
Mortgage Related
Financial Institutions (a)
Industrial & Trans
Utility
Non-Corp. Credit
Asset-Backed (CMBS)
Cash

1. Employ an Active Style to Seek Greater Yield Relative to Market

- Underweight lower yielding U.S. Treasury & Federal Agency securities
- Overweight higher yielding mortgage and corporate securities
- Maintain low cash position

2. Analyze Portfolio Risk

- Research each investment thoroughly
- Diversify by issuer, sector, and investment theme
- Maintain high average quality

[a] Includes cumulative preferred stock of "Preferred Blocker, Inc." a subsidiary of GMAC LLC. Source: Statistics calculated using Barclays Capital POINT System.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Example: Small Business Administration Securities

June 30, 2009

Small business administration (section 504) debenture program
Development company participation certificates
Series 2001-20g

6.625 % Due July 1, 2021	Dodge & Cox Income Fund Total Holdings: 2.9% as of 6/30/09

Description

- Securities are pooled debentures which are backed by 20-year, fully-amortizing loans made to small businesses nationwide.
- Loans are originated by regional Certified Development Companies in conjunction with a non-governmental financial institution, such as a commercial bank.
- Borrowers are existing small businesses, usually with a track record of seven consecutive years of positive cash flow.

Investment Characteristics of the SBA (504) Program

- Full U.S. Government guarantee of timely repayment of principal and interest.
- Stable cash flow characteristics.

Relative Value

- Yield pick-up vs. similar average-life Agency debentures.

Estimated Effects of Parallel Interest Rate Changes on Total Returns

Dodge & Cox Income Fund vs. Barclays Capital Aggregate Bond Index – Three Year Horizon

June 30, 2009



Total Return%
Yield Change (%)
Dodge & Cox Income Fund
BCAG
9
8
7
6
5
4
3
2
1
0
-3
-2
-1
0
1
2
3

Simulated Annualized Total Returns
Three Year Horizon

Yield Change	Dodge & Cox Income Fund	Barclays Capital Aggregate Bond Index (BCAG)
(%)	(%)	(%)
-3.0	7.92	6.67
-2.5	7.46	6.17
-2.0	7.04	5.72
-1.5	6.65	5.29
-1.0	6.28	4.88
-0.5	5.91	4.47
0.0	**5.56**	**4.01**
0.5	5.19	3.47
1.0	4.80	2.87
1.5	4.38	2.22
2.0	3.93	1.53
2.5	3.46	0.82
3.0	2.99	0.11

The SEC yield calculated for June 30, 2009 was 5.85%[a]. Income Fund Average Annual Total Returns: 1 Year 7.19%; 5 Years 4.65%; 10 Years 6.07%.

Key Assumptions

Starting portfolio yield is 5.45% and Benchmark is 3.93%. The analysis assumes instantaneous and parallel yield curve changes. The analysis does not show the potential effect of changes to the shape of the yield curve or to yield premiums. The analysis also assumes a static portfolio, no corporate defaults, and mortgage prepayments estimated by the CMS BondEdge Compare model. Horizon period cash flows are determined using the CMS BondEdge Compare model. In each yield change scenario, underlying security cash flows are instantaneously reinvested at the security's starting yield plus the given yield change. Underlying securities are not aged.

[a] *The SEC yield is an annualization of the Fund's total net investment income per share for the 30-day period ended on the last day of the month.*

This exhibit must be accompanied or preceded by the Dodge & Cox Funds prospectus. Simulated annualized total returns do not reflect the deduction of investment advisory fees and other expenses, which would reduce those returns. Simulated returns are not indicative of past returns and do not predict future returns. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Estimated Effects of Parallel Interest Rate Changes on Total Returns

Dodge & Cox Income Fund vs. Barclays Capital Aggregate Bond Index – One Year Horizon

June 30, 2009



20
15
10
5
0
-5
-10
-15
Total Return %
-3
-2
-1
0
1
2
3
Yield Change (%)
Dodge & Cox Income Fund
BCAG

Simulated Annualized Total Returns
One Year Horizon

Yield Change (%)	Dodge & Cox Income Fund (%)	Barclays Capital Aggregate Bond Index (BCAG) (%)
-3.0	15.85	15.17
-2.5	13.92	13.11
-2.0	12.11	11.19
-1.5	10.40	9.36
-1.0	8.75	7.60
-0.5	7.14	5.84
0.0	**5.55**	**3.99**
0.5	3.93	1.97
1.0	2.26	-0.19
1.5	0.53	-2.42
2.0	-1.26	-4.70
2.5	-3.07	-6.99
3.0	-4.89	-9.25

The SEC yield calculated for June 30, 2009 was 5.85%[a]. Income Fund Average Annual Total Returns: 1 Year 7.19%; 5 Years 4.65%; 10 Years 6.07%.

Key Assumptions

Starting portfolio yield is 5.45% and Benchmark is 3.93%. The analysis assumes instantaneous and parallel yield curve changes. The analysis does not show the potential effect of changes to the shape of the yield curve or to yield premiums. The analysis also assumes a static portfolio, no corporate defaults, and mortgage prepayments estimated by the CMS BondEdge Compare model. Horizon period cash flows are determined using the CMS BondEdge Compare model. In each yield change scenario, underlying security cash flows are instantaneously reinvested at the security's starting yield plus the given yield change. Underlying securities are not aged.

[a]The SEC yield is an annualization of the Fund's total net investment income per share for the 30-day period ended on the last day of the month.

This exhibit must be accompanied or preceded by the Dodge & Cox Funds prospectus. Simulated annualized total returns do not reflect the deduction of investment advisory fees and other expenses, which would reduce those returns. Simulated returns are not indicative of past returns and do not predict future returns. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Estimated Effects of Parallel Interest Rate Changes on Total Returns

Dodge & Cox Income Fund

June 30, 2009



20
15
10
5
0
-5
-10
Total Return %
1 - Year Horizon
3 - Year Horizon
Yield Change (%)

Simulated Annualized Total Returns

Yield Change (%)	1-Year Horizon (%)	3-Year Horizon (%)
-3.0	15.85	7.92
-2.5	13.92	7.46
-2.0	12.11	7.04
-1.5	10.40	6.65
-1.0	8.75	6.28
-0.5	7.14	5.91
0.0	**5.55**	**5.56**
0.5	3.93	5.19
1.0	2.26	4.80
1.5	0.53	4.38
2.0	-1.26	3.93
2.5	-3.07	3.46
3.0	-4.89	2.99

The SEC yield calculated for June 30, 2009 was 5.85%[a]. Income Fund Average Annual Total Returns: 1 Year 7.19%; 5 Years 4.65%; 10 Years 6.07%.

Key Assumptions

Starting portfolio yield is 5.45%. The analysis assumes instantaneous and parallel yield curve changes. The analysis does not show the potential effect of changes to the shape of the yield curve or to yield premiums. The analysis also assumes a static portfolio, no corporate defaults, and mortgage prepayments estimated by the CMS BondEdge Compare model. Horizon period cash flows are determined using the CMS BondEdge Compare model. In each yield change scenario, underlying security cash flows are instantaneously reinvested at the security's starting yield plus the given yield change. Underlying securities are not aged.

[a] *The SEC yield is an annualization of the Fund's total net investment income per share for the 30-day period ended on the last day of the month.*

This exhibit must be accompanied or preceded by the Dodge & Cox Funds prospectus. Simulated annualized total returns do not reflect the deduction of investment advisory fees and other expenses, which would reduce those returns. Simulated returns are not indicative of past returns and do not predict future returns. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Portfolio Positioning vs. Benchmark

June 30, 2009

Dodge & Cox Income Fund

Market Sector Composition



% Allocation
60
55
50
45
40
35
30
25
20
15
10
5
0
Dodge & Cox Income Fund
Barclays Capital Aggregate Bond Index
U.S. Treasury & Govt. Related
Mortgage Related
Credit (a)
Cash

Quality Composition



% Allocation
50
45
40
35
30
25
20
15
10
5
0
Dodge & Cox Income Fund
Barclays Capital Aggregate Bond Index
U.S. Treasury
Govt. Related
AAA
AA
A
BAA
≤BA
Cash

Weighted-Average Summary Characteristics[b]

	Dodge & Cox Income Fund	Barclays Capital Aggregate Bond Index[b]
Yield-to-Maturity[b]	5.45%	4.12%
Quality[d]	A1	Aa1
Maturity	6.5 Yrs	6.7 Yrs
Effective Duration	3.7 Yrs	4.3 Yrs

The SEC yield calculated for June 30, 2009 was 5.85%[e]

SEC Standardized Average Annual Total Returns as of 6/30/09 Income Fund: 1 Year 7.19%; 5 Years 4.65%; 10 Years 6.07%.

[a]Includes cumulative preferred stock of "Preferred Blocker, Inc." a subsidiary of GMAC LLC. [b] Yield and principal value fluctuate with market conditions. [c]Source: statistics calculated using Barclays Capital POINT System. [d] The Fund's quality distribution and average quality are calculated using ratings from Moody's Investor Services. If no Moody's rating is available, the Standard & Poor's or Fitch rating is used. If unrated, the investment manager determines a comparable rating. In calculating average quality, the investment manager assigns ratings to U.S. Treasuries and Government Related securities that are higher than the ratings assigned to other securities rated AAA. The BCAG's credit quality ratings reference Moody's, Standard & Poor's, and Fitch ratings. The BCAG's methodology for calculating average credit quality differs from that used by the Fund. Applying the BCAG methodology, the Fund's average credit quality would be A1. The credit quality of the investments in the portfolio does not apply to the stability or safety of the Fund or its shares. [e]The SEC yield is an annualization of the Fund's total net investment income per share for the 30-day period ended on the last day of the month.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Investing in Technology

as of June 30, 2009

In general, investors have limited visibility of future earnings:

- Growth generally driven by innovation and disruption.
- Intense competition, short product cycles, and product obsolescence.
- Significant investments in R&D with uncertain outcomes.

As a result, we look for:

- Low valuation – not paying for current or future prosperity.
- Industry leadership (brand, distribution, and market share) and focus.
- Sustained R&D effort and strong intellectual property portfolio.
- Financial resilience.

	Global Stock Fund					
	U.S.	Europe	Japan	Rest of the World	GSF Total	MSCI World Total
> 3x sales	0.0%	0.0%	0.0%	0.0%	0.0%	5.0%
1.5-3x sales	2.5% P/S Compuware 1.58 Synopsys 2.03 Symantec 2.11 eBay 2.64 Maxim Integrated 2.82	0.0%	0.0%	0.0%	2.5%	3.0%
0.5-1.5x sales	4.6% P/S Motorola 0.54 Hewlett-Packard 0.80 Cadence Design Systems 1.50	3.3% P/S Tyco Electronics 0.67 Nokia 0.82 Ericsson 1.12	0.5% P/S Kyocera 1.21	0.0%	8.3%	3.0%
< 0.5x sales	1.4% P/S Xerox 0.34 Computer Sciences 0.40	1.5% P/S Alcatel-Lucent 0.24 Infineon 0.35	1.9% P/S Sony 0.33 Panasonic Corp. 0.35	0.0%	4.8%	1.1%
Total	8.4%	4.8%	2.4%	0.0%	15.6%	12.1%

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. Opinions expressed are subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent an account's entire holdings; holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Investing in Technology

as of June 30, 2009

Dodge & Cox International Stock Fund

In general, investors have limited visibility of future earnings:

- Growth generally driven by innovation and disruption.
- Intense competition, short product cycles, and product obsolescence.
- Significant investments in R&D with uncertain outcomes.

As a result, we look for:

- Low valuation – not paying for current or future prosperity.
- Industry leadership (brand, distribution, and market share) and focus.
- Sustained R&D effort and strong intellectual property portfolio.
- Financial resilience.

	International Stock Fund			ISF	MSCI EAFE
	Europe	Japan	Rest of the World	Total	Total
> 3x sales	0.0%	0.0%	0.0%	0.0%	0.8%
1.5-3x sales	0.0%	0.3% P/S Murata Manufacturing 1.71	0.0%	0.3%	1.1%
0.5-1.5x sales	3.2% P/S Ericsson 1.13 Nokia 0.82	3.6% P/S Kyocera 1.21 Fujifilm 0.63	0.5% P/S Tyco Electronics 0.67	7.3%	2.4%
< 0.5x sales	2.0% P/S Infineon 0.35 Alcatel-Lucent 0.24	4.8% P/S Brother Industries 0.48 Panasonic Corp. 0.35 Sony 0.33 Fujitsu 0.23 Hitachi 0.10	1.0% P/S Chartered Semiconductor 0.36 LG Electronics 0.32	7.8%	1.8%
Total	5.2%	8.7%	1.5%	15.4%	6.0%

* Technology includes Consumer Electronics.

The Importance of Persistence

as of June 30, 2009

Dodge & Cox International Stock Fund

The market turbulence of the current year serves as a useful reminder that share prices can fluctuate much more wildly than underlying business fundamentals. Persistence matters greatly to long-term returns.



1/1/2009 – 6/30/2009 Total Return
20%
15%
10%
5%
0%
16.1%
8.0%
13.9%
Dodge & Cox ISF
MSCI EAFE
MSCI ACWI ex US

Standardized Average Annual Returns for DODFX as of 6/30/09: 1 Year -30.0%; 5 Years 4.5%; Since Inception 6.3%.*



1/1/2009 – 3/9/2009 Total Return
0%
-5%
-10%
-15%
-20%
-25%
-30%
-27.9%
-26.0%
-23.6%

Key Detractors

- **Financials was the weakest area of the market and the portfolio.** Selected European holdings were especially weak: Swiss Re (down 78%), Aegon (down 63%), RBOS (down 63%), Unicredit (down 62%), HSBC (down 50%).
- **Construction Materials**: Cemex (down 56%), Lafarge (down 36%).
- Selected holdings: Infineon (down 63%), Wienerberger (down 61%).

Key Contributors

- **Energy**, notably Emerging Markets holdings: Lukoil (up 7%), and Petrobras (up 6%).
- **Japanese** holdings declined less than the market overall.



3/9/2009 – 6/30/2009 Total Return
70%
60%
50%
40%
30%
20%
10%
0%
60.9%
45.9%
49.1%

Key Contributors

- **Financials was the strongest area of the market (MSCI EAFE up 91%) and one of the strongest in the portfolio (up 116%) .** Emerging Market holdings and selected European holdings were especially strong: Swiss Re (up 219%), Unicredit (up 221%), ICICI Bank (up 200%), Aegon (up 163%), RBOS (up 143%), Credit Suisse (up 136%), and HSBC (up 103%).
- **Construction Materials**: Cemex (up 142%), Lafarge (up 106%).
- Strong selection in **Media** (up 77%) and **Technology** (up 69%). Selected holdings: Infineon (up 633%) and Naspers (up 101%).
- **Emerging Markets** holdings up significantly (up 79%).

Key Detractors

- Fund's overweight in **Healthcare**, one of the weakest areas of the market (MSCI EAFE Healthcare sector up 24%) and Fund.

*May 1, 2001

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

The U.S. Dollar vs. the Euro (€) and Pound (£)

- Looking at measures of purchasing power parity (PPP), the Euro and GBP came down from the extremes of their historical valuation bands against the USD, and are now close to their fair values.

Euro



Apr. 08: 1.58, +36.4%
6/30/09: 1.40, +23.2%
Mar. 85: 0.66, -35.9%
PPP EUR/USD
EUR/USD
2 Standard Deviation Band
1 Standard Deviation Band
73 75 77 79 81 83 85 87 89 91 93 95 97 99 01 03 05 07 09

British Pound



PPP GBP/USD
GBP/USD
2 Standard Deviation Band
1 Standard Deviation Band
Oct. 07: 2.07, +37%
6/30/09: 1.65, 8.5%
Feb. 85: 1.09, -37%
73 75 77 79 81 83 85 87 89 91 93 95 97 99 01 03 05 07 09

Source: Deutsche Bank ■ = Historical Min/Max ■ = Current Rate

- The Global Stock Fund has gradually lowered its Euro hedge positions.

Euro



29.2%
35.7%
27.0%
39.4%
38.8%
29.2%
28.0%
16.0%
0.0%
0.0%
May-08 Jun-08 Jul-08 Aug-08 Sep-08 10/03/08 10/10/08 10/17/08 10/24/08 10/31/08
% EUR hedged (LHS)
$/EUR (RHS)

Source: Dodge & Cox

The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

What Makes Us Distinctive?

"Typical" Global Approach	Dodge & Cox Approach
▪ Worldwide investment staff ▪ Dedicated international team	▪ Focused team based in San Francisco ▪ Global industry analysts
▪ Macro view and forecasts used as inputs to security selection	▪ Bottom-up approach based on individual company analysis ▪ Macro view is outcome
Risk Assessment is benchmark-based: ▪ Risk defined as volatility relative to benchmark ▪ Minimize tracking error and portfolio beta ▪ Benchmark-based sector and country limits	*Risk Assessment based on capital preservation:* ▪ Risk defined as potential for permanent loss of capital ▪ Portfolio diversified across industries and regions ▪ Thorough analysis of individual holdings ▪ Judgment guides sector and country limits
Common Characteristics: ▪ 100+ securities in portfolio ▪ 100%+ portfolio turnover	*Portfolio Characteristics:* ▪ Generally below 100 securities (88 securities as of 12/31/2008) ▪ Historically low turnover (10% since inception of the Global Stock Fund) reflecting long-term view

What Makes Us Distinctive?

as of June 30, 2009

"Typical" International Approach	Dodge & Cox Approach
▪ Worldwide investment staff ▪ Dedicated international team	▪ Focused team based in San Francisco ▪ Global industry analysts
▪ Macro view and forecasts used as inputs to security selection	▪ Bottom-up approach based on individual company analysis ▪ Macro view is outcome
Risk Assessment is benchmark-based: ▪ Risk defined as volatility relative to benchmark ▪ Minimize tracking error and portfolio beta ▪ Benchmark-based sector and country limits	*Risk Assessment based on capital preservation:* ▪ Risk defined as potential for permanent loss of capital ▪ Portfolio diversified across industries and regions ▪ Thorough analysis of individual holdings ▪ Judgment guides sector and country limits
Common Characteristics: ▪ 100%+ portfolio turnover	*Portfolio Characteristics:* ▪ Historically low turnover (<35%) reflecting long-term view

Dodge & Cox Global Stock Fund

Why create a Global Stock Fund ?

The Global Stock Fund provides interested investors exposure to equity securities on a global basis. Company, industry and country allocations are made by the Global Investment Policy Committee based on Dodge & Cox's fundamental research and analysis.

Stock Fund

- Invests in securities traded in U.S. markets.
- Can invest up to 20% of total assets in U.S. dollar-denominated securities of foreign issuers traded in the U.S..

International Stock Fund

- Invests in securities of international issuers.
- Can invest up to 20% of total assets in securities issued by U.S. companies.

Global Stock Fund

- Invests in securities of both domestic and international issuers.
- Can invest up to 60% in securities issued by U.S. companies.

[1] *Under normal circumstances at least 40% of the Global Stock Fund will be invested in non-U.S. stocks. Under extraordinary circumstances (defined by Dodge & Cox), at least 30% of the Global Stock Fund will be invested in non-U.S. stocks.*

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Comparative Investment Results –YTD

as of June 30, 2009

YTD Total Return (Dodge & Cox International Stock Fund vs. ACWI ex US)*



20.0%
15.0%
10.0%
5.0%
0.0%
16.1%
13.9%
Dodge & Cox ISF
MSCI ACWI ex US

Standardized Average Annual Returns for DODFX as of 6/30/09: 1 Year -30.0%; 5 Years 4.5%; Since Inception (5/1/2001) 6.3%.

Key Contributors to Relative Results:

- The Fund's holdings and overweight position in both the **Information Technology** sector (up 28% versus up 22% for the MSCI ACWI ex US Information Technology sector) and **Media** industry (up 28% versus down 2% for the MSCI ACWI ex US Media industry) significantly helped performance. Notable contributors include Infineon Technologies (up 171%), Net Servicos (up 68%), Fujifilm Holdings (up 48%), and Naspers (up 46%).
- The Fund's holdings in the **Financials** sector (up 25% compared to up 19% for the MSCI ACWI ex US Financials sector) positively impacted performance. Notable performers include Credit Suisse (up 71%), ICICI Bank (up 66%), Standard Chartered (up 55%), and Hang Lung (up 55%).
- Selected additional strong performers include Petrobras (up 65%), Lukoil Holdings (up 42%), Lafarge (up 32%), and Honda (up 29%).

Key Detractors from Relative Results:

- The Fund's overweight position and selection of holdings in the **Health Care** sector (down 6% versus down 4% for the MSCI ACWI ex US Health Care sector), the worst-performing sector of the market and the Fund, detracted from results. Novartis (down 15%), Sanofi-Aventis (down 3%), and GlaxoSmithKline (down 3%) were especially weak.
- The Fund's underweight position and stock selection in the **Metals & Mining** industry (up 26% compared to up 37% for the MSCI ACWI ex US Metals & Mining industry) hurt performance.
- Selected additional detractors include Swiss Re (down 30%), Wienerberger (down 25%), and Accor (down 16%).

Source: Dodge & Cox, MSCI * All returns are holding period returns

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Comparative Investment Results –YTD

as of June 30, 2009

YTD Total Return (Dodge & Cox Global Stock Fund vs. MSCI ACWI)



16.0%
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
13.5%
9.2%
Dodge & Cox
MSCI ACWI

Key Contributors to Results

- A strong relative return from the Fund's **Energy** holdings (up 20%) versus the MSCI ACWI(up 11%) contributed to relative performance. In particular, Petrobras (up 65%), Lukoil (up 42%) and Schlumberger (up 29%) helped performance.
- A strong relative return from the Fund's **Telecommunications** holdings (up 51%) versus the MSCI ACWI(down 0.3%) contributed to relative performance. In particular, Sprint Nextel (up 163%) was a strong performer.
- Lower average weightings in **Utilities** (0% versus 5% in the MSCI ACWI) and **Consumer Staples** (2% versus 10% in the MSCI ACWI) were beneficial as these sectors underperformed other areas of the market.
- Other notable contributors included Credit Suisse (up 71%) and Naspers (up 46%)

Key Detractors from Results

- A poor return from the Fund's **Industrial** holdings (down 4%) versus the MSCI ACWI(up 4%) detracted from relative performance. In particular, General Electric (down 26%) and FedEx (down 13%) hurt performance.
- The Fund's higher average weighting in the **Health Care** sector (15% versus 11% for the MSCI ACWI) detracted from results as the Health Care sector underperformed other sectors. Weak returns from Novartis (down 15%) and Amgen (down 8%) detracted from performance.
- Capital One (down 30%) and Swiss Re (down 30%) hindered the Fund's relative performance.

Standardized Average Annual Returns for DODWX as of 6/30/09: 1 Year -34.50%;

Source: Dodge & Cox, MSCI

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Comparative Investment Results –YTD

as of June 30, 2009

YTD Total Return (International Stock Fund vs. MSCI EAFE)


20.0%
16.0%
12.0%
8.0%
4.0%
0.0%
16.1%
8.0%
Dodge & Cox ISF
MSCI EAFE

Standardized Average Annual Returns for DODFX as of 6/30/09: 1 Year -30.0%; 5 Years 4.5%; Since Inception (5/1/2001) 6.3%.

Key Contributors to Relative Results:

- The Fund's holdings and overweight position in both the **Information Technology** sector (up 28% versus up 9% for the MSCI EAFE Information Technology sector) and **Media** industry (up 28% versus down 10% for the MSCI EAFE Media industry) significantly helped performance. Notable contributors include Infineon Technologies (up 171%), Net Servicos (up 68%), Fujifilm Holdings (up 48%), and Naspers (up 46%).
- The Fund's holdings in the **Financials** sector (up 25% compared to up 13% for the MSCI EAFE Financials sector) positively impacted performance. Notable performers include Credit Suisse (up 71%), ICICI Bank (up 66%), Standard Chartered (up 55%), and Hang Lung (up 55%).
- The Fund's holdings in the **Energy** sector (up 23% vs. up 11% for the MSCI EAFE Energy sector) aided performance. Petrobras (up 65%), Lukoil Holdings (up 42%), and Schlumberger (up 29%) were especially strong.
- Strong returns from the Fund's **Emerging Market** holdings (up 35%) positively impacted absolute and relative performance.

Key Detractors from Relative Results:

- The Fund's overweight position and selection of holdings in the **Health Care** sector (down 6% versus down 5% for the MSCI EAFE Health Care sector), the worst-performing sector of the market and the Fund, detracted from results. Novartis (down 15%), Sanofi-Aventis (down 3%), and GlaxoSmithKline (down 3%) were especially weak.
- The Fund's underweight position and stock selection in the **Metals & Mining** industry (up 26% compared to up 39% for the MSCI EAFE Metals & Mining industry) hurt performance.
- Selected additional detractors include Swiss Re (down 30%), Wienerberger (down 25%), and Accor (down 16%).

Source: Dodge & Cox, MSCI

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Comparative Investment Results – YTD

as of June 30, 2009

YTD Total Return (Dodge & Cox Global Stock Fund vs. MSCI WORLD)



16.0%
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
13.5%
6.4%
Dodge & Cox
MSCI World

Key Contributors to Results

- A strong relative return from the Fund's **Energy** holdings (up 20%) versus the MSCI World (up 6%) contributed to relative performance. In particular, Petrobras (up 65%), Lukoil (up 42%) and Schlumberger (up 29%) helped performance.
- A strong relative return from the Fund's **Telecommunications** holdings (up 51%) versus the MSCI World (down 4%) contributed to relative performance. In particular, Sprint Nextel (up 163%) was a strong performer.
- Lower average weightings in **Utilities** (0% versus 5% in the MSCI World) and **Consumer Staples** (2% versus 11% in the MSCI World) were beneficial as these sectors underperformed other areas of the market.
- Other notable contributors included Credit Suisse (up 71%) and Naspers (up 46%)

Key Detractors from Results

- A poor return from the Fund's **Industrial** holdings (down 4%) versus the MSCI World (up 2%) detracted from relative performance. In particular, General Electric (down 26%) and FedEx (down 13%) hurt performance.
- The Fund's higher average weighting in the **Health Care** sector (15% versus 11% for the MSCI World) detracted from results as the Health Care sector underperformed other sectors. Weak returns from Novartis (down 15%) and Amgen (down 8%) detracted from performance.
- Capital One (down 30%) and Swiss Re (down 30%) hindered the Fund's relative performance.

Standardized Average Annual Returns for DODWX as of 6/30/09: 1 Year -34.50%;

Source: Dodge & Cox, MSCI

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

MBS Example: "Reperforming" Mortgage Securities

June 30, 2009

FHA/VA "Reperforming" Mortgage Loans
Example - Fannie Mae Guaranteed Grantor Trust Pass-Through Certificates
Series 2004-W2 5A

7.500% Due March 25, 2044

Dodge & Cox Income Fund
Total Holding: 2.2%

Description

- Pool of FHA-insured or VA-guaranteed "reperforming" single-family mortgage loans; "Reperforming" mortgage loans have a history of payment delinquency.
- The delinquent loans were purchased out of GNMA Mortgage Pass-through Pools, then pooled and have been re-securitized as FNMA Grantor Trust Certificates.
- Generally, Fannie Mae does not allow delinquent loans to be purchased out of the Grantor Trust pool.
- Fannie Mae guarantees the timely payment of principal and interest.

Risks

- These securities are primarily premium (i.e., above market rate), single-family mortgages that are theoretically refinanceable at any time. If prepayments (including defaults) are significantly greater than expected, total returns will be lower than expected.

Opportunities

- Due to their delinquency history, these borrowers face significant additional refinancing costs compared with most mortgage borrowers; we expect these securities to be much less responsive to declines in mortgage loan rates.
- The purchase of these securities at a modest price premium to regular agency-guaranteed mortgage securities should result in superior price performance characteristics and total returns over a longer investment horizon.

The above is not a complete analysis of every material fact concerning the securities described. Statements of fact may be inaccurate or incomplete. The information provided is historical, does not predict future results or profitability and is subject to change without notice. This is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. Holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Relative Performance Results –Rolling 1-Year and 3-Year Returns

Income Fund Relative Performance vs Barclays Capital Aggregate Bond Index (BCAG)
Rolling 1-Year and 3-Year (Annualized) Relative Returns (based on quarterly returns)

June 30, 2009



3 Year Difference Income Fund vs BCAG
1 Year Difference Income Fund vs BCAG
Total Return Difference (%)
4.00
2.00
-
(2.00)
(4.00)
(6.00)
(8.00)
12/91
12/92
12/93
12/94
12/95
12/96
12/97
12/98
12/99
12/00
12/01
12/02
12/03
12/04
12/05
12/06
12/07
12/08

SEC Standardized Average Annual Total Returns for Income Fund as of 6/30/09 1 Year 7.19%; 5 Years 4.65%; 10 Years 6.07%

Fund total returns are net of expenses and include reinvestment of dividends and capital gain distributions, but have not been adjusted for any income taxes payable by shareholders on these distributions. The Barclays Capital Aggregate Bond Index is a broad-based, unmanaged index composed of investment-grade fixed income securities. Index returns include interest income and, unlike Fund returns, do not reflect fees or expenses.

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Dodge & Cox International Stock Fund

Summary of Transactions

	New Purchases	Country	Description	Sales	Country	Description
Materials				Siam Cement PCL	Thailand	Petrochemicals, cement & paper conglomerate
Industrials	Tyco International	Switzerland	Provides security products & services, fire protection services, etc.			
Consumer Staples				Sadia SA	Brazil	Poultry, pork & processed-foods producer
Health Care	Covidien PLC	Ireland	One of the world's largest medical products companies			
	Roche Holding AG	Switzerland	Develops and manufactures pharmaceutical and diagnostic products			
Finance	Link REIT	Hong Kong	Owns / manages shopping centers & parking spaces in Hong Kong	AIG	U.S.	One of the world's largest insurance companies
Information Technology	Tyco Electronics	Switzerland	Largest connector company in the world	Motorola	U.S.	Global supplier of telecommunications equipment
Telecommunications	Millicom Intl Cellular	Luxembourg	Develops and operates cellular telephone systems worldwide			

The above is not a recommendation to buy or sell any security and is not indicative of Dodge & Cox's current or future trading activity. The securities identified do not represent an account's entire holdings; holdings are subject to change at any time without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Comparative Investment Results –Q2 2009

as of June 30, 2009

Q2 2009 Total Return (Dodge & Cox Global Stock Fund vs. MSCI WORLD)



40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
33.5%
20.8%
Dodge & Cox
MSCI World

Key Contributors to Results

- A strong relative return from the Fund's **Financials** holdings (up 63%) versus the MSCI World (up 38%) contributed to relative performance. In particular, ICICI Bank (up 125%), Swiss Re (up 102%), Unicredit (up 81%), and Capital One (up 79%) helped relative performance.
- A higher average weighting in the **Materials** sector (10% versus 7% for the MSCI World), combined with good relative returns, was beneficial. The Fund's holdings were up 52%, while the MSCI ACWI Materials sector was up 27%.
- Other notable contributors included Tyco Electronics (up 70%) and Naspers (up 56%)

Key Detractors from Results

- The Fund's average overweight in the **Health Care** sector (14% versus 11% for the MSCI World sector) detracted from results as the Health Care sector underperformed other sectors. Weak relative returns from Amgen (up 7%) and Novartis (up 8%) detracted from performance.
- Comcast (up 7%) hindered the Fund's relative performance.

Standardized Average Annual Returns for DODWX as of 6/30/09: 1 Year -34.50%;

Source: Dodge & Cox, MSCI

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Comparative Investment Results –Q2 2009

as of June 30, 2009

Q2 2009 Total Return (International Stock Fund vs. MSCI EAFE)


40.0%
30.0%
20.0%
10.0%
0.0%
33.4%
25.4%
Dodge & Cox ISF
MSCI EAFE

Standardized Average Annual Returns for DODFX as of 6/30/09: 1 Year -30.0%; 5 Years 4.5%; Since Inception (5/1/2001) 6.3%.

Key Contributors to Relative Results:

- The Fund's holdings and overweight position in both the **Information Technology** sector (up 37% versus up 22% for the MSCI EAFE Information Technology sector) and **Media** industry (up 40% versus up 10% for the MSCI EAFE Media industry) significantly helped performance. Notable contributors include Infineon Technologies (up 213%), Naspers (up 56%), Fujitsu (up 48%), and Fujifilm Holdings (up 47%).
- Returns from the Fund's holdings in the **Financials** sector (up 55% compared to up 41% for the MSCI EAFE Financials sector) positively impacted performance. Financials was the strongest sector of the Fund and the market. Notable performers include ICICI Bank (up 133%), Swiss Re (up 102%), Royal Bank of Scotland (up 81%), and Unicredit (up 81%).
- The Fund's overweight position and holdings in the **Construction Materials** industry (up 73% vs. up 35% for the MSCI EAFE Construction Materials industry) aided performance. Lafarge (up 77%) and Cemex (up 55%) were notable contributors.
- Strong returns from the Fund's **Emerging Market** holdings (up 45%) positively impacted absolute and relative performance.

Key Detractors from Relative Results:

- The Fund's overweight position in the **Health Care** sector (12% versus 9% for the MSCI EAFE sector), the worst-performing sector of the market and the Fund, detracted from results. Novartis (up 8%) hindered the Fund's relative performance.
- The Fund's underweight position and stock selection in the **Metals & Mining** industry (up 24%) hurt performance in comparison to the MSCI EAFE Metals & Mining industry (up 36%).

Source: Dodge & Cox, MSCI

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Comparative Investment Results –Q2 2009

as of June 30, 2009

Q2 2009 Total Return (Dodge & Cox International Stock Fund vs. ACWI ex US)*



40.0%
30.0%
20.0%
10.0%
0.0%
33.4%
27.6%
Dodge & Cox ISF
MSCI ACWI ex US

Standardized Average Annual Returns for DODFX as of 6/30/09: 1 Year -30.0%; 5 Years 4.5%; Since Inception (5/1/2001) 6.3%.

Key Contributors to Relative Results:

- The Fund's holdings and overweight position in both the **Information Technology** sector (up 37% versus up 24% for the MSCI ACWI ex US Information Technology sector) and **Media** industry (up 40% versus up 17% for the MSCI ACWI ex US Media industry) significantly helped performance. Notable contributors include Infineon Technologies (up 213%), Naspers (up 56%), Fujitsu (up 48%), and Fujifilm Holdings (up 47%).
- Returns from the Fund's holdings in the **Financials** sector (up 55% compared to up 43% for the MSCI ACWI ex US Financials sector) positively impacted performance. Financials was the strongest sector of the Fund and the market. Notable performers include ICICI Bank (up 133%), Swiss Re (up 102%), Royal Bank of Scotland (up 81%), and Unicredit (up 81%).
- The Fund's overweight position and holdings in the **Construction Materials** industry (up 73% vs. up 35% for the MSCI ACWI ex US Construction Materials industry) aided performance. Lafarge (up 77%) and Cemex (up 55%) were notable contributors.
- Strong returns from the Fund's **Emerging Market** holdings (up 45% vs. up 35% for the MSCI ACWI ex US Emerging Markets region) positively impacted absolute and relative performance.

Key Detractors from Relative Results:

- The Fund's overweight position in the **Health Care** sector (12% versus 7% for the MSCI ACWI ex US sector), the worst-performing sector of the market and the Fund, detracted from results. Novartis (up 8%) hindered the Fund's relative performance.
- The Fund's underweight position and stock selection in the **Metals & Mining** industry (up 24%) hurt performance in comparison to the MSCI ACWI ex US Metals & Mining industry (up 32%).

Source: Dodge & Cox, MSCI * All returns are holding period returns

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Comparative Investment Results –Q2 2009

as of June 30, 2009

Q2 2009 Total Return (Dodge & Cox Global Stock Fund vs. MSCI ACWI)



40.0%
35.0%
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
Dodge & Cox
MSCI ACWI
33.5%
22.3%

Key Contributors to Results

- A strong relative return from the Fund's **Financials** holdings (up 63%) versus the MSCI ACWI (up 39%) contributed to relative performance. In particular, ICICI Bank (up 125%), Swiss Re (up 102%), Unicredit (up 81%), and Capital One (up 79%) helped relative performance.
- A higher average weighting in the **Materials** sector (10% versus 8% for the MSCI ACWI), combined with good relative returns, was beneficial. The Fund's holdings were up 52%, while the MSCI ACWI Materials sector was up 27%.
- Other notable contributors included Tyco Electronics (up 70%) and Naspers (up 56%)

Key Detractors from Results

- The Fund's average overweight in the **Health Care** sector (14% versus 10% for the MSCI ACWI sector) detracted from results as the Health Care sector underperformed other sectors. Weak relative returns from Amgen (up 7%) and Novartis (up 8%) detracted from performance.
- Comcast (up 7%) hindered the Fund's relative performance.

Standardized Average Annual Returns for DODWX as of 6/30/09: 1 Year -34.50%;

Source: Dodge & Cox, MSCI

Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investors may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Quality Composition vs. Benchmark

June 30, 2009

Dodge & Cox Income Fund



% Allocation
60
50
40
30
20
10
0
Dodge & Cox Income Fund
Barclays Capital Aggregate Bond Index
3.3
25.7
39.9
47.6
2.4
5.8
7.5
3.8
15.2
9.5
17.5
7.6
10.1
0.0
4.1
0.0
U.S. Treasury
Federal Agency
AAA
AA
A
BAA
≤BA
Cash

1. Maintain High Average Quality: A1[(a)]
   - A+ or higher throughout our history
2. Thorough Research of Credit Quality of Issuer
   - Independent research staff
3. Seek High Yielding, High Quality Instruments
   - Emphasize mortgage, federal agency, and international agency securities
4. Invest in a Few, Carefully Selected, Lower-Rated Securities for Potential Higher Yield and Higher Total Returns
   - Emphasize longer duration instruments for relative price performance

Source: statistics calculated using Barclays Capital POINT System.

[(a)] The Fund's quality distribution and average quality are calculated using ratings from Moody's Investor Services. If no Moody's rating is available, the Standard & Poor's or Fitch rating is used. If unrated, the investment manager determines a comparable rating. In calculating average quality, the investment manager assigns ratings to U.S. Treasuries and Government Related securities that are higher than the ratings assigned to other securities rated AAA. The BCAG's credit quality ratings reference Moody's, Standard & Poor's, and Fitch ratings. The BCAG's methodology for calculating average credit quality differs from that used by the Fund. Applying the BCAG methodology, the Fund's average credit quality would be A1. The credit quality of the investments in the portfolio does not apply to the stability or safety of the Fund or its shares. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Quality Composition vs. Benchmark

June 30, 2009

Dodge & Cox Balanced Fund – Bond Portion Only



% Allocation
50
40
30
20
10
0
Dodge & Cox Balanced Fund Bond Portion Only
Barclays Capital Aggregate Bond Index
0
25.7
42.3
47.6
0.4
5.8
13.5
3.8
11.5
9.5
20.4
7.6
11.9
0
U.S. Treasury
Federal Agency
Aaa
Aa
A
Baa
≤Ba

1. Maintain High Average Quality: A1[(a)]
   - A or higher throughout our history

2. Thorough Research of Credit Quality of Issuer
   - Independent research staff

3. Seek High Yielding, High Quality Instruments
   - Emphasize mortgage, federal agency, and international agency securities

4. Invest in a Few, Carefully Selected, Lower-Rated Securities for Potential Higher Yield and Higher Total Returns

Source: statistics calculated using Compare from CMS BondEdge, an Interactive Data division, and Barclays Capital POINT System.

(a) The Fund's quality distribution and average quality are calculated using ratings from Moody's Investor Services. If no Moody's rating is available, the Standard & Poor's or Fitch rating is used. If unrated, the investment manager determines a comparable rating. In calculating average quality, the investment manager assigns ratings to U.S. Treasuries and Government Related securities that are higher than the ratings assigned to other securities rated Aaa. The BCAG's credit quality ratings reference Moody's, Standard & Poor's, and Fitch ratings. The BCAG's methodology for calculating average credit quality differs from that used by the Fund. Applying the BCAG methodology, the Fund's average credit quality would be A2. The credit quality of the investments in the portfolio does not apply to the stability or safety of the Fund or its shares. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Powerful Source of Economic Growth

The Consumer in the Developing World

Informed / Empowered By:

- The global "electronic village" (i.e., global telecom and media) continuing technological advancements.
- Diminishing of "command and control" economies; expansion of individual economic freedoms.

Conclusion:

- Developing countries are home to 5.5 billion people, more than ¾ the world's population.
- Many are rapidly organizing to produce and consume more.

Portfolio Structure

as of June 30, 2009

Dodge & Cox Stock Fund



30%
25%
20%
15%
10%
5%
0%
Dodge & Cox
Russell Value
S&P 500
Health Care
Information Technology
Consumer Discretionary
Financials
Energy
Industrials
Materials
Telecom Services
Consumer Staples
Utilities
Cash

Portfolio Characteristics

	Stock Fund	S&P 500	Russell Value
Price/Earnings (forward) [a]	12.1x	20.9x	13.2x
Price/Sales [b]	0.6x	1.0x	0.8x
Price/Book Value	1.4x	2.0x	1.4x
Weighted Average Market Cap.	$48B	$71B	$63B
Median Market Cap.	$14B	$7B	$3B
Dividend Yield (trailing)	2.6%	2.4%	2.7%
SEC Yield [c]	1.4%		

Stock Fund Annualized Total Returns as of June 30, 2009:
1 Year –29.4%; 5 Years –2.8%; 10 Years +3.2%.

Ten Largest Equity Holdings

Hewlett-Packard Co.	4.8%
Schlumberger Ltd.	4.0%
Wells Fargo & Co.	3.2%
Comcast Corp. (Cl A)	3.2%
Novartis AG (ADR)	3.2%
WellPoint Inc.	3.0%
GlaxoSmithKline PLC (ADR)	2.9%
Amgen Inc.	2.9%
Merck & Co. Inc.	2.9%
Motorola Inc.	2.9%
Total Weight	**33.0%**

[a] Portfolio estimate excludes negative earners. S&P 500 estimate is top-down. [b] Portfolio estimate uses Industrials only. [c] SEC yield is an annualization of the Fund's total net investment income per share for the 30-day period ended on the last day of the month.

Source: Bloomberg LP, Standard & Poor's, Mellon. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Portfolio Structure

as of June 30, 2009

Dodge & Cox Balanced Fund – Equity Portion Only



30%
25%
20%
15%
10%
5%
0%
Dodge & Cox
Russell Value
S&P 500
Health Care
Information Technology
Consumer Discretionary
Financials
Energy
Industrials
Materials
Telecom Services
Consumer Staples
Utilities

Portfolio Characteristics

	Balanced Fund	*S&P 500*	*Russell Value*
Price/Earnings (forward) [a]	12.0x	20.9x	13.2x
Price/Sales [b]	0.6x	1.0x	0.8x
Price/Book Value	1.4x	2.0x	1.4x
Weighted Average Market Cap.	$48B	$71B	$63B
Median Market Cap.	$14B	$7B	$3B
Dividend Yield (trailing) [c]	2.6%	2.4%	2.7%

Balanced Fund Annualized Total Returns as of June 30, 2009:

1 Year –20.1%; 5 Years –1.0%; 10 Years +4.2%. SEC Yield: 2.8%. [d]

Ten Largest Equity Holdings

Hewlett-Packard Co.	5.0%
Comcast Corp. (Cl A)	3.5%
Schlumberger Ltd.	3.4%
Wells Fargo & Co.	3.4%
Novartis AG (ADR)	3.4%
Amgen Inc.	3.0%
Motorola Inc.	3.0%
GlaxoSmithKline PLC (ADR)	2.9%
Merck & Co. Inc.	2.9%
WellPoint Inc.	2.9%
Total Weight in Equity Portfolio	**33.4%**

[a] Portfolio estimate excludes negative earners. S&P 500 estimate is top-down. [b] Portfolio estimate uses Industrials only. [c] Indicated dividend yield is 2.1%. [d] SEC yield is an annualization of the Fund's total net investment income per share for the 30-day period ended on the last day of the month.

Source: Bloomberg LP, Standard & Poor's, Mellon. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Portfolio Structure

as of June 30, 2009

Dodge & Cox Stock Fund



30%
25%
20%
15%
10%
5%
0%
Dodge & Cox
S&P 500
Health Care
Information Technology
Consumer Discretionary
Financials
Energy
Industrials
Materials
Telecom Services
Consumer Staples
Utilities
Cash

Portfolio Characteristics

	Stock Fund	*S&P 500*
Price/Earnings (forward) [(a)]	12.1x	20.9x
Price/Sales [(b)]	0.6x	1.0x
Price/Book Value	1.4x	2.0x
Weighted Average Market Cap.	$48B	$71B
Median Market Cap.	$14B	$7B
Dividend Yield (trailing)	2.6%	2.4%
SEC Yield [(c)]	1.4%	

Stock Fund Annualized Total Returns as of June 30, 2009:
1 Year –29.4%; 5 Years –2.8%; 10 Years +3.2%.

Ten Largest Equity Holdings

Hewlett-Packard Co.	4.8%
Schlumberger Ltd.	4.0%
Wells Fargo & Co.	3.2%
Comcast Corp. (Cl A)	3.2%
Novartis AG (ADR)	3.2%
WellPoint Inc.	3.0%
GlaxoSmithKline PLC (ADR)	2.9%
Amgen Inc.	2.9%
Merck & Co. Inc.	2.9%
Motorola Inc.	2.9%
Total Weight	**33.0%**

[(a)] Portfolio estimate excludes negative earners. S&P 500 estimate is top-down. [(b)] Portfolio estimate uses Industrials only. [(c)] SEC yield is an annualization of the Fund's total net investment income per share for the 30-day period ended on the last day of the month.
Source: Bloomberg LP, Standard & Poor's, Mellon. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Portfolio Structure

as of June 30, 2009

Dodge & Cox Balanced Fund – Equity Portion Only



30%
25%
20%
15%
10%
5%
0%
Dodge & Cox
S&P 500
Health Care
Information Technology
Consumer Discretionary
Financials
Energy
Industrials
Materials
Telecom Services
Consumer Staples
Utilities

Portfolio Characteristics

	Balanced Fund	*S&P 500*
Price/Earnings (forward) [a]	12.0x	20.9x
Price/Sales [b]	0.6x	1.0x
Price/Book Value	1.4x	2.0x
Weighted Average Market Cap.	$48B	$71B
Median Market Cap.	$14B	$7B
Dividend Yield (trailing) [c]	2.6%	2.4%

Balanced Fund Annualized Total Returns as of June 30, 2009:
1 Year –20.1%; 5 Years –1.0%; 10 Years +4.2%. SEC Yield: 2.8%. [d]

Ten Largest Equity Holdings

Hewlett-Packard Co.	5.0%
Comcast Corp. (Cl A)	3.5%
Schlumberger Ltd.	3.4%
Wells Fargo & Co.	3.4%
Novartis AG (ADR)	3.4%
Amgen Inc.	3.0%
Motorola Inc.	3.0%
GlaxoSmithKline PLC (ADR)	2.9%
Merck & Co. Inc.	2.9%
WellPoint Inc.	2.9%
Total Weight in Equity Portfolio	**33.4%**

[a] Portfolio estimate excludes negative earners. S&P 500 estimate is top-down. [b] Portfolio estimate uses Industrials only. [c] Indicated dividend yield is 2.1%. [d] SEC yield is an annualization of the Fund's total net investment income per share for the 30-day period ended on the last day of the month.

Source: Bloomberg LP, Standard & Poor's, Mellon. Past performance does not guarantee future results. Investment return and share price will fluctuate with market conditions, and investments may have a gain or loss when shares are sold. Mutual fund performance changes over time and currently may be significantly lower than stated above. Performance is updated and published monthly. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, or for current performance figures, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Portfolio Structure

as of June 30, 2009

Dodge & Cox Global Stock Fund

Portfolio Composition by Sector



25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
Dodge & Cox Global Stock Fund
MSCI World
MSCI ACWI
Financials
Health Care
Technology
Consumer Discretionary
Energy
Materials
Industrials
Telecom Services
Consumer Staples
Utilities
Cash

Portfolio Characteristics

	Dodge & Cox	*MSCI World*	*MSCI ACWI*
Number of Holdings	91	1656	2397
Price/Earnings (forward)[(a)]	12.0x	13.9x	N/A
Price/Earnings (trailing)[(a)]	10.6x	17.1x	16.7x
Price/Book Value (trailing)	1.1x	1.7x	1.7x
Price/Sales (trailing)[(b)]	0.6x	0.8x	0.8x
Weighted Avg. Mkt. Cap.	$41 B	$53 B	$50 B
Median Mkt. Cap.	$17 B	$5 B	$5 B

Portfolio Composition (*MSCI World*, MSCI ACWI) by Region



Other Developed
2% (10%, 9%)
Cash
2% (0%, 0%)
Emerging Markets
13% (0%, 12%)
United States
39% (48%, 42%)
Japan
5% (11%, 10%)
United Kingdom
7% (10%, 9%)
Developed Europe
(ex UK) 33% (21%, 18%)

Source: Dodge & Cox, MSCI, and State Street

(a) Price-to-earnings ratio of Dodge & Cox Global Stock Fund excludes extraordinary items and negative earnings.
(b) Price-to-sales ratio excludes financial services and utilities.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Portfolio Structure

as of June 30, 2009

Dodge & Cox Global Stock Fund

Portfolio Composition by Sector



25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
Dodge & Cox Global Stock Fund
MSCI World
Financials
Health Care
Technology
Consumer Discretionary
Energy
Materials
Industrials
Telecom Services
Consumer Staples
Utilities
Cash

Portfolio Characteristics

	Dodge & Cox	*MSCI World*
Number of Holdings	91	1656
Price/Earnings (forward)[(a)]	12.0x	13.9x
Price/Book Value (trailing)	1.1x	1.7x
Price/Sales (trailing)[(b)]	0.6x	0.8x
Weighted Avg. Mkt. Cap.	$41 B	$53 B
Median Mkt. Cap.	$17 B	$5 B

Portfolio Composition (MSCI World) by Region



Cash
2% (0%)
Other Developed
2% (10%)
Emerging Markets
13% (0%)
Japan
5% (11%)
United Kingdom
7% (10%)
Developed Europe ex UK
33% (21%)
United States
39% (48%)

Source: Dodge & Cox, MSCI, and State Street

(a) Price-to-earnings ratio of Dodge & Cox Global Stock Fund excludes extraordinary items and negative earnings.
(b) Price-to-sales ratio excludes financial services and utilities.
Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Portfolio Structure

as of June 30, 2009

Dodge & Cox International Stock Fund

Portfolio Composition by Sector



30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
Dodge & Cox International Stock Fund
MSCI EAFE
MSCI ACWI ex US
Financials
Consumer Discretionary
Technology
Health Care
Energy
Materials
Industrials
Telecom Services
Consumer Staples
Utilities
Cash

Portfolio Characteristics

	Dodge & Cox	*EAFE*	*ACWI ex US*
Number of Holdings	91	957	1,796
Price/Earnings (forward)[a]	12.1x	14.1x	N/A
Price/Earnings (trailing)[a]	11.8x	16.6x	15.8x
Price/Book Value (trailing)	1.2x	1.4x	1.5x
Price/Sales (trailing)[b]	0.6x	0.6x	0.7x
Weighted Avg. Mkt. Cap.	$40B	$42 B	$38 B
Median Mkt. Cap.	$11 B	$5B	$4 B

Portfolio Composition (*EAFE*, ACWI ex US) by Region



Cash
3% (0%, 0%)
Other Developed
8% (11%,16%)
Developed Europe
41% (46%,33%)
Emerging Markets
22% (0%,21%)
Japan
15% (24%,17%)
United Kingdom
11% (19%,14%)

Source: Dodge & Cox, MSCI, and State Street

(a) International Stock Fund price-to-earnings ratio excludes extraordinary items and negative earnings. MSCI figures include extraordinary items and negative earnings.
(b) Price-to-sales ratio excludes financial services and utilities.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Portfolio Structure

as of June 30, 2009

Dodge & Cox International Stock Fund

Portfolio Composition by Sector


30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
Dodge & Cox International Stock Fund
MSCI EAFE
Financials
Consumer Discretionary
Technology
Health Care
Energy
Materials
Industrials
Telecom Services
Consumer Staples
Utilities
Cash

Portfolio Characteristics

	Dodge & Cox	*MSCI EAFE*
Number of Holdings	91	957
Price/Earnings (forward)[(a)]	12.1x	14.1x
Price/Earnings (trailing)	11.8x	16.6x
Price/Book Value (trailing)	1.2x	1.4x
Price/Sales (trailing)[(b)]	0.6x	0.6x
Weighted Avg. Mkt. Cap.	$40 B	$42 B
Median Mkt. Cap.	$11 B	$5 B

Portfolio Composition (*EAFE*) by Region


Cash
3% (0%)
Developed Europe
41% (46%)
Other Developed
8% (11%)
Emerging Markets
22% (0%)
Japan
15% (24%)
United Kingdom
11% (19%)

Source: Dodge & Cox, MSCI, and State Street

(a) International Stock Fund price-to-earnings ratio excludes extraordinary items and negative earnings. MSCI figures include extraordinary items and negative earnings.
(b) Price-to-sales ratio excludes financial services and utilities.

Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Valuation Disparities

December 31, 2008

North America: Composite Valuation Dispersion


Very High
High
Normal
Low
Very Low

Europe: Composite Valuation Dispersion


Very High
High
Normal
Low
Very Low

Asia: Composite Valuation Dispersion


Very High
High
Normal
Low
Very Low

Sources: MSCI and Bernstein Analysis

The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Opinions expressed are subject to change without notice. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.

Equities: Nowhere to Hide

as of December 31, 2008

Performance of Key Indices in 2008

U.S. Indices	Decline
Dow Jones Industrial	-31.9%
S&P 500	-37.0%
Russell 1000	-37.6%
Russell 1000 Growth	-38.4%
Russell 1000 Value	-36.9%
NASDAQ Composite	-40.0%
S&P MidCap 400	-36.2%
Russell 2000	-33.8%
S&P SmallCap 600	-31.1%

Global & Foreign Indices (USD)	Decline
MSCI EAFE	-43.1%
MSCI ACWI excluding U.S.	-45.3%
MSCI World Index	-40.7%
MSCI ACWI	-42.2%
MSCI Emerging Markets	-53.3%
MSCI Europe	-46.4%
MSCI United Kingdom	-48.3%
MSCI Japan	-29.2%
MSCI China	-50.9%
MSCI India	-64.6%

MSCI World Index Sectors	Decline
Health Care	-21.5%
Consumer Staples	-23.3%
Utilities	-29.4%
Telecommunication Services	-33.0%
Energy	-38.1%
Consumer Discretionary	-41.7%
Industrials	-43.1%
Information Technology	-43.9%
Materials	-50.1%
Financials	-54.0%

Fixed Income Sectors (Barclays Capital Indices)	Return
U.S. Treasuries	+13.7%
GSE-guaranteed Mortgage-Backed Securities	+8.3%
Barclays Capital U.S. Aggregate	+5.2%
Corporate (Investment Grade)	-4.9%
High Yield	-26.2%

Source: FactSet, Bloomberg LP and Barclays Capital. Lehman Brothers was rebranded Barclays Capital Indices effective 11/3/08. Returns include reinvestment of dividends and interest.
The above information is not a complete analysis of every material fact concerning any market, industry or investment. Data has been obtained from sources considered reliable, but Dodge & Cox makes no representations as to the completeness or accuracy of such information. Before investing in any Dodge & Cox Fund, you should carefully consider the Fund's investment objectives, management fees, risks and expenses. To obtain a Fund's prospectus, which contains this and other important information, visit www.dodgeandcox.com or call 800-621-3979. Please read the prospectus carefully before investing.